UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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CHECKERS DRIVE-IN RESTAURANTS, INC.

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CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600

Tampa, Florida 33607

May 8, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Checkers Drive-In Restaurants, Inc. (“Checkers”). The special meeting will be held on June 15, 2006 at 9:00 a.m., Eastern Time, at the Marriott Renaissance Tampa Hotel – International Plaza, located at 4200 Columbus Drive, Tampa, Florida.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 16, 2006, by and among Taxi Holdings Corp., Taxi Acquisition Corp., and Checkers, pursuant to which Taxi Acquisition will merge with and into Checkers, with Checkers as the surviving corporation in the merger. Upon completion of the merger, each share of Checkers’ common stock not held by Checkers, Taxi Holdings or their subsidiaries, or by stockholders who perfect appraisal rights under Delaware law, will be cancelled and converted into the right to receive $15.00 in cash, without interest. The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes.

Our board of directors (with recusal by Mr. Sirois), and the special committee of the board of directors formed to consider strategic alternatives, have each unanimously determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders. Accordingly, the board of directors (with recusal by Mr. Sirois) and the special committee have each unanimously approved the merger agreement. Each of the board of directors and the special committee unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is extremely important. We cannot consummate the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote adopt the merger agreement and approve the transactions contemplated thereby. We ask that you either promptly sign, date and return the enclosed proxy card in the envelope provided without delay or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, even if you plan to attend the special meeting. Returning your proxy card to us or submitting your proxy by telephone or over the Internet will not prevent you from voting in person at the special meeting if you are present and choose to do so. If you fail to vote in person or by proxy, or abstain from voting, it will have exactly the same effect as voting against the merger proposal.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm and/or will provide instructions for any other manner in which you can instruct the brokerage firm how to vote your shares. It is important that you instruct the brokerage firm how to vote your shares as quickly as possible so that the brokerage firm may vote your shares. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the merger proposal. If your shares are held in street name by a brokerage firm, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the special meeting.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement and the form of the proxy are first being sent to the stockholders on or about May 10, 2006.

Sincerely,

Brian R. Doster
Brian R. Doster
Secretary

CHECKERS DRIVE-IN RESTAURANTS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

May 8, 2006

Notice is hereby given that a special meeting of the stockholders of Checkers Drive-In Restaurants, Inc., a Delaware corporation, will be held at the Marriott Renaissance Tampa Hotel – International Plaza, located at 4200 Columbus Drive, Tampa, Florida, on June 15, 2006 at 9:00 a.m., Eastern Time, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of February 16, 2006, as amended, by and among Taxi Holdings Corp., Taxi Acquisition Corp. and Checkers Drive-In Restaurants, Inc., and to approve the transactions contemplated thereby;

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby; and

3.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

None of the proposals to be voted upon at the special meeting is conditioned on the approval of any other proposal.

The board of directors, and the special committee of the board established to consider strategic alternatives, each unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the special meeting. Stockholders of record at the close of business on May 1, 2006 are entitled to receive notice of and to vote at the special meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose related to the special meeting, during ordinary business hours, at Checkers Drive-In Restaurants, Inc., at 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, during the 10-day period preceding the special meeting.

All stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the special meeting if you desire. If you fail to vote in person or by proxy, or abstain from voting, it will have exactly the same effect as voting against the merger proposal.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm and/or will provide instructions for any other manner in which you can instruct the brokerage firm how to vote your shares. It is important that you instruct the brokerage firm how to vote your shares as quickly as possible so that the brokerage firm may vote your shares. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the merger proposal. If your shares are held in street name, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the special meeting.

By order of the Board of Directors,

Brian R. Doster
BRIAN R. DOSTER
Secretary

i

ii

Annex A	Agreement and Plan of Merger, dated as of February 16, 2006, by and among Taxi Holdings Corp., Taxi Acquisition Corp., and Checkers Drive-In Restaurants, Inc.

Annex B	Opinion of Citigroup Global Markets Inc.

Annex C	Letter Agreement, dated February 16, 2006, between Wellspring Capital Partners IV, L.P. and Checkers Drive-In Restaurants, Inc.

Annex D	Section 262 of the Delaware General Corporation Law

iii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement about the proposed merger and the special meeting and may not contain all of the information that is important to you as a stockholder of Checkers Drive-In Restaurants, Inc. Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you. References in this proxy statement to “Checkers,” “we,” “our” and “us” mean, unless the context indicates otherwise, Checkers Drive-In Restaurants, Inc. and its consolidated subsidiaries.

The Companies (page 18)

Checkers Drive-In Restaurants, Inc. Checkers Drive-In Restaurants, Inc., a Delaware corporation, together with its wholly owned subsidiaries, is the largest chain of double drive-thru restaurants in the United States. Checkers is a combination of two separate quick-service restaurant chains, Checkers® and Rally’s Hamburgers®. As of March 27, 2006, Checkers had 361 Rally’s restaurants operating in 16 different states and 444 Checkers restaurants operating in 20 different states, the District of Columbia, Mexico and the West Bank. Of the 805 total restaurants as of such date, 212 were operated by Checkers and 593 were operated by franchisees.

Taxi Holdings Corp. Taxi Holdings Corp., a Delaware corporation, which we refer to in this proxy statement as Taxi Holdings, was formed by Wellspring Capital Partners IV, L.P., which we refer to in this proxy statement as Wellspring IV, solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose. Wellspring IV is currently the sole stockholder of Taxi Holdings.

Taxi Acquisition Corp. Taxi Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Taxi Holdings, which we refer to in this proxy statement as Taxi Acquisition, was formed by Taxi Holdings solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

Wellspring Capital Partners IV, L.P. Wellspring Capital Partners, IV L.P., a Delaware limited partnership, is a private investment fund that was formed in 2005. Wellspring IV is managed by Wellspring Capital Management LLC.

WCM GenPar IV, L.P. WCM GenPar IV, L.P., a Delaware limited partnership, which we refer to in this proxy statement as WCM LP, is the general partner of Wellspring IV.

WCM GenPar IV GP, LLC. WCM GenPar IV GP, LLC, a Delaware limited liability Company, which we refer to in this proxy statement as WCM LLC, is the general partner of WCM LP.

Wellspring Capital Management LLC. Wellspring Capital Management LLC, which we refer to in this proxy statement as Wellspring Capital, is a New York-based private equity firm with more than $2 billion in equity capital under management. The firm takes controlling positions in promising middle-market companies where it can contribute innovative operating and financing strategies and capital. Wellspring Capital’s limited partners include some of the largest and most respected institutional investors in the United States, Canada, and Europe.

We refer to Wellspring IV, WCM LP, WCM LLC and Wellspring Capital in this proxy statement collectively as the Wellspring Entities. A diagram illustrating the lines of equity ownership and other control relationships among the Wellspring Entities, Taxi Holdings and Taxi Acquisition is set forth below under “Special Factors—the Companies.”

As newly formed entities, Taxi Holdings and Taxi Acquisition have no assets other than their rights under the merger agreement and the rights of Taxi Holdings under the equity commitment letter described below under “Special Factors—Financing for the Merger; Source and Amount of Funds—Equity Financing.” In addition, under the terms of the merger agreement, each of Checkers, on the one hand, and Taxi Holdings and Taxi Acquisition, on the other, has agreed that the reimbursement of expenses and the termination fees described below under “The Merger Agreement—Reimbursement of Expenses; Termination Fee” will constitute liquidated damages and, except for the recovery of damages incurred in enforcing such reimbursement and termination fee provisions, will constitute the sole and exclusive remedy of the receiving party for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the other party contained in the merger agreement. Wellspring IV has agreed, pursuant to a letter agreement dated February 16, 2006 between Wellspring IV and Checkers, that in the event that Taxi Holdings is required to pay such reimbursement of expenses or termination fees to Checkers, then Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the merger agreement. In the event such amounts become payable under the merger agreement, the only available recourse against Taxi Holdings and Taxi Acquisition may be to pursue Wellspring IV under the February 16, 2006 letter agreement with Checkers.

The Special Meeting (page 15)

Date, Time and Place. The special meeting will be held on Thursday, June 15, 2006 at the Marriott Renaissance Tampa Hotel – International Plaza, located at 4200 Columbus Drive, Tampa, Florida, at 9:00 a.m., Eastern Time, to consider and vote upon proposals to adopt the merger agreement and to approve the transactions contemplated thereby, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the merger agreement, and to transact other business as may properly come before the special meeting and any adjournment of the special meeting.

Record Date and Voting Power. You are entitled to vote if you owned shares of our common stock at the close of business on May 1, 2006, the record date for the special meeting. You will have one vote for each share of our common stock you owned at the close of business on the record date. On the record date, there were 11,501,200 shares of our common stock entitled to be voted at the special meeting.

Quorum and Vote Required. A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy. In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the merger agreement. As such, if you withhold a vote or abstain from voting on the proposal for the adoption of the merger agreement and the approval of the transactions contemplated thereby, it will have the same effect as a vote “AGAINST” the proposal. In order to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and to approve the transactions contemplated thereby, a majority of the shares voting at the special meeting must vote in favor of such proposal.

Submitting Your Proxy; Revoking Your Proxy. After carefully reading and considering the information contained in the proxy statement, you should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed return envelope as soon as possible or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card so that your shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. If you elect to submit your proxy by telephone or via the Internet, you will need to provide the control number set forth on the enclosed proxy card upon which you will be provided the option to vote “for,” “against,” or “abstain” with respect to each of the proposals. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	giving written notice of the revocation to Checkers’ Secretary, Brian R. Doster, at Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank, or other nominee); attendance at the special meeting will not in and of itself constitute a revocation of the proxy.

If you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Background of the Merger (page 20)

The section of the proxy statement entitled “Special Factors—Background of the Merger” contains a description of the process that we undertook with respect to exploring strategic alternatives and, eventually, reaching a definitive merger agreement with Taxi Holdings, and includes a discussion of our contacts and discussions with Taxi Holdings and its affiliates, as well as other potential acquirers, that led to that agreement.

Structure of the Merger (page 61)

Subject to the terms and conditions of the merger agreement, Taxi Acquisition will be merged into Checkers, and Checkers will be the surviving entity in the merger. As a result of the merger, Checkers will cease to be a publicly traded company, and Checkers will be owned directly by Taxi Holdings.

Merger Consideration (page 61)

If we complete the merger, each share of our common stock, other than any such share held by Checkers, Taxi Holdings or their subsidiaries, or by stockholders who perfect appraisal rights under Delaware law, will be cancelled and converted into the right to receive $15.00 in cash, without interest.

Stock Options (page 61)

If we complete the merger, except as described below, each option to purchase shares of our common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (1) the amount by which $15.00 exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price equals or exceeds the merger consideration.

Prior to the completion of the merger, Taxi Holdings expects to offer selected members of Checkers management the opportunity to elect, in lieu of canceling their options in exchange for the right to receive the cash consideration described above, to have their options be assumed by Taxi Holdings and replaced by options to purchase shares in Taxi Holdings. None of the members of the board of directors (other than Mr. Sirois), including the members of the special committee, will be offered this opportunity. The terms of any such assumption and exchange of options by Taxi Holdings, the value of any such options and the individuals to be offered the opportunity to participate in such assumption and exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

Certain Effects of the Merger (page 47)

If the merger agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied, Taxi Acquisition will be merged with and into Checkers, with Checkers being the surviving corporation. Upon completion of the merger, shares of our common stock, other than such shares held by Checkers, Taxi Holdings or their subsidiaries, or by stockholders who perfect appraisal rights under Delaware law, will be cancelled and converted into the right to receive $15.00 per share in cash, without interest. Following the completion of the merger, Checkers will no longer be a public company, and you will cease to have any ownership interest in Checkers and will not participate in any future earnings and growth or losses of Checkers.

Conditions to the Merger (page 70)

The obligations of each of Checkers, Taxi Holdings and Taxi Acquisition to complete the merger are subject to the satisfaction or waiver (where permissible), at or prior to the closing of the merger, of the following conditions:

•	approval and adoption of the merger agreement by the holders of a majority of the then outstanding shares of Checkers’ common stock;

•	absence of legal prohibitions to completion of the merger; and

•	expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The obligations of Taxi Holdings and Taxi Acquisition to complete the merger are further subject to the satisfaction or waiver at or prior to the closing of certain additional conditions, including the following:

•	accuracy of Checkers’ representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	Checkers’ performance in all material respects with its obligations under the merger agreement required to be performed by it at or prior to the closing;

•	absence of any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect;

•	Taxi Holdings or Taxi Acquisition, as applicable, having received the proceeds of the financing contemplated by the debt and equity commitment letters described below under “Special Factors—Financing for the Merger; Source and Amount of Funds,” or alternative financing, on terms and conditions reasonably acceptable to Taxi Holdings and Taxi Acquisition (we refer to this condition as the financing condition);

•	receipt of third party consents, other than those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, on terms reasonably satisfactory to Taxi Holdings and Taxi Acquisition;

•	the fiscal year 2005 audited financial statements of Checkers and its subsidiaries reflecting net income for such fiscal year, before deducting interest expense, taxes, depreciation and amortization, of no less than $23.7 million;

•	there being no legal proceeding or investigation pending seeking to prohibit or restrain, or seeking damages in connection with, the merger or the transactions contemplated by the merger agreement; and

•	the aggregate number of shares for which stockholders have properly exercised and perfected appraisal rights under the Delaware General Corporation Law being less than 10% of the total number of shares of Checkers’ common stock outstanding at the effective time of the merger.

The obligation of Checkers to complete the merger are further subject to the satisfaction or waiver at or prior to the closing of certain additional conditions, including the following:

•	accuracy of Taxi Holdings’ and Taxi Acquisition’s representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder, or delay the consummation by Taxi Holdings and Taxi Acquisition of the transactions contemplated by the merger agreement; and

•	each of Taxi Holdings’ and Taxi Acquisition’s performance in all material respects with its obligations under the merger agreement required to be performed by it at or prior to the closing.

Termination of the Merger Agreement (page 71)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding the approval and adoption of the merger agreement by Checkers’ stockholders (except as otherwise provided below):

•	by mutual written consent of Taxi Holdings, Taxi Acquisition and Checkers;

•	by Taxi Holdings or Checkers, if any court or other governmental authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

•	by either Taxi Holdings or Checkers, if the effective time of the merger shall not have occurred on or before August 16, 2006 (which we refer to in this proxy statement as the termination date); provided, that the right to terminate the merger agreement pursuant to this provision would not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before the termination date and such action or failure to perform constitutes a breach of the merger agreement;

•	by Checkers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Taxi Holdings or Taxi Acquisition contained in the merger agreement such that the conditions with respect to the accuracy of Taxi Holdings’ and Taxi Acquisition’s representations and warranties and their material compliance with their respective obligations under the merger agreement, as described above, would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the termination date; provided that Checkers would not have the right to terminate the merger agreement pursuant to this provision if Checkers was then in material breach of any of its covenants or agreements contained in the merger agreement;

•	by Checkers, if prior to the obtaining of the required Checkers stockholder approval:

•	the Checkers board of directors or the special committee shall have received a superior proposal (as defined in the merger agreement);

•	Checkers, the Checkers board of directors and the special committee shall have complied in all material respects with Checkers’ covenants regarding this proxy statement, access to information, the special meeting and the recommendation of the Checkers board of directors and special committee, non-solicitation of competing transactions, and changes in the recommendation of the Checkers board of directors and special committee and decisions to terminate the merger agreement in response to a superior proposal;

•	on the date of such termination, Checkers enters into a definitive agreement for, or consummates, the transaction contemplated by such superior proposal; and

•	Taxi Holdings shall have received the termination fee payable by Checkers, as described below;

•	by Taxi Holdings, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Checkers contained in the merger agreement such that the conditions with respect to the accuracy of Checkers’ representations and warranties and its material compliance with its obligations under the merger agreement, as described above, would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the termination date; provided that Taxi Holdings would not have the right to terminate the merger agreement pursuant to this provision if Taxi Holdings or Taxi Acquisition is then in material breach of any of its covenants or agreements contained in the merger agreement;

•	by Taxi Holdings, if the Checkers board of directors or the special committee shall have changed or withdrawn its recommendation with respect to the merger agreement and the merger, or taken certain other related actions;

•	by either Taxi Holdings or Checkers, if, upon a vote taken at the special meeting or any postponement or adjournment thereof, the merger agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding shares of Checkers’ common stock; or

•	by Taxi Holdings, if Checkers, the Checkers board of directors or the special committee shall have willfully and materially breached any of Checkers’ covenants regarding this proxy statement, the special meeting and the recommendation of the Checkers board of directors and special committee, non-solicitation of competing transactions, and changes in the recommendation of the Checkers board of directors and special committee and decisions to terminate the merger agreement in response to a superior proposal.

Reimbursement of Expenses; Termination Fee (page 73)

Checkers has agreed to reimburse Taxi Holdings for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Taxi Holdings or its affiliates, or by their prospective financing sources, up to a maximum of $3.0 million, if:

•	Taxi Holdings or Checkers exercises its right to terminate the merger agreement in connection with the failure to receive the required Checkers stockholder vote, as described above;

•	Taxi Holdings exercises its right to terminate the merger agreement based on a breach of the representations, warranties or covenants of Checkers, as described above; or

•	Taxi Holdings or Checkers exercises its right to terminate the merger agreement following the termination date, as described above.

Checkers has further agreed to pay Taxi Holdings a termination fee of $7.0 million (less any amount previously paid to Taxi Holdings as reimbursement of expenses incurred in connection with the merger agreement, as described above) if:

•	Checkers exercises its right to terminate the merger agreement to accept a superior proposal;

•	Taxi Holdings exercises its right to terminate the merger agreement based on the Checkers board of directors or the special committee having changed or withdrawn its recommendation with respect to the merger agreement and the merger, or taken certain other related actions, as described above;

•	Taxi Holdings exercises its right to terminate the merger agreement based on the willful and material breach of Checkers’ covenants regarding this proxy statement, the shareholder meeting or competing transactions, as described above; or

•	each of the following conditions is satisfied:

•	one of the events resulting in a payment to Taxi Holdings as reimbursement of expenses, as described above, has occurred;

•	at the time of termination (or, in the case of termination in connection with the failure to receive the required Checkers’ stockholder vote, at the time of the special meeting) an acquisition proposal had been publicly disclosed or otherwise communicated to the Checkers board of directors or the special committee; and

•	within nine months after termination, Checkers enters into an agreement in respect of any Competing Transaction (as defined below) or a Competing Transaction is consummated (provided that, for this purpose, the definition of “Competing Transaction” is redefined by replacing all references to “20%” in that definition with references to “50%”).

Taxi Holdings has agreed to reimburse Checkers for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Checkers or its affiliates up to a maximum of $3.0 million, if:

•	following satisfaction of all other conditions to the obligations of Taxi Holdings and Taxi Acquisition to consummate the merger (other than those that, by their nature, are to be and will be satisfied at the closing), Taxi Holdings exercises its right not to close the merger based on failure to satisfy the financing condition, as described above; or

•	Checkers exercises its right to terminate the merger agreement based on a breach of the representations, warranties or covenants of Taxi Holdings or Taxi Acquisition, as described above.

Taxi Holdings has further agreed to pay Checkers a termination fee of $7.0 million (less any amount previously paid to Checkers as reimbursement of expenses incurred in connection with the merger agreement, as described above), if:

•	one of the events resulting in a payment to Checkers as reimbursement of expenses, as described above, has occurred; and

•	within nine months after termination, Checkers has not entered into an agreement in respect of any Competing Transaction or consummated a Competing Transaction (provided that, for this purpose, the definition of “Competing Transaction” is redefined by replacing all references to “20%” in that definition with references to “50%”).

Limitation on Liability (page 74)

Each of Checkers, on the one hand, and Taxi Holdings and Taxi Acquisition, on the other, has agreed that the reimbursement of expenses and the termination fees described above will constitute liquidated damages and, except for the recovery of damages incurred in enforcing such reimbursement and termination fee provisions, will constitute the sole and exclusive remedy of the receiving party for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the other party contained in the merger agreement.

Wellspring IV Support of Reimbursement and Termination Fee Obligations (page 74)

Wellspring IV has agreed, pursuant to a letter agreement dated February 16, 2006 between Wellspring IV and Checkers, that in the event that Taxi Holdings is required to reimburse Checkers’ expenses or pay a termination fee to Checkers pursuant to the merger agreement, in each case as described above under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the merger agreement. A copy of this letter agreement is attached as Annex C to this proxy statement.

Regulatory Matters (page 55)

Except for the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals, including providing notification to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, that would be necessary for the consummation of the merger.

Financing for the Merger; Source and Amounts of Funds (page 49)

Checkers and Taxi Holdings estimate that, based on information available as of the date of this proxy statement, the total amount of funds required to complete the merger and related transactions, repay certain of Checker’s existing debt and pay related fees and expenses, will be approximately $221 million.

Taxi Holdings expects this amount to be provided through a combination of the proceeds of:

•	a cash equity investment by Wellspring IV (or Wellspring IV together with its co-investors, which may include members of Checkers’ management or Wellspring IV’s financing sources) in Taxi Holdings, all of which will be contributed to Taxi Acquisition;

•	cash on Checkers’ balance sheet;

•	a senior secured credit facility, which is described below under “Special Factors—Financing for the Merger; Source and Amount of Funds—Debt Financing”;

•	a secured subordinated credit facility, which is described below under “Special Factors—Financing for the Merger; Source and Amount of Funds—Debt Financing”; and

•	sale-leaseback transactions, as described below under “Special Factors—Financing for the Merger; Source and Amount of Funds—Sale-Leaseback Financing,” the net proceeds of which would be expected to be used to reduce amounts outstanding under the credit facilities described under “Special Factors—Financing for the Merger; Source and Amount of Funds—Debt Financing.”

Reasons for the Merger (page 28)

Our board of directors and the special committee have determined unanimously to recommend the adoption of the merger agreement and the approval of the transactions contemplated thereby based on their respective considerations of a number of factors, which are described in the section of this proxy statement entitled “Special Factors—Reasons for the Merger.”

Recommendation of the Special Committee (page 32)

The special committee of our board of directors, comprised solely of independent directors, has unanimously determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders and has approved the merger agreement and has recommended to the board of directors the approval of the merger and the merger agreement. The special committee unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Recommendation of the Board of Directors (page 32)

Our board of directors (with recusal by Mr. Sirois) has unanimously determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders. Accordingly, the board of directors (with recusal by Mr. Sirois) has unanimously approved the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Special Committee’s Financial Advisor (page 32)

In connection with the merger, the special committee received a written opinion, dated February 16, 2006, from the special committee’s financial advisor, Citigroup Global Markets Inc., which we refer to in this proxy statement as Citigroup, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Checkers’ common stock (other than members of the management of Checkers who have entered or may enter into arrangements with Taxi Holdings or its affiliates relating to employment or an equity ownership in Taxi Holdings or its affiliates). We sometimes refer to these members of management, together with their respective affiliates, as “management participants.” The full text of Citigroup’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to holders of Checkers’ common stock (other than the management participants). Citigroup’s opinion does not address any other terms, aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

Position of the Executive Officers Regarding the Fairness of the Merger (page 41)

Each of Keith E. Sirois, S. Patric Plumley, Steve Cohen, Adam Noyes, Richard Turer, Ron Levondosky, and Brian R. Doster, each of whom is an executive officer of Checkers and may become a management participant, believes that the merger is fair to our unaffiliated stockholders. See “Special Factors—Position of the Executive Officers Regarding the Fairness of the Merger” for a discussion of the factors considered by each of such executive officers in considering the fairness of the merger to such stockholders.

Position of Taxi Holdings, Taxi Acquisition and the Wellspring Entities Regarding the Fairness of the Merger (page 44)

Taxi Holdings, Taxi Acquisition and the Wellspring Entities believe that the merger is fair to our unaffiliated stockholders. See “Special Factors—Position of Taxi Holdings, Taxi Acquisition and the Wellspring Entities Regarding the Fairness of the Merger” for a discussion of the factors considered by Taxi Holdings, Taxi Acquisition and the Wellspring Entities in considering the fairness of the merger to such stockholders.

Interests of Checkers’ Directors and Executive Officers in the Merger (page 55)

When considering our board of directors’ and the special committee’s unanimous recommendations that Checkers’ stockholders vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby, you should be aware that some directors and executive officers of Checkers may have interests in the merger that may be different from, or in addition to, the interests of Checkers’ unaffiliated stockholders. See “Special Factors—Interests of Checkers’ Directors and Executive Officers in the Merger” for a description of such interests that may be different from, or in addition to, the interest of Checkers’ unaffiliated stockholders.

Our board of directors and the special committee knew about these additional interests, and considered them, among other matters, when it approved the merger agreement and determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, Checkers and our unaffiliated stockholders.

Dissenter’s Right of Appraisal (page 58)

Holders of our common stock who do not wish to accept the $15.00 per share cash consideration payable pursuant to the merger agreement may seek, under Delaware law, appraisal of the fair value of their shares by the Delaware Court of Chancery. The fair value, which would be exclusive of any value arising from the accomplishment or expectation of the merger, could be more or less than, or the same as, the merger consideration of $15.00 per share. This “right of appraisal” is subject to a number of restrictions and requirements. Generally, in order to exercise appraisal rights, among other things you:

(a)	must not vote your shares in favor of adoption of the merger agreement;

(b)	must make and deliver to us a written demand for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement; and

(c)	must continuously hold your shares of record from the date of making the written demand for appraisal through the effectiveness of the merger and otherwise comply with the procedures under Delaware law for exercising appraisal rights.

Because a proxy submitted without instructions to vote “AGAINST” or “ABSTAIN” with respect to the proposal to adopt the merger agreement will, unless revoked, be voted for the adoption of the merger agreement, the submission of a proxy without instruction to vote “AGAINST” or “ABSTAIN” with respect to the proposal to adopt the merger agreement will result in the loss of your appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your broker or nominee to take the steps necessary to enable you to exercise your appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex D to this proxy statement sets forth the Delaware statute relating to your right of appraisal. This proxy statement constitutes the notice required by Delaware law concerning the appraisal rights of our common stockholders.

Under the merger agreement, Taxi Holdings is not required to complete the merger if holders of 10% or more of our outstanding common stock as of the effective date of the merger demand appraisal of their shares in accordance with Delaware law.

Material United States Federal Income Tax Consequences (page 53)

The receipt of cash in the merger by holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). For federal income tax purposes, a holder of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Please refer to the section entitled “Material United States Federal Income Tax Consequences” of this proxy statement for a more detailed explanation of the material federal income tax consequences of the merger. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock.

Litigation Challenging the Merger (page 57)

On March 3, 2006, Checkers was notified that a state court civil action, Pipefitters Local No. 636 Defined Benefit Plan v. Checkers Drive-In Restaurants, Inc et. al. Case No. 06-CA-001825, had been filed against Checkers and its directors in the Hillsborough County, Florida Circuit Court.

The complaint alleges that each of the directors of Checkers individually breached the fiduciary duties owing to the Checkers stockholders by voting to approve the merger agreement and alleges that Checkers aided and abetted such alleged breach of fiduciary duties. The complaint seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendants’ fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. The board of directors is of the unanimous belief that the action is without merit, and intends for Checkers and the directors to vigorously defend against it.

On April 7, 2006, a Notice of Voluntary Dismissal Without Prejudice was filed by counsel for Pipefitters Local No. 636 Defined Benefit Plan in Hillsborough County, Florida Circuit Court, dismissing without prejudice its action against Checkers. Checkers did not pay any consideration or compensation to plaintiff or its counsel in connection with such dismissal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Checkers. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

Q.	What matters will we vote on at the special meeting?

A.	You will vote on the following proposals:

•	to adopt the merger agreement and approve the transactions contemplated thereby;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby; and

•	to transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

None of the proposals to be acted upon at the special meeting is conditioned upon the approval of any other proposal.

Q.	How does Checkers’ board of directors and the special committee recommend I vote on the proposals?

A.	Checkers’ board of directors and the special committee recommend that you vote:

•	“FOR” the adoption of the merger agreement and approval of the transactions contemplated thereby; and

•	“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What are the required votes for the proposals?

A.	In order to adopt the merger agreement and approve the transaction contemplated thereby, holders of a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of the merger agreement proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy. Each share of Checkers’ common stock is entitled to one vote.

Q.	Who may attend the special meeting?

A.	All stockholders of Checkers who owned shares on May 1, 2006, the record date for the special meeting, may attend. Just communicate your intention to attend when submitting your proxy and bring the admission ticket included in this proxy statement with you to the special meeting.

Please note that the admission ticket will be required in order to obtain admission to the special meeting. Accordingly, the admission ticket should not be returned with your proxy card. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of May 1, 2006.

Q.	Who may vote at the special meeting?

A.	Only holders of record of Checkers’ common stock as of the close of business on May 1, 2006 may vote at the special meeting. As of May 1, 2006, Checkers had 11,501,200 outstanding shares of common stock entitled to vote.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but your broker will only be permitted to vote your shares of Checkers’ common stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against adoption of the merger proposal.

Q.	What does it mean if I get more than one proxy card?

A.	If your shares are registered in multiple accounts with one or more brokers and/or Checkers’ transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	What is a “quorum”?

A.	A “quorum,” for purposes of the special meeting, means a majority of the shares of Checkers’ common stock outstanding on the record date. This quorum of Checkers’ shares must be present at the special meeting, in person or by proxy, in order for the special meeting to be held. Shares present by proxy will be counted as present for purposes of determining the presence of a quorum even if the proxy does not have authority to vote on all matters.

Q.	What happens if I withhold my vote or abstain from voting?

A.	If you withhold a vote or abstain from voting on the proposal relating to the approval of the merger agreement, it will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of the proposal in order for it to be approved. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

Q.	Will my shares be voted if I do not provide my proxy?

A.	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting. However, the approval of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to approval of the merger agreement or the proposal to adjourn the special meeting. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner of the shares, and (2) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum. However, with regard to the approval of the merger agreement, the shares represented by broker non-votes will also be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of the merger agreement proposal in order for it to be approved.

Q.	If I have given a proxy, may I change my vote?

A.	Yes. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	giving written notice of the revocation to Checkers’ Secretary, Brian R. Doster, at Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank, or other nominee).

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Your attendance at the special meeting will not in and of itself constitute a revocation of the proxy.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the appendices, please authorize your shares of Checkers’ common stock to be voted by either marking, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided as soon as possible or promptly submitting your proxy by telephone or over the Internet following the instructions on the proxy card. Do NOT enclose or return your stock certificates with the proxy card.

Q.	What happens if I sell my shares of Checkers’ common stock before the special meeting?

A.	The record date for the special meeting is May 1, 2006, which is earlier than the date of the special meeting. If you held your shares of Checkers’ common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of Checkers’ common stock after the record date for the special meeting but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for the shares of Checkers’ common stock you have sold. The right to receive the merger consideration will pass to the person who owns your shares of Checkers’ common stock when the merger is completed.

Q.	When do you expect to complete the merger?

A.	We are working toward completing the merger as quickly as possible. We currently expect to complete the merger as soon as possible after the special meeting and after all the conditions to the merger, including antitrust regulatory approval, are satisfied or waived. In order to complete the merger, we must obtain stockholder approval and satisfy all other closing conditions under the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q.	What happens to Checkers if the merger agreement is not adopted?

A.	If the merger agreement is not adopted, the merger will not be consummated and the Checkers stockholders will not receive any payment for their shares. Checkers will remain an independent public company, and Checkers would be anticipated to be operated by management in a manner similar to that in which its is being operated today. See “The Special Factors—Certain Effects on Checkers if the Merger is Not Completed.”

Q.	After the meeting, how can I determine whether the proposal to adopt the merger agreement has been approved by the Checkers’ stockholders?

A.	Promptly after the special meeting, Checkers anticipates that it will issue a press release announcing whether the proposal to adopt the merger agreement has been approved by holders of sufficient number of outstanding shares of Checkers’ common stock.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, you will receive written instructions informing you how to send in your stock certificates in order to receive the merger consideration. You will receive your cash payment as soon as practicable after receipt of the stock certificates representing the shares of Checkers’ common stock that you own, together with the completed documents requested in the instructions. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q.	Where can I find more information about Checkers?

A.	We file periodic reports and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact us at Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, Attn: Corporate Secretary or call us at (813) 283-7000. You may also contact our proxy solicitor, Innisfree M & A Incorporated, at 501 Madison Avenue, 20th Floor, New York, NY 10022 or call them at (212) 750-5833.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting in the Marriott Renaissance Tampa Hotel – International Plaza, located at 4200 Columbus Drive, Tampa, Florida, on June 15, 2006 at 9:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the special meeting, we will ask holders of our common stock to consider and vote on the following proposals:

•	to adopt the merger agreement and approve the transactions contemplated thereby;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and approve the transactions contemplated thereby; and

•	to transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

Our board of directors (with recusal by Mr. Sirois) and the special committee have each unanimously determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders. Accordingly, the board of directors (with recusal by Mr. Sirois) and the special committee have each unanimously approved the merger agreement. Each of the board of directors and the special committee unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Shares Entitled to Vote and Quorum

Only holders of record of our common stock at the close of business on May 1, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 11,501,200 shares of our common stock were issued and outstanding and held by approximately 5,000 holders of record. A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy. Each holder of Checkers’ common stock is entitled to one vote for each share held of record on the record date.

Vote Required

In order to adopt the merger agreement and approve the transactions contemplated thereby, holders of at least a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of adopting the merger agreement and approving the transactions, although the terms of the merger agreement do not require a majority of outstanding shares held by unaffiliated stockholders to be voted in favor of such proposal. As such, if you withhold a vote or abstain from voting on the proposal relating to the adoption of the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. As of the record date, our directors as a group (excluding Keith E. Sirois) and executive officers as a group, owned and were entitled to vote 374,238 shares and 25,583 shares, respectively, of our common stock, which represent approximately 3.3% and 0.2%, respectively, of the total common stock outstanding on that date. Each of our directors and executive officers has indicated that he intends to vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and for the approval of the adjournment, if necessary or appropriate, of the special meeting, but, in each case, has no obligation to do so. Assuming that the directors, as a group, and executive officers, as a group, vote in favor of adoption of the merger agreement, other stockholders holding at least 5,350,780 shares of our common stock, representing over 46.5% of all shares outstanding, must vote in favor of the proposals in order for them to be adopted.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy. For the proposal to adjourn the special meeting, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting. However, the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to the proposal to adopt the merger agreement or the proposal to adjourn the special meeting. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against adoption of the merger proposal.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner of the shares, and (2) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum. However, with regard to the adoption of the merger agreement, the shares represented by broker non-votes will also be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of the merger agreement proposal in order for it to be approved.

Voting of Proxies

All shares represented by properly submitted proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly submitted proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate.

We do not expect that any matter other than the proposal to adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, will be brought before the special meeting. If, however, our board of directors properly presents other matters, the person named as proxy will vote in accordance with his judgment as to matters that he believes to be in the best interests of the stockholders. A proxy in the accompanying form or properly submitted by telephone or over the Internet will give authority to Peter C. O’Hara and Keith E. Sirois to vote on such matters at their respective discretion and they intend to do so in accordance with their respective best judgment on any such matter.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy or submission of proxy by telephone or over the Internet pursuant to the instructions on the proxy card does not preclude a stockholder from voting in person at the special meeting. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	giving written notice of the revocation to Checkers’ Secretary, Brian R. Doster, at Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank, or other nominee).

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Your attendance at the special meeting will not in and of itself constitute a revocation of the proxy.

Solicitation of Proxies

Pursuant to the merger agreement, the parties to the merger agreement will bear their respective expenses incurred in connection with soliciting proxies in the form included with this proxy statement, including the cost of preparing and filing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may solicit proxies personally or by telephone. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. We have retained the firm of Innisfree M&A Incorporated to assist in the solicitation of proxies for a base fee of $12,000, plus reasonable out-of-pocket expenses.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders promptly after the consummation of the merger.

SPECIAL FACTORS

The Companies

Checkers Drive-In Restaurants, Inc. Checkers Drive-In Restaurants, Inc., a Delaware corporation, together with its wholly owned subsidiaries is the largest chain of double drive-thru restaurants in the United States. Checkers is a combination of two separate quick-service restaurant chains, Checkers® and Rally’s Hamburgers® (Rally’s). As of March 27, 2006, Checkers had 361 Rally’s restaurants operating in 16 different states and 444 Checkers restaurants operating in 20 different states, the District of Columbia, Mexico and the West Bank. Of the 805 total restaurants as of such date, 212 were operated by Checkers and 593 were operated by franchisees.

Checkers Drive-In Restaurants, Inc. maintains its principal executive offices at 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, telephone (813) 283-7000. For additional information with respect to Checkers Drive-In Restaurants, Inc., see the documents specified under the section entitled “Where You Can Find Additional Information.”

Taxi Holdings Corp. Taxi Holdings Corp., a Delaware corporation, which we refer to in this proxy statement as Taxi Holdings, was formed by Wellspring Capital Partners IV, L.P., which we refer to in this proxy statement as Wellspring IV, solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose. Taxi Holdings maintains its principal executive offices c/o Wellspring Capital Management LLC at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800. Wellspring IV is currently the sole stockholder of Taxi Holdings.

Taxi Acquisition Corp. Taxi Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Taxi Holdings, which we refer to in this proxy statement as Taxi Acquisition, was formed by Taxi Holdings solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose. Taxi Acquisition maintains its principal executive offices c/o Wellspring Capital Management LLC at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800.

Wellspring Capital Partners IV, L.P. Wellspring Capital Partners, IV L.P., a Delaware limited partnership, is a private investment fund that was formed in 2005. Wellspring IV is managed by Wellspring Capital Management LLC. Wellspring IV maintains its principal executive offices c/o Wellspring Capital Management LLC at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800.

WCM GenPar IV, L.P. WCM GenPar IV, L.P., a Delaware limited partnership, which we refer in this Proxy Statement to as WCM LP, is the general partner of Wellspring IV. WCM LP maintains its principal executive offices c/o Wellspring Capital Management LLC at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800.

WCM GenPar IV GP, LLC. WCM GenPar IV GP, LLC, a Delaware limited liability Company, which we refer to in this Proxy Statement as WCM LLC, is the general partner of WCM LP. WCM LLC maintains its principal executive offices c/o Wellspring Capital Management LLC at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800.

Wellspring Capital Management LLC. Wellspring Capital Management LLC, which we refer to in this proxy statement as Wellspring Capital, is a New York-based private equity firm with more than $2 billion in equity capital under management. The firm takes controlling positions in promising middle-market companies where it can contribute innovative operating and financing strategies and capital. Wellspring Capital’s limited partners include some of the largest and most respected institutional investors in the United States, Canada, and Europe. Wellspring Capital Management LLC maintains its principal executive offices at 390 Park Avenue, New York, New York, 10022-4608, telephone (212) 318-9800.

We refer to Wellspring IV, WCM LP, WCM LLC and Wellspring Capital in this proxy statement collectively as the Wellspring Entities. The following diagram illustrates the lines of equity ownership and other control relationships among the Wellspring Entities, Taxi Holdings and Taxi Acquisition.

As newly formed entities, Taxi Holdings and Taxi Acquisition have no assets other than their rights under the merger agreement and the rights of Taxi Holdings under the equity commitment letter described below under “Special Factors—Financing for the Merger; Source and Amount of Funds—Equity Financing.” In addition, under the terms of the merger agreement, each of Checkers, on the one hand, and Taxi Holdings and Taxi Acquisition, on the other, has agreed that the reimbursement of expenses and the termination fees described below under “The Merger Agreement—Reimbursement of Expenses; Termination Fee” will constitute liquidated damages and, except for the recovery of damages incurred in enforcing such reimbursement and termination fee provisions, will constitute the sole and exclusive remedy of the receiving party for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the other party contained in the merger agreement. Wellspring IV has agreed, pursuant to a letter agreement dated February 16, 2006 between Wellspring IV and Checkers, that in the event that Taxi Holdings is required to pay such reimbursement of expenses or termination fees to Checkers, then Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the merger agreement. In the event such amounts become payable under the merger agreement, the only available recourse against Taxi Holdings and Taxi Acquisition may be to pursue Wellspring IV under the February 16, 2006 letter agreement with Checkers.

Background of the Merger

In early 2005, in the course of its ongoing evaluation of the financial and strategic position of Checkers, Checkers’ board of directors became concerned that the market value of Checkers’ common stock historically had not fully reflected the value of Checkers. Over five years following Checkers’ merger with Rally’s, the board of directors had concluded that, despite the belief of the board that Checkers had demonstrated favorable operating results and industry peer recognition, and despite prior initiatives, including stock repurchases, internal unit growth initiatives, and existing unit acquisitions, intended to increase value for stockholders, Checkers’ stock was still perceived as lagging relative to the market value of the stock of Checkers’ market peers.

On February 23, 2005, a meeting of the board of directors was held which Citigroup was invited to attend to discuss, among other things, Checkers’ financial and market performance. At this meeting, the board of directors discussed the current economic environment impacting the restaurant industry, potential future developments within the industry as well as the financial and market performance of Checkers and other companies in the quick service restaurants sector. The board discussed possible strategic alternatives to enhance stockholder value that could be considered by a subcommittee of the board of directors, such as a sale of Checkers, acquisitions, commencing payment of regular dividends or the making of a special dividend and/or significant share repurchases. The board continued to discuss strategies to enhance stockholder value during the course of February and March 2005.

At a meeting of the board of directors held on March 29, 2005, the board of directors determined the scope of the purpose of, and formed, a special committee to explore potential strategic opportunities available to Checkers. Board members Peter O’Hara, Burt Sugarman and David Gotterer were appointed as the members of the special committee.

During the month of April and into early May 2005, the special committee conducted a process to select firms to serve as the special committee’s outside legal counsel and independent financial advisor. At a meeting of the board of directors held on May 11, 2005, and based on the recommendation of the special committee, the board of directors authorized the retention of Thelen Reid & Priest LLP, which we refer to in this proxy statement as TRP, as legal counsel, and Citigroup, as financial advisor, to the special committee. On May 16, 2005, Checkers issued a press release announcing the formation of the special committee and the retention of TRP and Citigroup as the special committee’s advisors to assist the special committee in identifying and evaluating various strategic alternatives that could enhance stockholder value. The release indicated that the board of directors believed that Checkers’ then current stock price was not representative of the financial performance of Checkers. The closing price of Checkers’ common stock on May 13, 2005, the last trading day prior to the issuance of this press release, was $12.00 per share.

On May 18, 2005, the board of directors met with the special committee and Citigroup. Citigroup reviewed, among other things, preliminary financial analyses of Checkers based on selected publicly traded companies, selected merger and acquisition transactions, a selected leveraged buyout scenario and Checkers’ future cash flows based on internal estimates of Checkers’ management. The board discussed with Citigroup possible strategic alternatives available to Checkers, including continuing on the company’s present course, recapitalizing the company to finance significant share repurchases, pursuing acquisitions, or selling the company. At this meeting, the board of directors instructed the special committee to explore the company’s strategic alternatives and to make a recommendation to the full board of directors concerning any such transaction.

The members of the special committee subsequently discussed certain strategic alternatives potentially available to Checkers. After considering various strategies available to Checkers, and in light of the limited number of potential strategic candidates of sufficient size that could be acquired by Checkers, the historical market price of Checkers’ stock that would limit the equity capital that would be available to Checkers in such acquisition, the potentially adverse effect that significant share repurchases could have on the market value of Checkers’ common stock in light of its trading volume, and the increasing rate of interest for debt financing that would be available to Checkers, the special committee concluded that a sale of the company represented the most favorable alternative. Following the meeting, the special committee notified Citigroup of its determination and instructed Citigroup to assist the special committee in exploring a possible sale or merger transaction of Checkers and authorized Citigroup to identify, and solicit initial indications of interest from, potential buyers.

By late June 2005, 54 potential buyers were identified, of which 48 were financial buyers and six were strategic buyers. Wellspring was not one of the entities contacted at that time. On July 7, 2005, the special committee authorized distributing a confidential information memorandum to potential buyers, together with a letter inviting such buyers to submit preliminary, non-binding indications of interest. By August 15, 2005, 30 of the potential buyers which had been contacted entered into confidentiality agreements with Checkers and received the confidential memorandum. These parties consisted of 28 financial buyers and two strategic buyers. Three of these parties, consisting of two financial buyers and a franchisee of Checkers, submitted preliminary indications of interest.

On August 17, 2005, the special committee held a meeting, together with its financial advisor, to receive an update on the sale process. Citigroup reviewed with the special committee the three preliminary indications of interest that had been received. Citigroup also updated information relating to selected publicly traded companies, and updated the list of selected transactions, previously reviewed with the special committee and the board of directors. The special committee noted that the franchisee which had submitted a preliminary indication of interest had not indicated how it proposed to finance the equity component of its proposal. After discussion, the special committee authorized its representatives to enter into the due diligence phase of the sale process with the two financial bidders (which we refer to in this proxy statement as, respectively, Bidder X and Bidder Y) that had submitted preliminary indications of interest. The special committee instructed its representatives to inform the franchisee that it would need to provide additional information regarding its discussions with equity partners before it could proceed with due diligence. This bidder subsequently withdrew from the process.

At a meeting held by the special committee on September 6, 2005, the special committee decided to recommend to the compensation committee of the board of directors that, upon the closing of a sale transaction, Keith Sirois, the President and a director of Checkers, receive a transactional bonus of $100,000 if the transaction price exceeded $16 per share, a bonus of $150,000 if the price exceeded $17 per share, and a bonus of $250,000 if the price exceeded $18 per share. Such recommendation, which was made prior to management presentations during the due diligence presentation, reflected the significant incremental value to stockholders each such additional benchmark would provide relative to the corresponding amount of the bonus and the additional effort that would be required of Mr. Sirois in connection with the sale process.

On October 3, 2005, another franchisee of Checkers submitted a preliminary indication of interest which included an aggregate proposed purchase price for Checkers and limited information as to how such franchisee would fund such purchase price. The franchisee was requested to resubmit its bid with a per share purchase price as well as additional information regarding its proposed financing. On October 14, 2005, the franchisee’s potential equity partner sent a brief letter confirming that it had prior discussions with the franchisee and supported the franchisee’s October 3rd preliminary indication of interest. The letter from the potential equity partner, however, did not reflect the additional information that had been requested regarding the proposed financing for a transaction. On October 20, 2005, the franchisee submitted a revised preliminary indication of interest, again without complete information previously requested regarding its financing. Despite a final request for additional information, this franchisee did not subsequently provide any additional information regarding its ability to finance a transaction.

During the due diligence review period, which occurred between mid-September 2005 and mid-October 2005, Bidder X and Bidder Y participated in meetings with Checkers’ management and site visits and were given access to an electronic data room. Thereafter, Bidder X submitted a revised preliminary indication of interest at a per share purchase price of $14.00. Bidder Y withdrew from the process as a result of its perception of Checkers’ business and growth prospects, business strategies, and ability to attract higher-tier franchisees.

On October 19, 2005, the special committee again met, together with the special committee’s financial advisor, to discuss the sale process. Citigroup updated the special committee on the status of the sale process and also updated information relating to selected publicly traded companies, and updated the list of selected transactions, previously reviewed with the board of directors and the special committee. The special committee was informed that Bidder X had provided an indication of interest to acquire Checkers for a purchase price of $14.00 per share, that Bidder Y had withdrawn from the process, and that the franchisee had not responded to requests for additional information concerning its proposed financing for a transaction. After discussion, the special committee decided to engage in further discussions with Bidder X concerning its proposal and instructed its representatives to inform Bidder X that $14.00 per share was not acceptable. After further discussions between representatives of the special committee and Bidder X, representatives of Bidder X informed representatives of the special committee that it would consider increasing its proposal to $14.50 per share if it were granted a period of exclusivity to negotiate the terms of a transaction. In its proposal seeking exclusivity, Bidder X proposed to acquire Checkers’ outstanding shares of common stock for $14.50 per share payable in cash, based upon the information then available to Bidder X and subject to its satisfactory completion of confirmatory due diligence and negotiation of mutually acceptable definitive agreements.

On October 27, 2005, the special committee met to consider the terms of an exclusivity agreement that had been proposed by Bidder X. The proposed agreement contemplated a 30-day exclusivity period which could be extended to December 16 if, prior to the end of the 30-day period, Bidder X confirmed its valuation of $14.50 per share in cash and delivered financing commitments and a draft acquisition agreement. The proposed exclusivity agreement also provided that, in the event that Checkers received a superior proposal from a third party and entered into a competing transaction during the negotiation period, Checkers would be obligated to reimburse Bidder X for up to $1.0 million of its expenses related to a transaction with Checkers. After discussion, the special committee determined to request that the full board of directors authorize the special committee to proceed with negotiations with Bidder X with respect to the proposed exclusivity agreement.

At a meeting held on November 3, 2005, the board of directors received an update on the discussions concerning Bidder X’s request for exclusivity. Also at this meeting, Citigroup updated information relating to selected publicly traded companies, and updated the list of selected transactions, previously reviewed with the board of directors and the special committee. After discussion, the board of directors approved the exclusivity arrangement with Bidder X so long as Bidder X’s proposed purchase price remained at $14.50 per share (subject only to a material adverse change in Checkers), Bidder X delivered satisfactory financing commitments and any definitive acquisition agreement with Bidder X provided Bidder X with only a limited ability to terminate the transaction.

On November 8, 2005, Checkers entered into the exclusivity agreement with Bidder X, after which Bidder X proceeded to perform confirmatory due diligence.

At the end of the exclusivity period on December 8, 2005, Bidder X informed representatives of the special committee that, after having conducted further due diligence, it had revised its views on, among other things, Checkers’ leverage capacity and had determined that it would need to reduce its proposed purchase price to $13.00 per share. During subsequent discussions between representatives of the special committee and Bidder X, representatives of Bidder X verbally indicated that it might be willing to increase its offer to $14.00 per share.

On December 9, 2005, the special committee, together with its legal and financial advisors, met to discuss Bidder X’s reduced offer. The special committee also discussed the risks to, and the timing for, consummating a transaction with Bidder X. Although the special committee recognized that Checkers’ then current stock price (which, as of that date, was $14.76 per share) may have reflected, in part, market speculation regarding a possible sale transaction, the special committee rejected Bidder X’s reduced offer and recommended a meeting of the full board of directors to review Bidder X’s revised proposal and to determine the future course of the sale process. The special committee also considered how Checkers might realize long-term value in the event negotiations with Bidder X were terminated by rededicating management’s efforts on new unit and same store sales growth for Checkers, the results of which efforts, in the view of the special committee, could take a significant amount of time to realize.

On Saturday, December 10, 2005, the board of directors met to discuss the status of negotiations with Bidder X. After discussion, the board of directors instructed Citigroup to inform Bidder X that it would need to increase its proposed purchase price to $14.50 per share. The board of directors determined that, if Bidder X did not agree to an increased purchase price by Sunday evening, then Checkers would issue a press release announcing the termination of the sale process and Checkers’ focus on rededicating management’s efforts on new unit and same store sales growth for Checkers. Over the weekend, in accordance with the board of directors’ instructions, representatives of Citigroup sought an increase in Bidder X’s proposed purchase price but, by Sunday evening, had not received any response from Bidder X.

Prior to the opening of trading on the securities markets on Monday morning, December 12, 2005, Mr. Sirois contacted Mr. O’Hara, Chairman of the special committee and also Chairman of the board of directors, to request that a management team, consisting of Mr. Sirois and other company executives, be provided with the opportunity to submit a proposal to purchase Checkers. In light of Mr. Sirois’ request, the press release regarding termination of the sale process was not issued and Mr. O’Hara called a full board of directors meeting for later that day to discuss this request.

At the meeting of the full board of directors convened, together with the special committee’s outside legal counsel, during the afternoon of December 12th, Mr. Sirois informed the board that he and other members of management were interested in making a proposal now that no third party proposals were under consideration. Mr. Sirois also informed the board of directors that he believed he could find financing sources that would be receptive to financing a bid at $14.50 per share and requested three weeks to make arrangements with financing partners for a proposal. Mr. Sirois and all other members of management who had attended the meeting were then excused from the meeting. TRP then reviewed with the board the directors’ fiduciary duties in connection with a proposed sale of Checkers to members of management. After discussion, the board of directors decided to continue the sale process and to provide the management group with the opportunity, until January 6, 2006, to submit a proposal.

Following the December 12, 2005 board meeting, Mr. Sirois engaged Morgan Keegan & Company, Inc., which we refer to in this proxy statement as Morgan Keegan, to assist the management group in identifying equity sponsors for an acquisition of Checkers.

On December 17, 2005, Gary Lieberthal, a director, advised Mr. O’Hara that a private equity firm in which Mr. Lieberthal served as a limited partner might be interested in participating in the financing for the proposal being arranged by members of the management group. On December 19, 2005, the special committee met to discuss the possible participation of this private equity firm in such financing. The special committee determined that the private equity firm could participate in financing a proposal arranged by the management group so long as Mr. Lieberthal did not communicate to the private equity firm any non-public information concerning Checkers disclosed to him in his capacity as a director of Checkers and Mr. Lieberthal recused himself from all board deliberations of any management group proposal. Checkers entered into a confidentiality agreement with the private equity firm the following day.

On January 5, 2006, a representative of Morgan Keegan and a representative of Wellspring Capital spoke regarding the possibility of Wellspring Capital participating in an acquisition of Checkers. The Morgan Keegan representative advised Wellspring Capital that, to be considered, Wellspring Capital would have to be in a position to submit a binding proposal for the acquisition of Checkers, with a proposed purchase price of between $14.50 and $15.00, within approximately three weeks. Representatives of Morgan Keegan, the management group and Wellspring Capital had a number of informal conversations over the next several days regarding a potential transaction.

On January 6, 2006, Mr. Sirois, on behalf of the management group, met with members of the special committee. The special committee’s legal and financial advisors also were present at this meeting. At the meeting, Mr. Sirois distributed indications of interest from potential providers of financing for an acquisition of Checkers, which included two potential equity financing sources (one of which was the private equity firm identified by Mr. Lieberthal) and one potential provider of debt financing. Wellspring Capital had not yet submitted an indication of interest at this time. Mr. Sirois described the status of negotiations between the management group and such financing sources and indicated that he expected binding letters of intent from such financing sources within three weeks. Mr. Sirois then was excused from the meeting. In the meeting, Mr. Sugarman objected to extending the sale process. Mr. Sugarman noted that the sale process had been open and continuing for more than six months during which any interested party, including the management group, was permitted to submit a proposal. Mr. Sugarman also noted that terminating the sale process would not necessarily preclude the board of directors from considering any future acquisition proposals, including a proposal from the management group. Mr. O’Hara, however, noted that the sale process had been conducted in a deliberate manner and that the management group had waited in seeking an opportunity to make a proposal only after it appeared that other parties were no longer actively pursuing a transaction. After discussion, the special committee requested that Citigroup contact, and thereafter update the special committee regarding, the potential financing sources identified by the management group, and recommended that the full board of directors also meet to consider the management group’s progress and the future direction of the sale process.

On January 9, 2006, the special committee met, together with its legal and financial advisors. Citigroup reviewed with the special committee the indications of interest received by the management group from potential financing sources, its discussions with these parties regarding the status of their discussions with the management group and the amount of time that the management group indicated would be required to obtain financing commitments. The special committee then proceeded to discuss in greater detail these indications of interest and the timing for a transaction involving the management group.

Immediately following the January 9th special committee meeting, the full board of directors convened a meeting. Mr. Sirois opened the meeting with a presentation on the management group’s process for pursuing an acquisition of Checkers, including the status of the financing commitments sought by the management group. He informed the board of directors that he expected final financing commitments within 30 days and requested additional time to coordinate the proposal and to negotiate with other possible equity and debt partners. Mr. Sirois then was excused from the meeting. Mr. Lieberthal also was excused from the meeting. The board of directors discussed the feasibility of a potential acquisition of Checkers by the management group and possible transaction prices. The board of directors decided to provide the management group with an additional 30 days (until February 9th) to make a definitive proposal so long as the per share purchase price was appropriate relative to Checkers’ stock price during the period prior to execution of a definitive agreement for a transaction, and directed the special committee to communicate this to the management group.

At a meeting of the special committee held on January 11, 2006, the special committee discussed, and approved, providing the management group with an extension until February 9, 2006 to present a final proposal so long as the purchase price was appropriate relative to Checkers’ stock price and the management group did not risk further delay by seeking other equity or debt partners significantly beyond those currently in discussions with the management group. The special committee also decided that, if the management group were to request exclusivity, it would not be granted unless preliminary terms satisfactory to the special committee were set. After the meeting, Mr. O’Hara contacted Mr. Sirois to inform him of the special committee’s conditions, which Mr. Sirois accepted.

Also on January 11, 2006, Wellspring Capital sent a letter to Mr. Sirois, expressing its interest in Checkers. In the letter, Wellspring Capital confirmed its understanding that any successful transaction would require a per share purchase price of between $14.50 to $15.00 and its need for a three-week period to complete its due diligence in order to deliver to the special committee a binding, non-contingent offer and definitive financing commitments.

On January 13, 2006, the special committee received and discussed the January 11, 2006 letter from Wellspring Capital to Mr. Sirois. After discussion, including discussion of Mr. Sugarman’s concern regarding the extension of the sale process, the special committee decided to permit Wellspring Capital to participate in the sale process. Wellspring Capital executed a confidentiality agreement with Checkers later that day.

On January 16, 2006, representatives of Wellspring Capital met with Mr. Sirois and S. Patric Plumley, Senior Vice President and Chief Financial Officer and Treasurer of Checkers, to discuss the possibility of Wellspring Capital or its affiliate pursuing an acquisition of Checkers.

On January 17, 2006, Messrs. Sirois and Plumley conducted a due diligence management presentation for representatives of Wellspring Capital. Representatives of Morgan Keegan also attended this meeting. Representatives of Wellspring Capital attended a follow-up diligence meeting with Checkers management on January 19, 2006. During the period prior to the execution of a final merger agreement, representatives of the Wellspring parties, Checkers management and their respective representatives had numerous, immaterial conversations in connection with the due diligence process to request supplemental diligence materials and obtain clarifications with respect to information previously provided.

On January 20, 2006, Messrs. Sirois and Plumley and a representative of Morgan Keegan attended a meeting at the offices of Wellspring Capital to discuss a potential acquisition of Checkers and to be introduced to some of the members of the Wellspring Capital team.

The management group subsequently requested that the special committee extend the February 9th deadline for the submission of the management group’s final proposal. On January 24, 2006, the special committee considered the management group’s request and decided not to extend the date, in part because the date previously had been extended and the special committee believed that the process needed to be resolved.

Between January 20, 2006 and January 24, 2006, representatives of Wellspring Capital, the management group and their respective advisors negotiated the terms of a letter agreement regarding the submission of a bid by an affiliate of Wellspring Capital for the acquisition of Checkers. On January 24, 2006, Wellspring Capital entered into a letter agreement with Messrs. Sirois and Plumley pursuant to which Wellspring Capital agreed, subject to completion of due diligence and receipt of financing commitments, to submit by February 8, 2006 a proposal for the acquisition of Checkers for no less than $14.50 per share. Pursuant to the letter agreement, Wellspring Capital agreed that it would execute employment agreements with members of senior management of Checkers on terms no less favorable than their existing arrangements with Checkers. Wellspring Capital also agreed that it would set aside a “market” portion of the common stock of the Wellspring Capital affiliate that acquired Checkers for management equity participation and for a management option plan. The letter agreement did not address the specific members of senior management to be provided with such employment agreements, the terms of any such equity participation or option plan, or the timing for reaching agreements with respect to such matters. Also pursuant to the letter agreement, Messrs. Sirois and Plumley agreed, solely in their individual capacities and subject to their fiduciary duties to Checkers and its stockholders, that prior to February 8, 2006 they would not to participate in any competing proposal to acquire Checkers.

Later on January 24, 2006, Wellspring Capital agreed orally with Morgan Keegan that, following, and subject to, the successful acquisition of Checkers by an affiliate of Wellspring Capital, Wellspring Capital would cause Checkers to pay Morgan Keegan’s fees for its services to the management group.

On January 25, 2006, a letter was sent on behalf of the special committee to Mr. Sirois indicating that any offer by the management group would need to be received by 5:00 p.m. on February 9th, together with financing commitment letters and a markup of the form of merger agreement prepared by TRP, and that no further extensions would be given.

On January 26, 2006, representatives of Wellspring Capital held a conference call with members of the management group and their advisors to discuss the process for submitting an acquisition proposal to the special committee.

On January 31 and February 1, 2006, representatives of Wellspring Capital and its prospective financing sources held due diligence meetings with representatives of Checkers at Checkers’ offices in Tampa, Florida.

On February 6, 2006, the special committee received an acquisition proposal from Wellspring Capital and Taxi Holdings, which contemplated the acquisition by Taxi Holdings of all outstanding shares of Checkers’ common stock for $14.75 per share in cash. Attached to this proposal were (1) an executed markup of the form of merger agreement prepared by TRP, subject to disclosure schedules acceptable to Wellspring Capital, (2) an equity commitment letter from Wellspring IV, (3) a debt commitment letter from Guggenheim Corporate Financing, LLC, which we refer to in this proxy statement as Guggenheim, and (4) a letter from Mr. Sirois expressing his support for the proposal. The proposal also included a form of exclusivity letter, which contemplated an exclusive negotiating period through 5:00 p.m. on February 17, 2006 for entering into a definitive merger agreement.

Also on February 6, 2006, Messrs. Sirois and Plumley agreed to extend their exclusivity obligations under the January 24, 2006 letter agreement with Wellspring Capital until February 17, 2006.

On February 8, 2006, the special committee, together with its legal and financial advisors, met to discuss the draft merger agreement as revised by the Wellspring parties. Representatives of TRP highlighted for the special committee several significant revisions reflected in the markup of the merger agreement that would likely be viewed by the special committee as threshold points. These threshold points included additional closing conditions included in the draft merger agreement relating to Checkers’ 2005 EBITDA and Taxi Holdings’ financing, limitations on Checkers’ ability to terminate the merger agreement in favor of a superior proposal and modifications to the scope and amount of termination fees that would be payable upon termination of the merger agreement. TRP also reviewed the terms of the financing commitment letters included with the proposal. Citigroup then reviewed the financing structure proposed by the Wellspring parties based upon the commitment letters. The special committee also discussed the timing of the transaction. The special committee determined that, prior to engaging in negotiations, the Wellspring parties would need to address the threshold points outlined by TRP and their willingness to increase the per share purchase price above $14.75. Another issue considered by the special committee to be of primary importance was the need for a financially capable Wellspring Capital affiliate to stand behind Taxi Holdings’ obligations under the merger agreement with respect to any termination fee or expense reimbursement.

Later on February 8, 2006, representatives of TRP called representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which we refer to in this proxy statement as Paul, Weiss, counsel to the Wellspring parties, to raise the threshold points previously discussed by the special committee and requested a prompt response from the Wellspring parties.

On February 9, 2006, representatives of the Wellspring parties and Mr. Sirois discussed the special committee’s response to the Wellspring parties’ proposal. Later on February 9th, Paul, Weiss called TRP to discuss the Wellspring parties’ position on the points raised by TRP on February 8. On that call, the Paul, Weiss representatives indicated that the Wellspring parties had agreed to increase the per share purchase price to $14.80, to reduce the maximum termination fee payable by Checkers from $8.0 million to $7.0 million, to consider a reverse break-up fee and expense reimbursement obligation that would be payable by Taxi Holdings under certain circumstances and supported by a Wellspring Capital affiliate, and to consider granting greater flexibility to the Checkers board and special committee to entertain unsolicited competing proposals. Paul, Weiss informed TRP that the Wellspring parties were not willing, however, to agree to permit Checkers to terminate the merger agreement in order to accept a superior proposal prior to approval of the merger agreement by Checkers stockholders.

Later in the day on February 9th, at a meeting of the special committee, TRP informed the special committee of the Wellspring parties’ responses to the threshold points previously discussed by the special committee. After further discussion, the special committee voted to proceed with negotiations, and enter into the exclusivity agreement, with the Wellspring parties, with Mr. Sugarman objecting to the granting of exclusivity to Wellspring.

Between February 9 and February 14, 2006, the Wellspring parties and Checkers, through their respective representatives, negotiated the terms of a definitive merger agreement. On February 12, 2006, TRP sent to Paul, Weiss a revised draft merger agreement and, on February 13, 2006, representatives of Paul, Weiss and TRP held a conference call to resolve issues raised by the TRP draft. Later that day, Paul, Weiss sent a further revised draft of the merger agreement to TRP.

On February 14, 2006, representatives of the Wellspring parties spoke separately with Mr. Sirois and with representatives of Citigroup regarding the remaining issues with respect to the merger agreement. In those conversations, representatives of the Wellspring parties requested that the special committee’s representatives provide a list of all remaining outstanding issues.

On February 15, 2006, representatives of Citigroup, in accordance with the directives of the special committee, sent to the Wellspring parties a list of open issues. These issues included, among other points, requests for an increase in the merger consideration to $15.00 per share, increased flexibility for the Checkers board and special committee to respond to unsolicited competing proposals, a right for Checkers to terminate the merger agreement in order to accept a superior proposal prior to approval of the merger agreement by Checkers’ stockholders, provisions for a reverse termination fee and expense reimbursement in amounts mirroring Checkers’ termination fee and expense reimbursement obligations, and the deletion of Taxi Holdings’ right not to close the merger if stockholders exercised dissenters’ appraisal rights in respect of more than five percent of the outstanding Checkers’ common stock.

Over the course of February 15 and 16, 2006, representatives of the Wellspring parties, Checkers and their respective advisors negotiated to resolve the remaining open points. On February 16, 2006, Paul, Weiss sent to TRP a revised draft of the merger agreement, reflecting merger consideration of $15.00 per share, increased flexibility for the Checkers board and special committee to respond to unsolicited competing proposals, a right to terminate the merger agreement in order to accept a superior proposal prior to approval of the merger agreement by Checkers’ stockholders, provisions for a reverse termination fee and expense reimbursement in amounts that would mirror Checkers’ termination fee and expense reimbursement obligations, and a revised closing condition for exercises of appraisal rights that increased the threshold for Taxi Holdings’ closing condition from five percent to ten percent of outstanding shares.

On February 16, 2006, the special committee, together with its legal and financial advisors, met to review the proposed sale of Checkers to Taxi Holdings. Prior to the meeting, each member of the special committee had received a draft of the proposed merger agreement, a copy of Citigroup’s financial presentation and other related materials. TRP reviewed with the special committee material legal points in the proposed merger agreement and reviewed the directors’ fiduciary duties in connection with the proposed transaction. Citigroup reviewed with the special committee its financial analysis of the merger consideration and rendered to the special committee an oral opinion, which was confirmed by the delivery of a written opinion later that day, to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the $15.00 per share merger consideration was fair, from a financial point of view, to the holders of Checkers’ common stock (other than the management participants).

After an extensive discussion, in which the members of the special committee, together with legal counsel, discussed potential risks and benefits of the merger transaction, the size of the proposed termination fee as compared to similar transactions and related matters, the special committee unanimously approved a motion recommending that the full board of directors approve the merger agreement and the merger.

Later in the day on February 16th, the full board of directors also met to consider the transaction. Prior to the meeting, each director had received a draft of the proposed merger agreement, a copy of Citigroup’s financial presentation provided to the special committee and other related materials. At the inception of the meeting, Mr. Sirois was recused. Mr. Lieberthal participated in the meeting after confirming that the private equity firm in which he serves as a limited partner had determined not to participate in the transaction. Citigroup reviewed with the board of directors its financial analysis of the merger consideration as presented to the special committee earlier in the day. The board also was informed that Citigroup had rendered an oral opinion to the special committee, which would be confirmed by the delivery of a written opinion later that day, as to the fairness, from a financial point of view, of the $15.00 per share merger consideration to be received by the holders of Checkers’ common stock (other than the management participants). In addition, TRP reviewed the final changes in the merger agreement from the draft previously distributed to the directors and explained the principal provisions of Taxi Holdings’ commitment letters and the directors’ fiduciary duties in connection with the proposed sale to Taxi Holdings.

The board discussed the risks associated with the transaction, such as the conditions to fund under the commitment letters, the minimum EBITDA condition, the appraisal rights condition and other closing conditions. Mr. Sirois then was asked to rejoin the meeting and was requested to inform the board of the extent of management’s involvement with the Wellspring parties, including any agreements with respect to future equity participation or employment. Mr. Sirois stated that, while he expected members of management to be given the opportunity to receive equity interest in Taxi Holdings after completion of the merger, no definitive agreements had been reached with respect to such interests. In addition, Mr. Sirois informed the board that the Wellspring parties had agreed that any existing employment agreements between the management participants and Checkers would be honored after the completion of the merger. Mr. Sirois and the Citigroup representatives were then excused from the meeting. A discussion thereafter ensued as to whether there were other ways to maximize value for Checkers’ stockholders. Based upon the prior factors considered by the special committee and the board with respect to Checkers and its business, the board determined that the proposed merger was the best current opportunity to realize such value. After further discussion, the board of directors (other than Mr. Sirois who had been recused) unanimously declared the merger and the merger agreement advisable, fair to and in the best interests of Checkers’ stockholders, approved the merger and the merger agreement, and resolved to recommend that Checkers’ stockholders adopt the merger agreement and approve the merger.

Following the board of directors meeting, Mr. O’Hara informed a representative of the Wellspring parties that Checkers’ board of directors had approved the merger agreement. Later that night, the definitive merger agreement was executed.

On February 17, 2006, prior to the opening of the trading markets, Checkers issued a press release announcing the execution of the merger agreement with Taxi Holdings.

Reasons for the Merger

The special committee of the board of directors has at all times been composed of independent directors who are neither officers nor employees of any of the parties to the merger agreement. Furthermore, the members of the special committee have no financial interest in the proposed merger different from Checkers’ stockholders generally other than for the fact that members of the special committee (a) hold unvested stock options, which will be cancelled and “cashed out” as part of the merger in the same manner as vested stock options and (b) will be entitled to the indemnification and officer and director liability insurance coverage under the terms of the merger agreement described below under “The Merger Agreement—Principal Covenants—Director and Officer Indemnification and Insurance.”

The special committee, with the assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Taxi Holdings and its advisors. The special committee unanimously determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders and the consideration to be paid for each share of Checkers’ common stock in connection with the merger is fair to our unaffiliated stockholders.

Based, in part, on the unanimous recommendation of the special committee, the board of directors (with recusal by Mr. Sirois) of Checkers determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Checkers and our unaffiliated stockholders and the consideration to be paid for each share of Checkers’ common stock in connection with the merger is fair to our unaffiliated stockholders. The board of directors and the special committee each recommended that Checkers’ stockholders adopt the merger agreement and approve the transactions contemplated thereby.

Substantive Factors

In reaching their respective determinations, the special committee and the board of directors considered a number of substantive factors and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

•	The special committee’s determination that, based on historical and current information concerning our business, financial performance and condition, franchise growth rate, competitive position, and economic and historical performance, an acquisition of Checkers by a third party, as opposed to other strategic alternatives or remaining as a stand-alone, publicly traded company, would maximize stockholder value.

•	The current and historical market prices of Checkers’ common stock, including the fact that the merger consideration of $15.00 per share represents a 25% premium over the closing stock price of $12.00 on the last trading day prior to Checkers’ public announcement on May 16, 2005 that it was exploring strategic alternatives, although such merger consideration represented a 1% discount from the closing stock price of $15.16 on the last trading day prior to Checker’s public announcement on February 17, 2006 that it had executed a merger agreement with Taxi Holdings and Taxi Acquisition.

•	The fact that, prior to entering into the merger agreement, the special committee had undertaken an extensive process designed to solicit competitive bids, as described under “—Background to the Merger.”

•	$15.00 per share was higher than the final proposed purchase price submitted by the last third party bidder in the competitive bid process initiated by the special committee prior to such party subsequently withdrawing from the bidding process. The special committee believed that it was unlikely that any other person would be willing to enter into a binding agreement at a price higher than $15.00.

•	$15.00 per share represented an increase from Taxi Holdings’ original proposed price of $14.75 per share. The special committee believed that $15.00 per share represented the highest price that Taxi Holdings was willing to pay and the highest price reasonably available for Checkers’ shares.

•	The fact that the merger consideration will be all cash, which provides liquidity and certainty of value to our stockholders.

•	The fact that under certain circumstances described under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Taxi Holdings may be required to reimburse up to $3.0 million of Checkers’ expenses incurred in connection with the merger agreement or pay a termination fee of $7.0 million (including any previous payment for expense reimbursement) if Taxi Holdings exercises its right not to complete the merger based on the failure to obtain financing on terms reasonably acceptable to Taxi Holdings and Taxi Acquisition.

•	The opinion, dated February 16, 2006, of Citigroup to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Checkers’ common stock (other than the management participants), as more fully described below under the section entitled “—Opinion of the Special Committee’s Financial Advisor.”

•	The ability of the special committee or the board of directors, under the terms of the merger agreement, to terminate the merger agreement if the special committee or the board determines in good faith that any unsolicited proposal constitutes a superior proposal, subject to payment to Taxi Holdings of a termination fee of $7.0 million (less any amount of reimbursement of Taxi Holdings’ and Taxi Acquisition’s expenses previously paid by Checkers), in accordance with the terms of the merger agreement.

•

The other terms and conditions of the merger agreement, including the cash price, the ability to consider unsolicited offers, the ability of Checkers to terminate the merger agreement in certain circumstances, the fact that the representations and warranties of Checkers are subject to a customary material adverse effect standard, and the limited closing conditions.

•	The belief of the special committee, after consultation with its legal and financial advisors, that the termination fee was within the range of termination fees observed in similar transactions and should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the merger agreement.

•	The agreement by Wellspring IV that, in the event that Taxi Holdings is required to reimburse Checkers’ expenses or pay a termination fee to Checkers pursuant to the merger agreement, Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the merger agreement.

Procedural Factors

The special committee and the board of directors also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which they believed supported their respective decisions and provided assurance of fairness of the merger to the unaffiliated stockholders.

•	The fact that the board of directors appointed the special committee:

•	which consisted entirely of directors who are not officers of Checkers or affiliated with Taxi Holdings or its investors;

•	which consisted entirely of directors with no financial interest in the proposed merger different from Checkers’ stockholders generally other than for the fact that members of the special committee (a) hold unvested stock options, which will be cancelled and “cashed out” as part of the merger in the same manner as vested stock options, and (b) will be entitled to the indemnification and officer and director liability insurance coverage under the terms of the merger agreement described below under “The Merger Agreement—Principal Covenants—Director and Officer Indemnification and Insurance”;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger; and

•	which retained its own legal and financial advisors with experience in transactions similar to the merger to assist the special committee in the negotiations with Taxi Holdings.

•	The fact that, prior to entering into the merger agreement, the special committee engaged in a competitive bid process over a period of more than nine months aimed at maximizing stockholder value, which included the solicitation of indications of interest from 54 potential acquirers, the delivery of corporate and financial information to 30 potential acquirers that signed a confidentiality agreement with Checkers, the receipt and response to inquiries from three potential acquirers, and the receipt and evaluation of indications of interest from one potential acquirer, which subsequently lowered its offering price and withdrew from the bidding process. See “—Background of the Merger.”

•	The fact that merger consideration of $15.00 per share and other terms and conditions of the merger agreement resulted from extensive negotiations between Taxi Holdings and its advisors and the special committee and its advisors.

•	The requirement that the merger agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Checkers’ common stock entitled to vote. As of May 1, 2006, 96.5% of the outstanding shares of Checkers’ common stock were held by unaffiliated stockholders and 99.8% of the outstanding shares of Checkers’ common stock were held by stockholders other than the executive officers.

•	The fact that Checkers’ stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See “—Appraisal or Dissenters’ Rights.”

Potential Negative Factors

The special committee and the board of directors also considered and balanced against the potential benefits of the merger a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These potentially negative factors included the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing condition described below is not satisfied;

•	the fact that the funding of the financing contemplated by the debt and equity commitment letters issued to Taxi Holdings, or alternative financing, on terms and conditions reasonably acceptable to Taxi Holdings, is a condition to Taxi Holdings’ and Taxi Acquisition’s obligation to complete the merger;

•	the interests of Checkers’ executive officers and directors in the merger (see “—Interests of Checkers’ Directors and Executive Officers in the Merger”);

•	the fact that Checkers will no longer exist as an independent, publicly traded company;

•	the fact that, following the merger, Checkers will not be subject to the provisions of the Sarbanes-Oxley Act of 2002 or certain provisions of the Securities and Exchange Act of 1934, such as requirements to file periodic reports and requirements preventing insiders from taking short-swing profits, although, immediately following the merger, Taxi Holdings will be the sole stockholder of Checkers;

•	the fact that Checkers’ current stockholders (other than the management participants) will not participate in any future earnings or growth of Checkers and will not benefit from any appreciation in its value or otherwise have any rights or benefits as a stockholder of Checkers;

•	the fact that Checkers was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that Checkers’ recourse for a breach by Taxi Holdings or Taxi Acquisition of the merger agreement is to seek recovery of the termination fee or expense reimbursement, as applicable, under the letter agreement with Wellspring IV;

•	the restrictions on the conduct of Checkers’ business prior to completion of the merger, which may delay or prevent Checkers from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to Checkers’ stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Checkers and the requirement that Checkers pay Taxi Holdings a $7.0 million termination fee (less any amount of reimbursement of Taxi Holdings’ and Taxi Acquisition’s expenses previously paid by Checkers) in order for the board of directors to accept a superior proposal; and

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger.

In analyzing the transaction, the special committee and the board of directors, with the assistance of the special committee’s financial advisor, considered the going concern value of Checkers. Neither the special committee nor the board of directors considered liquidation value as a factor because Checkers is a viable going concern business, and the liquidation value was not deemed relevant to a determination as to whether the merger and the merger consideration are fair to our stockholders. Further, neither the special committee nor the board of directors considered the net book value a material indicator of the value of Checkers because the net book value, as an indication of only the historical costs, was deemed to understate Checkers’ value as a going concern.

After considering these factors, the special committee and the board of directors concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee and the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching their respective determinations. The respective determinations of the special committee and the board of directors were made after consideration of all of the factors taken together.

Provisions for Unaffiliated Stockholders

No provisions were made in connection with the merger to grant unaffiliated stockholders access to our corporate files or those of Taxi Holdings or its affiliates or to obtain counsel, separate representatives, financial advisors, or appraisal services at our expense or at the expense of Taxi Holdings or its affiliates. No appraisal services were retained on behalf of the unaffiliated stockholders. In addition, in order to adopt the merger agreement and approve the transactions contemplated thereby, holders of a majority of the outstanding shares of Checkers’ common stock entitled to vote must vote in favor of adopting the merger agreement, irrespective of whether a majority of outstanding of shares of Checkers’ common stock entitled to vote held by unaffiliated stockholders are voted in favor of adopting the merger agreement.

Recommendation of the Special Committee

The special committee of our board of directors, which is comprised solely of independent directors, after due consideration unanimously:

•	determined that the merger represented the most favorable alternative reasonably available to Checkers and our unaffiliated stockholders;

•	determined that the merger agreement and the merger are advisable and are fair to, and in the best interests of, Checkers and our unaffiliated stockholders; and

•	recommended to the board of directors the approval of the merger agreement and the approval of the merger.

The special committee unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Recommendation of the Board of Directors

After careful consideration, the board of directors (with recusal by Mr. Siroris) has determined that the merger agreement and the merger are advisable and are fair to, and in the best interests of, Checkers and our unaffiliated stockholders and has approved the merger agreement and the merger. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Special Committee’s Financial Advisor

The special committee has retained Citigroup as its financial advisor in connection with the merger. In connection with this engagement, the special committee requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Checkers’ common stock (other than the management participants). On February 16, 2006, at a meeting of the special committee held to evaluate the merger, Citigroup rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Checkers’ common stock (other than the management participants).

The full text of Citigroup’s written opinion, dated February 16, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Holders of Checkers’ common stock are encouraged to read Citigroup’s opinion carefully in its entirety. Citigroup’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to holders of Checkers’ common stock (other than the management participants). Citigroup’s opinion does not address any other terms, aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citigroup:

•	reviewed a draft dated February 16, 2006 of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Checkers and certain senior officers and other representatives of Wellspring Capital concerning Checkers’ business, operations and prospects;

•	examined certain publicly available business and financial information relating to Checkers;

•	examined certain financial forecasts and other information and data relating to Checkers which were provided to or otherwise discussed with Citigroup by Checkers’ management, including sensitivities to the financial forecasts and other information and data reviewed with the special committee to take into account, among other things, Checkers’ actual financial performance for the fiscal year ended 2005 relative to budgeted estimates prepared by Checkers’ management for that fiscal year;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Checkers’ common stock, historical and projected earnings and other operating data of Checkers and the capitalization and financial condition of Checkers;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Checkers;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of Checkers’ management that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Checkers provided to or otherwise reviewed by or discussed with Citigroup, Citigroup assumed, with the special committee’s consent, that the forecasts and other information and data, as sensitized, reflected reasonable estimates and judgments as to the future financial performance of Checkers. Citigroup assumed, with the special committee’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Checkers or the merger. Representatives of the special committee advised Citigroup, and Citigroup also assumed, with the special committee’s consent, that the final terms of the merger agreement would not vary materially from those set forth in the draft Citigroup reviewed.

Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Checkers, and Citigroup did not make any physical inspection of the properties or assets of Checkers. In connection with Citigroup’s engagement and at the direction of the special committee, Citigroup was requested to approach, and Citigroup held discussions with, third parties to solicit indications of interest in the possible acquisition of Checkers. Citigroup’s opinion does not address any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in the opinion). Citigroup expressed no view as to, and its opinion does not address, Checkers’ underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Checkers or the effect of any other transaction in which Checkers might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, the special committee imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Checkers. No company, business or transaction used in those analyses as a comparison is identical to Checkers or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between the special committee and the Wellspring parties and the decision to enter into the merger was solely that of the special committee and the board of directors. Citigroup’s opinion was only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, the board of directors or Checkers’ management with respect to the merger or the merger consideration.

A copy of Citigroup’s written presentation to the special committee has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by Checkers with the Securities and Exchange Commission and also will be available for inspection and copying at Checkers’ principal executive offices during regular business hours by any interested stockholder of Checkers or any representative of such stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

The following is a summary of the material financial analyses presented to the special committee in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Selected Companies Analysis.

Citigroup reviewed financial and stock market information and public market trading multiples of Checkers and the following nine selected publicly held companies in the quick service restaurant industry:

•	McDonald’s Corporation
•	YUM! Brands, Inc.
•	Wendy’s International, Inc.
•	Domino’s Pizza, Inc.
•	Sonic Corp.
•	Jack in the Box Inc.
•	CKE Restaurants, Inc.
•	Papa John’s International, Inc.
•	The Steak n Shake Company

Citigroup reviewed, among other things, closing stock prices on February 15, 2006 as a multiple of calendar year 2006 estimated earnings per share, commonly referred to as EPS. Citigroup then applied to Checkers’ calendar year 2006 estimated EPS a selected range of calendar year 2006 estimated EPS multiples of 14.0x to 16.0x, which range was derived taking into account the mean calendar year 2006 estimated EPS multiple for the selected companies and the fact that Checkers historically has traded at a lower forward 12 months EPS multiple than the mean multiple for the selected companies for the same period. Estimated financial data for the selected companies were based on research analysts’ estimates, public filings and other publicly available information. Estimated financial data for Checkers were based on internal estimates of Checkers’ management. This analysis indicated the following approximate implied per share equity reference range for Checkers, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Checkers	Merger Consideration
$12.50 – $14.25	$15.00

Precedent Transactions Analysis.

Using publicly available information, Citigroup reviewed the transaction value multiples paid in the following 20 selected transactions in the U.S. restaurant industry announced since 2001 with transaction values of less than $250 million:

Acquiror	Target

•      Sun Capital Partners, Inc.

•      Leonard Green & Partners, L.P.

•      Castle Harlan, Inc.

•      Trimaran Capital Partners

•      Charlesbank Capital Partners LLC/Grotech Capital Group

•      Management Group

•      Bob Evans Farms, Inc.

•      Fairmont Capital, Inc.

•      Investor Group

•      Jack in the Box Inc.

•      O’Charley’s Inc.

•      Castle Harlan, Inc.

•      CKE Restaurants, Inc.

•      Wyndcrest Holdings, LLC

•      Castle Harlan, Inc. and Bruckmann, Rosser, Sherrill & Co., Inc.

•      New World Restaurant Group, Inc.

•      Bruckmann, Rosser, Sherrill & Co., L.L.C./ Bruckmann, Rosser, Sherrill & Co. II, L.P.

•      Jacobson Partners

•      Management Group

•      Goldner Hawn Johnson & Morrison, Inc. & BancBoston Capital

•      Garden Fresh Restaurant Corp.

•      Claim Jumper Restaurants LLC

•      Perkins Family Restaurants, L.P.

•      Charlie Brown’s, Inc.

•      Captain D’s Inc.

•      Quality Dining, Inc.

•      Mimi’s Café, Inc.

•      Garden Fresh Restaurant Corp.

•      Prandium, Inc.

•      Qdoba Restaurant Corporation

•      Ninety Nine Restaurant & Pub

•      Morton’s Restaurant Group, Inc.

•      Santa Barbara Restaurant Group, Inc.

•      Mexican Restaurants, Inc.

•      McCormick & Schmick’s Seafood Restaurants, Inc.

•      Einstein/Noah Bagel Corp.

•      Il Fornaio (America) Corporation

•      Taco Bueno Restaurants, L.P.

•      Uno Restaurant Corporation

•      VICORP Restaurants, Inc.

Citigroup reviewed, among other things, transaction values as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Citigroup then applied to Checkers’ calendar year 2005 EBITDA a selected range of latest 12 months EBITDA multiples of 6.0x to 7.0x, which range was derived taking into account the mean of the latest 12 months EBITDA multiples for the selected transactions for which information was publicly available. Multiples for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for Checkers were based on public filings and internal estimates prepared by Checkers’ management. This analysis indicated the following approximate implied per share equity reference range for Checkers, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Checkers	Merger Consideration
$11.00 – $13.00	$15.00

Discounted Cash Flow Analysis.

Citigroup performed a discounted cash flow analysis of Checkers to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Checkers could generate based on internal estimates of Checkers’ management for fiscal years 2006 through 2010, referred to as the “Management Case.” Given Checkers’ actual performance for the fiscal year ended 2005, which was lower than budgeted estimates prepared by Checkers’ management for that fiscal year, Citigroup also performed and reviewed with the special committee certain sensitivities to the Management Case, referred to as the “Sensitivity Case,” to take into account the potential for lower revenue growth and margin expansion, and higher capital expenditures, than reflected in the Management Case. The Sensitivity Case reflected, among other things:

•	company-operated unit growth and franchise unit growth consistent with Checkers’ recent actual performance relative to management’s budgeted estimates;

•	annual same store sales growth based on the historical average for selected companies in the quick service restaurant industry over the period 2001 to 2005;

•	average annual sales per store, or average unit volume, for new company-operated and new franchise-operated stores for which full year sales data was available, and capital investment for new company-operated stores, based on Checkers’ actual store openings since 2003;

•	certain store-level costs as a percentage of store sales based on Checkers’ fiscal year 2005 estimated levels; and

•	incremental general and administrative costs related to potential personnel and other expenses required for store growth.

Estimated terminal values for Checkers were calculated by applying to Checkers’ fiscal year 2010 estimated EBITDA a range of EBITDA terminal value multiples of 6.0x to 7.0x, which range of terminal value multiples was derived taking into account Checkers’ historical EBITDA trading multiples and the implied EBITDA multiples paid for the target companies in the selected transactions referred to above under “Precedent Transactions Analysis.” The unlevered, after-tax free cash flows and terminal values were then discounted to present value using discount rates ranging from 9.7% to 11.2%, which discount rate range was derived taking into account the estimated weighted average cost of capital for Checkers utilizing selected data of the publicly held companies in the quick service restaurant industry referred to above under “Selected Companies Analysis.” This analysis indicated the following approximate implied per share equity reference ranges for Checkers under both the Management Case and the Sensitivity Case, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges for Checkers		Merger Consideration
Management Case	Sensitivity Case
$17.75 – $21.00	$13.75 – $16.00	$15.00

Leveraged Buyout Analysis.

Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of Checkers under the Management Case and the Sensitivity Case described above, taking into account the pro forma leverage structure of Checkers resulting from Wellspring’s proposed financing for the merger. Citigroup assumed that a financial buyer would attempt to realize a return on its investment in Checkers’ fiscal year 2010. Estimated exit values for Checkers were calculated by applying to Checkers’ fiscal year 2010 estimated EBITDA a range of exit value multiples of 6.0x to 7.0x, which range of exit value multiples was derived taking into account Checkers’ historical EBITDA trading multiples and the implied EBITDA multiples paid for the target companies in the selected transactions referred to above under “Precedent Transactions Analysis.” Citigroup then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 25.0% to 30.0%, which range of percentages was, in Citigroup’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis. This analysis indicated the following approximate implied per share equity reference ranges for Checkers under both the Management Case and the Sensitivity Case, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges for Checkers		Merger Consideration
Management Case	Sensitivity Case
$13.75 – $16.00	$11.50 – $13.00	$15.00

Miscellaneous.

Citigroup has acted as financial advisor to the special committee in connection with the merger. Under the terms of Citigroup’s engagement, Checkers has agreed to pay Citigroup for its financial advisory services to the special committee in connection with the merger, a portion of which was payable in connection with the delivery of its opinion, an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The aggregate fee payable to Citigroup currently is estimated to be approximately $3.0 million, of which $2.5 million is contingent upon consummation of the merger. Checkers also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided services to an affiliate of Wellspring unrelated to the proposed merger, for which services Citigroup and its affiliates have received compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Checkers for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Checkers, Wellspring and their respective affiliates.

The special committee selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Financial Projections Relating to Checkers

The projections set forth below were prepared by, and are the responsibility of, Checkers’ management and were, in general, prepared solely for internal use in capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions relating to the business of Checkers that are inherently subject to significant economic, industry and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Checkers. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate, or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Checkers does not, as a matter of course, publicly disclose projections of future revenues, earnings or other financial performance. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither Grant Thornton LLP nor any registered public accountant has examined or compiled the projections and, accordingly, neither Grant Thornton LLP nor any other registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The inclusion of this information in this proxy statement should not be regarded by any stockholder as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither Checkers, Taxi Holdings, Taxi Acquisition, the Wellspring parties nor any of their respective representatives has made or makes any representation to any stockholder regarding the information included in the projections. Checkers does not intend to update or otherwise revise any of the projections included in this proxy statement to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events.

The following projected financial data was provided to Checkers’ special committee and its financial advisor in connection with the proposed merger on January 27, 2006:

	Projected Calendar Year					2005-2010 CAGR(1)
	2006	2007	2008	2009	2010
Restaurant Sales	$182.0	$203.5	$220.3	$237.7	$255.6	8.5%
Franchise Royalty Income	19.4	21.5	24.1	27.1	30.3	11.0%
Franchise Fees / Other Income	1.0	1.4	1.5	1.7	1.8	39.1%

Total Revenues	$202.5	$226.3	$246.0	$266.4	$287.7	9.0%
Restaurant Food and Paper	57.5	64.3	69.6	74.9	80.5	—
Restaurant Labor Costs	53.3	59.4	64.1	68.9	73.9	—
Restaurant Occupancy Expense	11.7	13.5	14.5	15.6	16.6	—
Restaurant Depreciation	9.2	10.1	10.3	10.3	10.2	—
Other Restaurant Operating Expenses	22.8	25.4	27.3	29.5	31.4	—
General and Administrative	15.3	16.2	16.9	17.6	18.3	—
Advertising Expense	10.9	12.2	13.0	13.8	14.6	—
Non-Cash Compensation	2.0	2.0	2.0	2.0	2.0	—
Other Depreciation	0.7	0.7	0.7	0.7	0.7	—
Impairment of Long Lived Assets	0.0	0.0	0.0	0.0	0.0	—
Restaurant Retirement Costs	0.1	0.0	0.0	0.0	0.0	—
Loss / (Gain) on Market Sales of Fixed Assets	0.4	0.5	0.3	0.3	0.3	—

Total Costs and Expenses	$183.9	$204.2	$218.6	$233.5	$248.5	—

Operating Income	$18.6	$22.1	$27.3	$32.9	$39.2	21.0%

Interest Income	($1.4)	($1.5)	($2.6)	($4.8)	($4.7)	—
Interest Expense	1.8	1.3	0.3	0.2	0.2	—

Income Before Income Tax Expense	18.2	22.3	29.6	37.5	43.7	—
Income Tax Expense	7.0	8.5	11.3	14.2	16.6	—

Net Income	$11.2	$13.8	$18.4	$23.2	$27.1	22.3%

	Projected Calendar Year					2005-2010 CAGR(1)
	2006	2007	2008	2009	2010
EPS	$0.89	$1.10	$1.46	$1.85	$2.16	22.0%
EBITDA	$28.5	$32.8	$38.3	$44.0	$50.1	15.9%

Gross Unit Openings
Company-Operated	21	12	12	12	12	—
Franchise	40	45	50	55	60	—

Total New Units	61	57	62	67	72	—
Company-Operated Same Store Sales Growth	4.0%	3.0%	3.0%	3.0%	3.0%	—
Capital Expenditures	$21.9	$18.7	$12.2	$12.2	$12.2	(1.6%)

(1)	Compound annual growth rate.

Such projected financial data provided on January 27, 2006 by the management of Checkers assumed a store and franchise growth rate, same-store sales growth rate, and average new store revenues that were higher, and expenses and expenditures that were lower, than may be indicated by Checkers’ actual operating performance and reflected aggressive goals identified by management for internal purposes.

Given Checkers’ actual performance for the fiscal year ended 2005, which was lower than budgeted estimates prepared by Checkers’ management for that fiscal year, certain sensitivities also were reviewed with Checkers’ special committee and applied to the above projections by the special committee’s financial advisor in performing certain of its financial analyses with respect to Checkers in order to take into account the potential for lower revenue growth and margin expansion, and higher capital expenditures, than those reflected in such projections. These sensitivities reflected, among other things:

•	company-operated unit growth and franchise unit growth consistent with Checkers’ recent actual performance relative to management’s budgeted estimates;

•	annual same store sales growth based on the historical average for selected companies in the quick service restaurant industry over the period 2001 to 2005;

•	average annual sales per store, or average unit volume, for new company-operated and new franchise-operated stores for which full year sales data was available, and capital investment for new company-operated stores, based on Checkers’ actual store openings since 2003;

•	certain store-level costs as a percentage of store sales based on Checkers’ fiscal year 2005 estimated levels; and

•	incremental general and administrative costs related to potential personnel and other expenses required for store growth.

Management’s projections, as sensitized, were as follows:

	Projected Calendar Year					2005-2010 CAGR(1)
	2006	2007	2008	2009	2010
Restaurant Sales	$182.0	$191.8	$200.2	$208.8	$217.6	5.2%
Franchise Royalty Income	19.4	20.8	22.0	23.6	25.3	7.1%
Franchise Fees / Other Income	1.0	0.8	0.9	1.0	1.1	25.6%

Total Revenues	$202.5	$213.4	$223.1	$233.4	$243.9	5.4%

Restaurant Food and Paper	58.7	61.8	64.5	67.3	70.1	—
Restaurant Labor Costs	53.1	55.9	58.4	60.9	63.4	—
Restaurant Occupancy Expense	11.7	13.0	13.7	14.3	14.9	—
Restaurant Depreciation	9.2	9.7	9.5	9.2	8.7	—
Other Restaurant Operating Expenses	23.6	24.8	25.9	27.0	28.2	—
General and Administrative	16.3	16.2	16.3	16.4	16.5	—
Advertising Expense	11.2	11.8	12.3	12.8	13.3	—
Non-Cash Compensation	2.0	2.0	2.0	2.0	2.0	—
Other Depreciation	0.7	0.7	0.7	0.7	0.7	—
Impairment of Long Lived Assets	0.0	0.0	0.0	0.0	0.0	—
Restaurant Retirement Costs	0.1	0.0	0.0	0.0	0.0	—
Loss / (Gain) on Market Sales of Fixed Assets	0.4	0.5	0.3	0.3	0.3	—

Total Costs and Expenses	$186.8	$196.5	$203.5	$210.9	$218.2	—

Operating Income	$15.6	$16.9	$19.6	$22.5	$25.8	11.2%
Interest Income	($1.4)	($1.5)	($2.6)	($4.8)	($4.7)	—
Interest Expense	1.8	1.3	0.3	0.2	0.2	—

Income Before Income Tax Expense	$15.2	$17.1	$21.9	$27.1	$30.3	—
Income Tax Expense	5.8	6.5	8.3	10.3	11.5	—

Net Income	$9.4	$10.6	$13.6	$16.8	$18.8	13.7%

EPS (3)	$0.75	$0.84	$1.08	$1.34	$1.50	13.3%
EBITDA	$25.5	$27.3	$29.8	$32.4	$35.2	7.9%

Gross Unit Openings
Company-Operated	11	6	6	6	6	—
Franchise	24	27	30	33	36	—

Total New Units	35	33	36	39	42	—
Company-Operated Same Store Sales Growth	2.3%	2.3%	2.3%	2.3%	2.3%	—
Capital Expenditures	$17.6	$13.7	$7.7	$7.7	$7.7	(10.2%)

(1)	Compound annual growth rate.

Position of the Executive Officers Regarding the Fairness of the Merger

Under the rules promulgated under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act, governing “going private” transactions, each of Keith E. Sirois, S. Patric Plumley, Steve Cohen, Adam Noyes, Richard Turer, Ron Levondosky, and Brian R. Doster, collectively, the “executive officers,” may be deemed to be an affiliate of both Checkers and Taxi Holdings. The executive officers are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Each of the executive officers, each of whom may become a management participant, believes that the merger and the merger agreement are fair to Checkers and the unaffiliated stockholders of Checkers from a financial point of view. The views of the executive officers as to the fairness of the merger agreement and the merger should not be construed as a recommendation, other than by Mr. Sirois solely in his capacity as a director of Checkers (see “—Recommendation of the Board of Directors” above), to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Substantive Factors

In reaching their respective determinations, the executive officers considered a number of substantive factors favoring the merger and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

•	The current and historical market prices of Checkers’ common stock, including the fact that the merger consideration of $15.00 per share represents a 25% premium over the closing stock price of $12.00 on the last trading day prior to Checkers’ public announcement on May 16, 2005 that it was exploring strategic alternatives, although such merger consideration represented a 1% discount from the closing stock price of $15.16 on the last trading day prior to Checkers’ public announcement on February 17, 2006 that it had executed a merger agreement with Taxi Holdings and Taxi Acquisition.

•	The fact that the merger consideration will be all cash, which provides liquidity and certainty of value to our stockholders.

•	The fact that under certain circumstances described under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Taxi Holdings may be required to reimburse up to $3.0 million of Checkers’ expenses incurred in connection with the merger agreement or pay a termination fee of $7.0 million (including any previous payment for expense reimbursement) if Taxi Holdings exercises its right not to complete the merger based on the failure to obtain financing on terms reasonably acceptable to Taxi Holdings and Taxi Acquisition.

•	The ability of the special committee or the board of directors, under the terms of the merger agreement, to terminate the merger agreement if the special committee or the board determines in good faith that any unsolicited proposal constitutes a superior proposal, subject to payment to Taxi Holdings of a termination fee of $7.0 million (less any amount of reimbursement of Taxi Holdings’ and Taxi Acquisition’s expenses previously paid by Checkers), in accordance with the terms of the merger agreement.

•	The other terms and conditions of the merger agreement, including the cash price, the ability to consider unsolicited offers, the ability of Checkers to terminate the merger agreement in certain circumstances, the fact that the representations and warranties by Checkers are subject to a customary material adverse effect standard, and the limited closing conditions.

•	The agreement by Wellspring IV that, in the event that Taxi Holdings is required to reimburse Checkers’ expenses or pay a termination fee to Checkers pursuant to the merger agreement, Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the merger agreement.

Procedural Factors

In reaching their respective determinations, the executive officers considered a number of procedural factors favoring the merger and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

•	The fact that the board of directors appointed the special committee:

•	which consisted entirely of directors who are not officers of Checkers or affiliated with Taxi Holdings or its investors;

•	which consisted entirely of directors with no financial interest in the proposed merger different from Checkers’ stockholders generally other than for the fact that members of the special committee (a) hold unvested stock options, which will be cancelled and “cashed out” as part of the merger in the same manner as vested stock options, and (b) will be entitled to the indemnification and officer and director liability insurance coverage under the terms of the merger agreement described below under “The Merger Agreement—Principal Covenants—Director and Officer Indemnification and Insurance”;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger; and

•	which retained its own legal and financial advisors who assisted the special committee in the negotiations with Taxi Holdings.

•	The fact that, prior to entering into the merger agreement, the special committee engaged in a competitive bid process over a period of more than nine months aimed at maximizing stockholder value, which included the solicitation of indications of interest from 54 potential acquirers, the delivery of corporate and financial information to 30 potential acquirers that signed a confidentiality agreement with Checkers, the receipt and response to inquiries from three potential acquirers, and the receipt and evaluation of indications of interest from one potential acquirer, which subsequently lowered its offering price and withdrew from the bidding process. See “—Background of the Merger.”

•	The fact that the merger consideration of $15.00 per share and other terms and conditions of the merger agreement resulted from extensive negotiations between Taxi Holdings and its advisors and the special committee and its advisors.

•	The fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Checkers’ common stock (other than the management participants).

•	The requirement that the merger agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Checkers’ common stock entitled to vote. As of May 1, 2006, 96.5% of the outstanding shares of Checkers’ common stock are held by unaffiliated stockholders and 99.8% of the outstanding shares of Checkers’ common stock are held by stockholders other than the executive officers.

•	The fact that Checkers’ board of directors and special committee determined that the merger agreement and the merger contemplated thereby are advisable and are fair to, and in the best interests of, Checkers’ stockholders.

•	The fact that Checkers’ stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See “—Appraisal or Dissenters’ Rights.”

Potential Negative Factors

The executive officers also considered and balanced against the potential benefits of the merger a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These potentially negative factors included the following:

•	The risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing condition described below is not satisfied.

•	The fact that the funding of the financing contemplated by the debt and equity commitment letters issued to Taxi Holdings or, alternative financing, on terms and conditions reasonably acceptable to Taxi Holdings, is a condition to Taxi Holdings’ and Taxi Acquisition’s obligation to complete the merger.

•	The interests of Checkers’ executive officers and directors in the merger (see “—Interests of Checkers’ Directors and Executive Officers in the Merger”).

•	The fact that Checkers will no longer exist as an independent, publicly traded company.

•	The fact that Checkers’ current stockholders (other than the management participants) will not participate in any future earnings or growth of Checkers and will not benefit from any appreciation in its value or otherwise have any rights or benefits as a stockholder of Checkers.

•	The fact that Checkers was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that Checkers’ recourse for a breach by Taxi Holdings or Taxi Acquisition of the merger agreement is to seek recovery of the termination fee or expense reimbursement, as applicable, under the letter agreement with Wellspring IV.

•	The restrictions on the conduct of Checkers’ business prior to completion of the merger, which may delay or prevent Checkers from undertaking business opportunities that may arise pending completion of the merger.

•	The fact that the merger consideration consists of cash and will therefore be taxable to Checkers’ stockholders for U.S. federal income tax purposes.

•	The restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Checkers and the requirement that Checkers pay Taxi Holdings a $7.0 million termination fee (less any amount of reimbursement of Taxi Holdings’ and Taxi Acquisition’s expenses previously paid by Checkers) in order for the board of directors to accept a superior proposal.

•	The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger.

The executive officers did not consider liquidation value as a factor because Checkers is a viable going concern business, and the liquidation value was not deemed relevant to a determination as to whether the merger and the merger consideration are fair to the stockholders. Further, the executive officers did not consider the net book value a material indicator of the value of Checkers because the net book value, as an indication of only the historical costs, was deemed to understate Checkers’ value as a going concern.

After considering these factors, the executive officers concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the executive officers did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching their respective determinations. The respective determinations of the executive officers were made after consideration of all of the factors taken together.

Purpose and Reasons of Taxi Holdings, Taxi Acquisition and the Wellspring Entities for the Merger

For Taxi Holdings, Taxi Acquisition and the Wellspring Entities, the purpose of the merger is to allow Taxi Holdings to own Checkers and to benefit from any increase in the value of Checkers and to bear any losses resulting from any decrease in the value of Checkers after Checkers’ common stock is no longer publicly traded. The transaction has been structured as a cash merger in order to provide the stockholders of Checkers (other than the management participants) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Checkers in a single step, with transaction costs that are lower than they would be in a tender offer followed by a second-step merger.

Position of Taxi Holdings, Taxi Acquisition and the Wellspring Entities Regarding the Fairness of the Merger

Under the Exchange Act rules governing “going private” transactions, each of Taxi Holdings, Taxi Acquisition and the Wellspring Entities may be deemed to be an affiliate of Checkers. Taxi Holdings, Taxi Acquisition and the Wellspring Entities are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Taxi Holdings, Taxi Acquisition and the Wellspring Entities as to the fairness of the merger is not a recommendation to any Checkers’ stockholder as to how the stockholder should vote on the merger.

None of Taxi Holdings, Taxi Acquisition or the Wellspring Entities participated in the deliberations of Checkers’ board of directors or its special committee regarding, or received advice from the special committee’s legal or financial advisors as to, the substantive or procedural fairness of the merger. However, Taxi Holdings, Taxi Acquisition and the Wellspring Entities believe that the merger agreement and the merger are substantively and procedurally fair to Checkers’ stockholders (other than the management participants).

Substantive Factors

In reaching their respective determinations, Taxi Holdings, Taxi Acquisition and the Wellspring Entities considered a number of substantive factors favoring the merger and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

•	The fact that the $15.00 being paid for each share of Checkers’ common stock in the merger represents a premium of 25% over the $12.00 closing price of Checkers’ common stock on May 13, 2005, the last trading day prior to the announcement by Checkers that it was exploring strategic alternatives, although such merger consideration represented a 1% discount from the closing stock price of $15.16 on the last trading day prior to Checkers’ public announcement on February 17, 2006 that it had executed a merger agreement with Taxi Holdings and Taxi Acquisition.

•	The fact that the merger consideration is all cash, so that the transaction allows Checkers’ stockholders (other than the management participants) to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares of Checkers’ common stock.

•	The fact that Checkers is permitted to receive and, under certain conditions and subject to the payment of a termination fee, to accept, an unsolicited superior proposal to complete an alternate transaction.

•	The fact that, under certain circumstances described under “The Merger Agreement--Reimbursement of Expenses; Termination Fee,” Taxi Holdings may be required to reimburse up to $3.0 million of Checkers’ expenses incurred in connection with the merger agreement or pay a termination fee of $7.0 million (including any previous payment for expense reimbursement) if it exercises its right not to complete the merger based on the failure to obtain financing on terms reasonably acceptable to Taxi Holdings and Taxi Acquisition.

Procedural Factors

In reaching their respective determinations, Taxi Holdings, Taxi Acquisition and the Wellspring Entities considered a number of procedural factors favoring the merger and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

•	The fact that, prior to entering into the merger agreement, the special committee had undertaken an extensive process designed to solicit competitive bids, as described under “—Background to the Merger”.

•	The fact that Checkers’ stockholders who do not vote in favor of adopting the merger agreement and who otherwise comply with all of the required procedures under the Delaware General Corporation Law will have the right to seek appraisal of the fair value of their shares of Checkers’ common stock as described below under “—Appraisal or Dissenters’ Rights”.

•	The fact that the board of directors of Checkers appointed a special committee:

•	which consisted entirely of directors who are not officers of Checkers or affiliated with Taxi Holding or its investors;

•

which consisted entirely of directors with no financial interest in the proposed merger different from Checkers’ stockholders generally other than for the fact that members of the special committee (a)

hold unvested stock options, which will be cancelled and “cashed out” as part of the merger in the same manner as vested stock options and (b) will be entitled to the indemnification and officer and director liability insurance coverage under the terms of the merger agreement described below under “The Merger Agreement—Principal Covenants—Director and Officer Indemnification and Insurance”;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger; and

•	which retained its own legal and financial advisors who assisted the special committee in the negotiations with Taxi Holdings.

•	The fact that Checkers’ board of directors and special committee determined that the merger agreement and the merger contemplated thereby are advisable and are fair to, and in the best interests of, the Checkers’ stockholders.

•	The requirement that the merger agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Checkers’ common stock entitled to vote. As of May 1, 2006, 96.5% of the outstanding shares of Checkers’ common stock are held by unaffiliated stockholders and 99.8% of the outstanding shares of Checkers’ common stock are held by stockholders other than the executive officers.

•	The fact that the merger consideration of $15.00 per share and other terms and conditions of the merger agreement resulted from extensive negotiations between Taxi Holdings and its advisors and the special committee and its advisors.

•	The fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Checkers’ common stock (other than the management participants).

Potential Negative Factors

In addition to the foregoing, Taxi Holdings, Taxi Acquisition and the Wellspring Entities considered the following material negative factors:

•	The risk that the merger might not be completed in a timely manner or at all, including the fact that the obligation of Taxi Holdings and Taxi Acquisition to complete the merger is conditioned upon Taxi Holdings or Taxi Acquisition, as applicable, having received the proceeds of the financing contemplated by the debt and equity commitment letters described under “—Financing for the Merger; Source and Amount of Funds,” or alternative financing, on terms and conditions reasonably acceptable to Taxi Holdings and Taxi Acquisition, and that Taxi Holdings and Taxi Acquisition may not be able to secure financing for a variety of reasons, including reasons beyond the control of Taxi Holdings and Taxi Acquisition.

•	The fact that Checkers’ stockholders (other than the management participants) will not participate in any future earnings or growth of Checkers and will not benefit from any future appreciation in value of Checkers.

•	The risks and costs to Checkers if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on business relationships.

•	The fact that gains from an all-cash transaction would be taxable to Checkers’ stockholders for U.S. federal income tax purposes.

•	The interests of certain members of Checkers’ management in the merger described below under “Interests of Checkers’ Directors and Executive Officers in the Merger.”

Taxi Holdings, Taxi Acquisition and the Wellspring Entities did not consider Checkers’ net book value or liquidation value in their evaluation of the fairness of the merger to Checkers’ stockholders (other than the management participants) because Taxi Holdings, Taxi Acquisition and the Wellspring Entities did not believe that Checkers’ net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger. Taxi Holdings, Taxi Acquisition and the Wellspring Entities did not consider the net book value of Checkers to be a relevant valuation methodology since net book value is a purely historical measurement of value and is not forward looking. Checkers’ net book value per share as of March 27, 2006 was $7.66, or approximately 49% lower than the per share merger consideration. Taxi Holdings, Taxi Acquisition and the Wellspring Entities did not consider the liquidation value of Checkers to be a relevant valuation methodology because they considered Checkers to be a viable, going concern. To the extent that Taxi Holdings, Taxi Acquisition and the Wellspring Entities considered the going concern value of Checkers, they believed that a valuation metric based on the public market trading price of Checkers’ common stock prior to its March 16, 2005 announcement that it was exploring strategic alternatives (i.e., the market price unaffected by any speculation or expectation that a transaction would occur), as described above, was the most appropriate measurement of Checkers’ going concern value.

The foregoing discussion of the information and factors considered and given weight by Taxi Holdings, Taxi Acquisition and the Wellspring Entities in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. None of Taxi Holdings, Taxi Acquisition or the Wellspring Entities found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the merger agreement and the merger. Each of Taxi Holdings, Taxi Acquisition and the Wellspring Entities believes that these factors provide a reasonable basis for its belief that the merger agreement and the merger are fair to Checkers’ stockholders (other than the management participants). This belief should not, however, be construed in any way as a recommendation to any stockholder of Checkers as to whether such stockholder should vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Neither Taxi Holdings, Taxi Acquisition nor the Wellspring Entities make any recommendation as to how the stockholders of Checkers should vote their shares of Checkers’ common stock relating to the merger.

While Taxi Holdings, Taxi Acquisition and the Wellspring Entities believe that the merger is substantively and procedurally fair to Checkers’ stockholders (other than the management participants), Taxi Holdings and Taxi Acquisition attempted to negotiate the terms of a transaction that would be most favorable to them, and not to Checkers’ stockholders. Accordingly, Taxi Holdings and Taxi Acquisition did not negotiate the merger agreement with the goal of obtaining terms that were fair to Checkers’ stockholders.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Taxi Acquisition will be merged with and into Checkers, with Checkers being the surviving corporation. When the merger is completed, each share of our common stock, other than any such share held by Checkers, Taxi Holdings or their subsidiaries, or by stockholders who perfect appraisal rights under Delaware law, will be cancelled and converted into the right to receive $15.00 in cash, without interest.

Following the merger, the entire equity in Checkers is expected to be beneficially owned by Taxi Holdings and its affiliates. If the merger is completed, Checkers’ current stockholders will cease to have any direct or indirect ownership interest in Checkers or rights as stockholders of Checkers (other than the management participants as described in “—Interest of Checkers’ Directors and Executive Officers in the Merger”). As a result, those stockholders of Checkers will not participate in any future earnings or growth of Checkers and will not benefit from any appreciation in value of Checkers.

Following the closing of the merger, the entire interest in Checkers’ net book value and net earnings will be held by Taxi Holdings and its affiliates. The interest in Checkers’ net book value and net earnings as of the date of this proxy statement for Taxi Holdings, Taxi Acquisition, and the Wellspring Entities was zero.

The merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (1) the amount by which $15.00 exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, without interest, and less any amount required to be withheld under applicable law.

Prior to the completion of the merger, Taxi Holdings expects to offer selected members of Checkers management the opportunity to elect, in lieu of canceling their options in exchange for the right to receive the cash consideration described above, to have their options assumed by Taxi Holdings and replaced by options to purchase shares in Taxi Holdings. None of the members of the board of directors (other than Mr. Sirois), including the members of the special committee, will be offered this opportunity. The terms of any such assumption and exchange of options by Taxi Holdings, the value of any such options and the individuals to be offered the opportunity to participate in such assumption and exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

In addition, Taxi Holdings may offer selected members of Checkers management additional equity incentive arrangements following the effective time of the merger. The terms of any such incentive arrangements, and the individuals to be offered the opportunity to participate in such arrangements, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to or following the completion of the merger.

As of and for the fiscal year ended, January 2, 2006, the net book value and the net earnings (or net income) of Checkers were approximately $86.3 million and $9.2 million, respectively. As of, and for the fiscal quarterly ended, March 27, 2006, the net book value and the net earnings (or net income) of Checkers were approximately $88.0 million and $1.4 million, respectively. The ownership interest of each of Keith E. Sirois, S. Patric Plumley, Steve Cohen, Adam Noyes, Richard Turer, Ron Levondosky, and Brian R. Doster, prior to the merger and based on their beneficial ownership of the shares of Checkers’ common stock as of May 1, 2006, in such net book value and net earnings would be 1.09%, 0.17%, 1.05%, 0.89%, 0.81%, 0.28%, and 0.79%, respectively, of such net book value and net earnings. Because neither the individuals who will receive equity interests in Taxi Holdings nor the extent of any such equity participation has been determined as of the date of this proxy statement, the effect of the merger on the interest of management participants in Checkers’ net book value and net earnings cannot be determined at this time.

Checkers’ common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market, which we refer to in this proxy statement as Nasdaq, under the symbol “CHKR.” As a result of the merger, Checkers will become a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on Nasdaq, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of filing periodic and other reports with the SEC and furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Checkers.

At the effective time of the merger, the directors of Taxi Acquisition will be the initial directors of Checkers, and the officers of Checkers immediately prior to the merger will continue as officers of Checkers following the merger. All of the directors of Checkers immediately prior to the merger will resign as directors of Checkers at the effective time of the merger. The bylaws of Taxi Acquisition in effect immediately prior to the effective time of the merger will become the bylaws of Checkers following the merger.

Plans for Checkers after the Merger

Following completion of the merger, Taxi Holdings will own 100% of the equity in Checkers. It is expected that, following completion of the merger, the operations of Checkers will be conducted substantially as they currently are being conducted except that Checkers will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Except as described below, Taxi Holdings has advised Checkers that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Checkers’ corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Taxi Holdings has explored and is exploring potential financing transactions that could be effected in connection with or following the completion of the merger, including sale and leaseback transactions involving company-owned locations. Taxi Holdings has entered into a commitment letter with CNL Restaurant Capital, LP with respect to sale-leaseback financing for up to 37 company-owned properties, as further described, and subject to the conditions described, below under “—Financing for the Merger; Source and Amount of Funds—Sale-Leaseback Financing,” the net proceeds of which would be expected to be used to reduce amounts outstanding under the credit facilities described below under “—Financing for the Merger; Source and Amount of Funds.” Other than such commitment letter, no agreements have been entered into with respect to any such financing transaction, nor can there by any assurance that any such agreements will be entered into prior to or after completion of the merger. In addition, we expect that, both before and following the merger, Checkers’ management and Taxi Holdings will continuously evaluate and review Checkers’ business and operations and may develop new plans and proposals that they consider appropriate to maximize Checkers’ value. Taxi Holdings expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects on Checkers if the Merger is Not Completed

In the event that the merger agreement is not adopted by Checkers’ stockholders or if the merger is not completed for any other reason, Checkers’ stockholders will not receive any payment for their shares in connection with the merger. Instead, Checkers will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Checkers’ stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of shares of Checkers’ common stock. From time to time, the board of directors may evaluate and review, among other things, the business operations, management, and capitalization of Checkers, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by the stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Checkers will be offered or that the business, prospects or results of operations of Checkers will not be adversely impacted. If the merger agreement is terminated under certain circumstances, Checkers may be obligated to reimburse up to $3.0 million of expenses incurred by Taxi Holdings and certain related parties in connection with the merger agreement or pay a termination fee of $7.0 million (less any previous payment for expense reimbursement). See “The Merger Agreement—Reimbursement of Expenses; Termination Fee.”

Financing for the Merger; Source and Amount of Funds

Checkers and Taxi Holdings estimate that, based on information available as of the date of this proxy statement, the total amount of funds required to complete the merger and related transactions, repay certain of Checker’s existing debt and pay related fees and expenses, will be approximately $221 million.

Taxi Holdings expects this amount to be provided through a combination of the proceeds of:

•	a cash equity investment by Wellspring IV (or Wellspring IV together with its co-investors, which may include management participants or Wellspring IV’s financing sources) in Taxi Holdings, all of which will be contributed to Taxi Acquisition;

•	cash on Checkers’ balance sheet;

•	a senior secured credit facility, which is described below under “—Debt Financing”;

•	a secured subordinated credit facility, which is described below under “—Debt Financing”; and

•	sale-leaseback transactions, as described below under “—Sale-Leaseback Financing,” the net proceeds of which would be expected to be used to reduce amounts outstanding under the credit facilities described below under “—Debt Financing.”

There are currently no alternative financing plans in the event the debt financing described below is not consummated. Under the merger agreement, the obligations of Taxi Holdings and Taxi Acquisition to close the merger are subject to receipt of the proceeds of the financing contemplated in the debt and equity commitment letters described below, or alternate financing, on terms and conditions reasonably acceptable to Taxi Holdings and Taxi Acquisition. The obligation of Guggenheim Corporate Funding, LLC to fund the credit facilities contemplated in the commitment letters is subject to the conditions described below under “—Debt Financing.” There can be no assurance that these conditions will be satisfied and that funding contemplated by the commitment letters will be made available. Taxi Holdings and Taxi Acquisition have each agreed to use their reasonable best efforts to cause this condition to be satisfied. In addition, under certain circumstances described under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Taxi Holdings may be required to reimburse up to $3.0 million of Checkers expenses in connection with the merger agreement or pay a termination fee of $7.0 million (including any previous payment for expense reimbursement) if it exercises its right not to close based on this condition.

Equity Financing

On February 6, 2006, Wellspring IV entered into an equity commitment letter with Taxi Holdings pursuant to which Wellspring IV committed to contribute or cause to be contributed to Taxi Holdings up to $57.4 million in connection with the merger. The equity commitment is conditioned upon:

•	satisfaction of the conditions to the merger described under “The Merger Agreement—Conditions to Completion of the Merger”; and

•	Taxi Acquisition having received the proceeds of the credit facilities described below under “—Debt Financing,” or alternative financing, on terms and conditions acceptable to Wellspring IV.

Debt Financing

Taxi Holdings and Taxi Acquisition entered into a debt commitment letter, dated February 16, 2006, with Guggenheim Corporate Funding, LLC, which we refer to in this proxy statement as Guggenheim. Pursuant to the debt commitment letter, Guggenheim committed, subject to the conditions described below, to provide a $95 million term loan A facility, a $35 million term loan B facility, a $20 million revolving credit facility and a $10 million subordinated term loan facility, which we refer to collectively in this proxy statement as the credit facilities, the proceeds of which will, except as provided in the next sentence, be used to complete the merger and related transactions, repay certain of Checkers’ existing debt and pay related fees and expenses. Up to $1 million of the revolving credit facility will be available on the date the merger is consummated and the remaining portion of the revolving credit facility will thereafter be available for the general corporate purposes of the surviving company in the merger. Taxi Holdings and Taxi Acquisition have orally agreed with Guggenheim that they will not draw more than $6.25 million of the available $10.0 million credit available under the subordinated term loan facility.

The credit facilities will bear interest, at the option of the borrower, at LIBOR or the higher of the prime rate and the federal funds rate plus 0.50%, which we refer to as the “base rate,” in each case, plus the applicable margin set forth in the following table:

	Base Rate Loans	LIBOR Loans
Revolving Loans	2.50%	3.50%
Term Loans A	2.875%	3.875%
Term Loans B	7.00%	8.00%
Subordinated Term Loans	9.00%	10.00%

The borrowers under the facilities will be Taxi Acquisition and, from and after the consummation of the merger, Checkers, and the credit facilities will be guaranteed on a joint and several basis by each of the borrowers’ existing and future direct and indirect domestic subsidiaries. The credit facilities will be secured by pledges of all of the equity interests of the borrowers’ and each of their direct and indirect domestic subsidiaries, and security interests in and mortgages on substantially all material tangible and intangible assets of the borrowers and the guarantors.

The commitment of Guggenheim to provide the financing is subject to the satisfaction of certain conditions including the following:

•	The merger agreement, in the form of the version executed on February 16, 2006 (including disclosure schedules acceptable to Guggenheim), shall have been executed and delivered and the merger shall have been consummated without any changes or the granting by Taxi Holdings or Taxi Acquisition of any consent or waiver that could reasonably be expected to be materially adverse to Guggenheim.

•	Taxi Acquisition and Checkers shall have received all necessary shareholder and board of director consents to the consummation of the merger.

•	Taxi Acquisition shall have received cash equity contributions of at least $57.9 million (at least two-thirds of which shall have been provided by Wellspring) and all proceeds thereof shall have been used for funding the merger.

•	all consents, approvals licenses, permits or other authorizations necessary for the consummation of the financing and the merger shall have been obtained, including, without limitation, to the extent applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	there shall not have occurred a material adverse effect with respect to Checkers since January 3, 2005;

•	Guggenheim shall have received a certification as to the solvency of Taxi Acquisition, Checkers and their subsidiaries, taken as a whole (both immediately before and immediately after giving effect to the merger and the related incurrence of indebtedness related), from the applicable chief financial officer;

•	all documentation relating to the credit facilities shall be in form and substance reasonably satisfactory to Guggenheim;

•	Guggenheim shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by Checkers and the guarantors and Guggenheim shall have received endorsements naming Guggenheim or one of its affiliates, on behalf of the lenders under the credit facilities, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Checkers and the guarantors forming part of the collateral;

•	there shall be no other material indebtedness of Checkers or the guarantors to remain outstanding on the closing date, except for (1) unsecured accounts payable to trade creditors for goods or services incurred in the ordinary course of business, (2) purchase money indebtedness or capital leases to acquire equipment or real property in the ordinary course of business secured solely by the equipment or real property acquired up to a maximum to be specified in the definitive loan documents, (3) contingent liabilities under leases for real property or operating leases in the ordinary course of business, (4) intercompany indebtedness in an amount to be agreed and (5) other unsecured indebtedness in an aggregate amount not to exceed $0.5 million;

•	all reasonable accrued fees and invoiced expenses of the lenders, the administrative agent, the collateral agent and the subordinated lender agent (including the fees and expenses of counsel and local counsel) shall have been paid;

•	after giving effect to the financing contemplated on the closing date, no default or event of default shall then exist and the representations and warranties of Checkers, the guarantors and each of their respective subsidiaries shall be true and correct immediately prior to and immediately after giving effect to the initial extension of credit pursuant to the credit facilities;

•	all of the capital stock of Checkers shall be owned by Taxi Holdings, and all capital stock of Checkers’ direct or indirect subsidiaries shall be owned by Checkers, in each case free and clear of any lien, charge or encumbrance, other than the liens and security interests created or permitted under the loan documentation;

•

subject to certain exceptions, the lenders shall have perfected security interests in the collateral with the relative priority appropriate for each portion of the credit facilities, all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made, and all filing and recording fees and taxes shall have been duly paid;

•	there shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending or threatened against or affecting Checkers or any of its subsidiaries except as could not, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the ability of Taxi Acquisition, Checkers or any guarantor to perform its obligations under the loan documentation or (B) a material adverse effect on the rights and remedies of the administrative agent, collateral agent, the subordinated lender agent or the lenders under the loan documentation; and

•	Guggenheim shall have received reasonably satisfactory evidence that all intellectual property material to the operations of Taxi Acquisition, Checkers and their respective subsidiaries is licensed or owned by a borrower or a guarantor.

The credit facilities will be serviced through operating cash flow generated by Checkers and its subsidiaries, and, other than required prepayments and amortization, there are currently no other plans to refinance or otherwise repay the credit facilities.

Sale-Leaseback Financing

Taxi Holdings has entered into a commitment letter dated April 18, 2006 with CNL Restaurant Capital, LP, which we refer to in this proxy statement as CNL, in which CNL has agreed to provide sale/leaseback financing with respect to up to 37 company-owned properties. Taxi Holdings has informed Checkers that it would expect such transactions to be completed, if at all, either in connection with or following the completion of the merger, and that it would expect the proceeds of any such transactions, net of transaction costs and taxes, to be applied to reduce amounts outstanding under the Term Loan A described above. The commitment will expire on August 16, 2006. The receipt of this financing is subject to the satisfaction of certain conditions, including the following:

•	CNL’s reasonable approval of each property to be included in the transaction following receipt of complete due diligence materials, and based on generally applicable underwriting standards, a physical inspection of each property and a review of certain other information to be provided by Checkers and by Rally’s of Ohio, Inc., which we refer to collectively in this proxy statement as the seller/lessee;

•	there being no material adverse change in the financial condition of the seller/lessee or any event which may, in CNL’s reasonable judgment, have a material adverse effect upon the seller/lessee

•	CNL’s approval of the seller/lessee’s final capital structure;

•	approval of the transaction by CNL’s warehouse lending facilities;

•	approval of the transaction by CNL’s board of directors;

•	receipt of certain documents or information in form and substance satisfactory to CNL, including:

•	title insurance commitments;

•	appraisals of properties;

•	environmental assessment reports;

•	real estate tax bills and copies of paid receipts;

•	real property surveys;

•	certificates of insurance;

•	evidence of valid organization, good standing and authorization to due business with respect to the seller/lessee;

•	equipment financing documents;

•	documentation with respect to existing improvements; and

•	copies of all necessary governmental permits, licenses and approvals required to construct or operate each property as a Checkers or Rally’s restaurant; and

•	receipt of a legal opinion from counsel to seller/lessee.

Material United States Federal Income Tax Consequences

General

The following summary describes the material U.S. federal income tax consequences of the merger to our stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable existing and proposed U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the Internal Revenue Service, which we refer to in this proxy statement as the IRS, with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or will not challenge any of the conclusions reached and described below. This summary addresses only shares of Checkers’ common stock that are held as capital assets within the meaning of section 1221 of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Checkers’ stockholder in light of that Checkers’ stockholder’s personal investment circumstances, or those Checkers’ stockholders subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, expatriates, dealers in securities, currencies, or commodities, traders in securities who elect to apply mark-to-market method of accounting, persons who have a functional currency other than the U.S. dollar, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, U.S. expatriates and foreign corporations, non-resident alien individuals and other persons not subject to U.S. federal income tax on their worldwide income). In addition, this discussion does not address the aspects of U.S. federal income taxation that may be relevant to Checkers’ stockholders who hold shares of Checkers’ common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or Checkers’ stockholders who acquired their shares of Checkers’ common stock through the exercise of director or employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a stockholder.

For purposes of this discussion, a “U.S. holder” means

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to federal income tax regardless of its source; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person.

The treatment of a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds Checkers’ common stock will generally depend on the status of the partner and upon the activities of the partnership. Partners of partnerships holding Checkers’ common stock should consult their tax advisors.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

Consequences of the Merger to U.S. Holders

The receipt of the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of Checkers’ common stock will recognize gain or loss equal to the difference between such stockholder’s adjusted tax basis in Checkers’ common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted in the merger. The gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, at the effective time of the merger, the shares of Checkers’ common stock converted were held for more than one year. In the case of U.S. holders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Consequences of the Merger to Non-U.S. Holders

The following discussion applies to Checkers’ stockholders who are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that is not a U.S. holder.

If a non-U.S. holder sells or otherwise disposes of Checkers’ common stock in the merger in a transaction that is treated as a sale or exchange for U.S. federal income tax purposes, such stockholder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of Checkers’ common stock in the merger unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise; or

•	Checkers is or has been a “United States real property holding corporation” and, assuming Checkers’ common stock is deemed to be “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of Checkers’ common stock.

An individual who is present in the United States for 183 days or more in the taxable year in which Checkers’ common stock is disposed of in the merger should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.

Backup Withholding Tax

Under the U.S. federal income tax backup withholding rules, unless an exemption applies, Taxi Holdings is required to and will withhold 28% of all payments to which a Checkers’ stockholder or other payee is entitled in the merger, unless Checkers’ stockholder or other payee provides its taxpayer identification number, or TIN, (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that the TIN provided is correct (or that such stockholder or other payee is awaiting a TIN) and that such stockholder is not subject to backup withholding. Each Checkers’ stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the payment agent. The exemptions provide that certain Checkers’ stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability for that year. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. CHECKERS’ STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Regulatory Matters

Except for the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals, including providing notification to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, that would be necessary for the consummation of the merger.

Interest of Checkers’ Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors and the special committee with respect to the adoption of the merger agreement and the approval of the transactions contemplated thereby, you should be aware that some of Checkers’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors and the special committee were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options; Relationships of Executive Officers with Taxi Holdings

If we complete the merger, except as described below, each option to purchase shares of our common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (1) the amount by which $15.00 exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price equals or exceeds the merger consideration.

Each of our directors and executive officers owns vested and/or unvested options with exercise prices of less than $15.00 per share. The following table sets forth the cash consideration that the directors and executive officers, individually and as a group, will be entitled to receive in consideration for cancellation of unvested and vested options held by such directors and executive officers.

Name	Consideration for Cancellation of Unvested Options	Consideration for Cancellation of Vested Options	Total Consideration for Cancellation of Unvested and Vested Options
Terry Christensen	—	$1,471,038	$1,471,038
Willie D. Davis	—	255,573	255,573
David Gotterer	—	2,125,124	2,125,124
Gary Lieberthal	—	33,499	33,499
Peter C. O’Hara	—	1,484,796	1,484,796
Burt Sugarman	—	2,606932	2,606,932
Keith E. Sirois(1)	$333,502	792,248	1,125,750
S. Patric Plumley(1)	153,495	72,705	226,200
Steve Cohen(1)	154,399	949,450	1,103,849
Adam Noyes(1)	154,399	756,285	910,684
Richard Turer(1)	154,399	611,726	766,125
Ron Levondosky(1)	172,297	156,303	328,600
Brian R. Doster(1)	154,399	585,976	740,375
All directors and executive officers as a group(2)	1,300,000	11,900,000	13,200,000

(1)	The consideration for such executive officer set forth in the table assumes that such executive officer will receive the cash consideration payable in the merger in respect of the options such executive officer holds.
(2)	The consideration assumes that each of the executive officers will receive the cash consideration payable in the merger in respect of the options each of such executive officers holds.

The foregoing notwithstanding, prior to the completion of the merger, Taxi Holdings expects to offer selected members of Checkers management the opportunity to elect, in lieu of canceling their options in exchange for the right to receive the cash consideration described above, to have their options assumed by Taxi Holdings and replaced by options to purchase shares in Taxi Holdings. None of the members of the board of directors (other than Mr. Sirois), including the members of the special committee, will be offered this opportunity. The terms of any such assumption and exchange of options by Taxi Holdings, the value of any such options, and the individuals to be offered the opportunity to participate in such assumption and exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

In addition, Taxi Holdings may offer selected members of Checkers management additional equity incentive arrangements following the effective time of the merger. The terms of any such incentive arrangements, and the individuals to be offered the opportunity to participate in such arrangements, have not yet been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to or following the completion of the merger.

The merger agreement provides that the current officers of Checkers will continue as the officers of Checkers immediately following the merger until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. Checkers has previously entered into employment agreements with Keith E. Sirois and Adam Noyes. There are currently no plans, proposals or negotiations that relate to, or would result in, a change in the terms of these employment agreements. Each of these employment agreements was entered into prior to, and not in anticipation of, the negotiation of the merger.

Indemnification and Insurance

Taxi Holdings has agreed that, for a period of six years following the effective time of the merger, Taxi Holdings will, and will cause the surviving corporation to, indemnify and hold harmless each present (as of immediately prior to the effective time of the merger) and former officer or director of Checkers and its subsidiaries, against all claims, losses and other costs, including attorneys’ fees and disbursements, incurred in connection with any action or investigation arising out of actions taken by them in their capacity as officers or directors at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated by the merger agreement), or taken by them at the request of Checkers or any of its subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that applicable law permits a Delaware corporation to indemnify its officers and directors. Such indemnified parties may receive advancement of expenses incurred in defense of such actions or investigations, subject to providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Taxi Holdings has further agreed that the certificate of incorporation and by-laws of the surviving corporation will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in Checkers’ certificate of incorporation and by-laws, which provisions will not, except to the extent required to comply with applicable law, be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any such individuals.

Prior to the effective time of the merger, Checkers will endeavor to (and if it unable to, Taxi Holdings will cause the surviving corporation to after the effective time of the merger) obtain, and the surviving corporation will maintain for a period of six years following the effective time of the merger, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the effective time of the merger, from an insurance carrier with the same or better credit rating as Checkers’ current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of Checkers’ existing policies. However, Taxi Holdings and its subsidiaries will not be required by this provision to incur costs in excess of 300% of the annual premiums paid by Checkers under its directors’ and officers’ liability policies as in effect as of February 16, 2006.

Litigation Challenging the Merger

On March 3, 2006, Checkers was notified that a state court civil action, Pipefitters Local No. 636 Defined Benefit Plan v. Checkers Drive-In Restaurants, Inc et. al. Case No. 06-CA-001825, had been filed against Checkers and its directors in the Hillsborough County, Florida Circuit Court.

The complaint alleges that each of the directors of Checkers individually breached the fiduciary duties owing to the Checkers stockholders by voting to approve the merger agreement and alleges that Checkers aided and abetted such alleged breach of fiduciary duties. The complaint seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendants’ fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. The board of directors is of the unanimous belief that the action is without merit, and intends for Checkers and the directors to vigorously defend against it.

On April 7, 2006, a Notice of Voluntary Dismissal Without Prejudice was filed by counsel for Pipefitters Local No. 636 Defined Benefit Plan in Hillsborough County, Florida Circuit Court, dismissing without prejudice its action against Checkers. Checkers did not pay any consideration or compensation to the plaintiff or its counsel in connection with such dismissal.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated under certain circumstances, Checkers may be required to reimburse Taxi Holdings for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Taxi Holdings or its affiliates, or their respective financing sources, up to a maximum of $3.0 million. If the agreement is terminated under certain other circumstances, or if Taxi Holdings exercises its right not to close based the failure to obtain financing on terms reasonably acceptable to Taxi Holdings and Taxi Acquisition, Taxi Holdings may be required to reimburse Checkers for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Checkers or its affiliates, up to a maximum of $3.0 million. See “The Merger Agreement—Reimbursement of Expenses; Termination Fee.” Fees and expenses with respect to the merger are estimated at this time to be as follows:

Description	Amount
SEC filing fee	$20,197
Legal fees	1,510,000
Accounting fees	420,000
Financial advisory fees	4,800,000
Financing fees	2,825,620
Paying agent fees and expenses	110,000
Printing, proxy solicitation and mailing costs	175,000
Miscellaneous expenses	20,000
Total expenses	9,880,817

These expenses will not reduce the merger consideration payable to Checkers’ stockholders under the merger agreement.

Appraisal or Dissenters’ Rights

Under Section 262 of the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, any holder of our common stock who does not wish to accept the $15.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL or in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger agreement is submitted for adoption at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes Checkers’ notice, and we have attached Section 262 of the DGCL to this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex D carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•

The stockholder must NOT vote in favor of adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, therefore a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote “AGAINST” the merger agreement or “ABSTAIN”. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect to Checkers’ common stock so voted and will nullify any previously filed written demands for appraisal.

•	The stockholder must deliver to us a written demand for appraisal of his or her Checkers’ common stock BEFORE the vote on the adoption of the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective date of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective date of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote. A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand fulfilling all the requirements of Section 262 of the DGCL to: Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, Attention: Corporate Secretary.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective date of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

Upon completion of the merger, we will give written notice of the effective date of the merger within 10 days of such time to each of our former stockholders who did not vote in favor of adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective date of the merger, but not later, either Checkers or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to file such a petition within the specified period could nullify previously written demands for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from Checkers, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. Checkers must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If any party files a petition for appraisal in a timely manner, the surviving corporation will then be obligated, within 20 days after receiving a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom an agreement as to the value of their shares has not been reached. The Delaware Court of Chancery will then determine through a hearing which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder. The Delaware Court of Chancery will thereafter determine through a hearing the fair value of the shares of our common stock formerly held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value upon surrender by such holders of the certificates representing those shares of Checkers’ common stock.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to Checkers and the stockholders participating in the appraisal proceeding as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $15.00 per share merger consideration. The opinion of Citigroup delivered to the special committee as to the fairness, from a financial point of view, of the merger consideration does not in any manner address fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective date of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective date of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to Checkers a written withdrawal of the demand for appraisal and acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Checkers and must, to be effective, be made within 120 days after the effective date and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Under the merger agreement, Taxi Holdings and Taxi Acquisition are not required to complete the merger if holders of 10% or more of our outstanding common stock as of the effective date of the merger demand appraisal of their shares in accordance with Delaware law.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The board of directors and the special committee are asking the stockholders of Checkers to vote on a proposal to adopt the merger agreement and approve the transactions contemplated thereby.

This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. This summary is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the Delaware General Corporation Law, Taxi Acquisition will be merged with and into Checkers, the separate corporate existence of Taxi Acquisition will cease, and Checkers will continue as the surviving corporation and become a wholly owned subsidiary of Taxi Holdings. We sometimes refer to the surviving corporation in the merger as the surviving corporation.

Closing of the Merger

The closing of the merger will take place as soon as reasonably practicable (but in no event later than the second business day) after the conditions to the completion of the merger set forth in the merger agreement are satisfied or validly waived (other than those conditions that, by their terms, cannot be satisfied until the closing date) or at such other time as Checkers, Taxi Holdings and Taxi Acquisition may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Consideration to be Received by Checkers’ Stockholders in the Merger

At the effective time of the merger, each outstanding share of Checkers’ common stock (other than shares held by Taxi Holdings or Checkers (or any of their subsidiaries), and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) automatically will be cancelled and converted into the right to receive from the surviving corporation $15.00 in cash, without interest. We refer to this amount in this proxy statement as the merger consideration. All shares of Checkers’ common stock held by Taxi Holdings, Taxi Acquisition or Checkers (or their subsidiaries) will be retired and cancelled and no payment will be made in respect of those shares.

Pursuant to Delaware law, holders of shares of Checkers’ common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see “Special Factors—Appraisal or Dissenters’ Rights” as well as the text of Section 262 of the DGCL, set forth in Annex D.

Treatment of Stock Options and Other Stock Rights

The merger agreement provides that, at the effective time of the merger, each option to purchase shares of Checkers’ common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (1) the amount by which the merger consideration exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price equals or exceeds the merger consideration.

Prior to the effective time of the merger, Checkers will take all necessary action to terminate Checkers’ stock option plans and to terminate each stock option agreement granted other than under such plans and to ensure that, following the effective time of the merger, no holder of Checkers stock options or participant in a Checkers stock option plan or anyone other than Taxi Holdings will have any right to acquire equity securities of Checkers or any of its subsidiaries. Also prior to the effective time, Checkers will take all necessary action to terminate the Checkers Employee Stock Purchase Plan.

Prior to the completion of the merger, Taxi Holdings expects to offer selected members of Checkers management the opportunity to elect, in lieu of canceling their options in exchange for the right to receive the cash consideration described above, to have their options be assumed by Taxi Holdings and replaced by options to purchase shares in Taxi Holdings. None of the members of the board of directors (other than Mr. Sirois), including the members of the special committee, will be offered this opportunity. The terms of any such assumption and exchange of options by Taxi Holdings, the value of any such options, and the individuals to be offered the opportunity to participate in such assumption and exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

Representations and Warranties

Checkers’ Representations and Warranties. In the merger agreement, Checkers makes certain representations to Taxi Holdings and Taxi Acquisition with respect to itself and its subsidiaries. These include representations regarding corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate properties of Checkers and its subsidiaries; subsidiaries; certificates of incorporation and bylaws; capitalization; stock option plans; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement; actions of the Checkers board of directors and the special committee; ability to enter into and consummate the merger agreement without violation of organizational and governing documents, applicable law or contracts; governmental and regulatory approvals required to complete the merger; documents filed with the Securities and Exchange Commission and the accuracy of information contained in those documents; financial statements; compliance with the Sarbanes-Oxley Act; absence of undisclosed liabilities; absence of certain material changes or events since September 12, 2005; litigation matters; employee benefit matters; real property and other assets; tax matters; material contracts; environmental matters; labor and employment matters; compliance with law and permits; intellectual property matters; insurance matters; opinion of financial advisor; finders’ fees; franchise matters; inapplicability of antitakeover provisions and absence of shareholder rights plans; investment company matters; transactions with affiliates; and absence of illegal payments or other related business practices.

Many of Checkers’ representations and warranties are qualified by the absence of a material adverse effect on Checkers, which means, for purposes of the merger agreement, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (i) to prevent or materially impede, interfere with, hinder, or delay the consummation by Checkers of the transactions contemplated by the merger agreement or (ii) to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of Checkers and its subsidiaries taken as a whole; provided, however, that, for purposes of this clause (ii) of this definition, any change or effect to the extent arising from any of the matters described in the following clauses (A) through (D) will not constitute, or be considered in determining the existence of, a material adverse effect: (A) changes in general economic conditions, (B) general changes or developments in the industries in which Checkers and its subsidiaries operate, (C) with limited exceptions, the announcement of the merger agreement and the transactions contemplated by the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, franchisees, distributors, partners or employees of Checkers and its subsidiaries, to the extent such change or effect is due to the identity of Taxi Holdings or its affiliates, or (D) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (A), (B) and (D), such changes referred to in those clauses have a disproportionate effect on Checkers and its subsidiaries taken as a whole relative to other participants in the industries in which Checkers and its subsidiaries operate.

Taxi Holdings’ and Taxi Acquisition’s Representations and Warranties. In the merger agreement, Taxi Holdings and Taxi Acquisition, joint and severally, make certain representations and warranties to Checkers. These include representations corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate their respective properties; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement; actions of the Taxi Holdings and Taxi Acquisition boards of directors and required shareholder votes; ability to enter into and consummate the merger agreement without violation of organizational and governing documents, applicable law or contracts; governmental and regulatory approvals required to complete the merger; financing; finders’ fees; interim operations of Taxi Acquisition; litigation matters; and absence of Checkers’ common stock owned by Taxi Holdings or Taxi Acquisition.

Principal Covenants

Interim Operations. Checkers has agreed that, between the date of the merger agreement and the effective time of the merger, except as expressly contemplated by the merger agreement (or as properly disclosed in the disclosure schedules to the merger agreement), unless Taxi Holdings otherwise consents in writing (such consent not to be unreasonably withheld or delayed):

•	the businesses of Checkers and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice; and

•	Checkers will use commercially reasonable efforts to preserve intact the business organization of Checkers and its subsidiaries, to keep available the services of the current officers and employees of Checkers and its subsidiaries and to preserve the current relationships of Checkers and its subsidiaries with customers, franchisees, suppliers and other persons with which Checkers or any of its subsidiaries has significant business relations.

Checkers has further agreed that, except as expressly contemplated by the merger agreement (or as properly disclosed in the disclosure schedules to the merger agreement), neither Checkers nor any of its subsidiaries will, between the date of the merger agreement and the effective time of the merger, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Taxi Holdings (such consent not to be unreasonably withheld or delayed):

•	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of:

•	any shares of any class of capital stock or other equity interests or other securities of Checkers or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), of Checkers or any of its subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options outstanding on February 16, 2006 and granted under Checkers stock option plans in effect on such date); or

•	any material assets of Checkers or any of its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than to Checkers or to any wholly owned subsidiary of Checkers;

•	reclassify, combine, split, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•	other than in the ordinary course of business and consistent with past practice:

•	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

•	issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, in excess of $3.0 million, of which no more than $1.0 million may be incurred with respect to unsecured indebtedness for general corporate purpose, and the remainder of which will be with respect to secured indebtedness in connection with capital expenditures permitted as described below; or

•	make any material loan, advance or capital contribution to, or investment in, any other person, other than to Checkers or to any wholly owned subsidiary of Checkers;

•	hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after February 16, 2006 or (B) to meet increased demand;

•	make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of Checkers or any of its subsidiaries who is not a director or officer of Checkers;

•	increase the compensation payable or to become payable to, or except as required to comply with applicable law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Checkers stock option plan or other Plan (as defined in the merger agreement) or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees of Checkers or any of its subsidiaries who are not directors or officers of Checkers;

•	grant any loan, advance or, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

•	establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a “Plan” (as defined in the merger agreement) if it were in existence as of February 16, 2006, for the benefit of any director, officer or employee except as required by the merger agreement or the transactions contemplated by the merger agreement, or as required to comply with applicable law;

•	other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan; provided that there will be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, or other stock-based awards, or any removal of existing restrictions in any Checkers stock option plan or other Plan or agreements or awards made thereunder (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

•	enter into, amend or terminate any employment or severance agreement with or, except in accordance with the existing obligations of Checkers or any of its subsidiaries, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director of Checkers or any of its subsidiaries, except, with respect to non-officer employees, in the ordinary course of business;

•	other than benefits accrued through February 16, 2006 and other than in the ordinary course of business for employees other than officers or directors of Checkers, pay any benefit not provided for under any Plan;

•	enter into, amend or modify in any material respect, or consent to the termination of, certain material contracts, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, Checkers’ or any of its subsidiaries’ rights under such material contracts, other than in the ordinary course of business consistent with past practice;

•	fail to make in a timely manner any required filings with the Securities and Exchange Commission required under, and in compliance with, the Securities Act of 1933 or the Exchange Act or the rules and regulations promulgated thereunder or under, and in compliance with the rules and regulations of Nasdaq;

•	change any tax election, annual tax accounting period, or method of tax accounting, file amended tax returns or claims for tax refunds by Checkers or its subsidiaries, enter into a closing agreement relating to taxes or any settlement of any tax claim, audit or assessment;

•	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in United States generally accepted accounting principles or by Regulation S-X under the Exchange Act, in each case as concurred with by its independent public accountants;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Checkers or any of its subsidiaries (other than the merger);

•	except as required by applicable law or United States generally accepted accounting principles, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner;

•	(i) enter into any material area development agreement or (ii) enter into any franchise agreement or area development agreement without first amending Checkers’ effective Uniform Franchise Offering Circulars to include such information regarding the transactions contemplated by the merger agreement as required by applicable law;

•	pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal action, except for settlements or compromises involving amounts not exceeding $300,000 in the aggregate, including all associated fees, costs and expenses associated;

•	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

•	enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

•	make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding (i) $10.0 million in the aggregate, (ii) $1.5 million in respect of any single capital expenditure or series of related capital expenditures for new restaurant development including the acquisition of the underlying land or (iii) $1.0 million in respect of any single capital expenditure or series of related capital expenditures for new restaurant development not including the acquisition of the underlying land;

•	terminate or fail to renew any permit that is material to the conduct of the businesses of Checkers or any of its subsidiaries;

•	fail to maintain in full force and effect all insurance (including self-insurance) currently in effect, subject to renewal in the ordinary course of business consistent with past practice;

•	take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the merger described below under “—Conditions to the Completion of the Merger” not being satisfied; or

•	authorize, agree or commit to do any of the foregoing.

Shareholder Meeting and Duty to Recommend. Checkers has agreed, subject to the exceptions described below under “—No Solicitation,” and acting through the Checkers board of directors, to call an annual or special meeting of its stockholders for the purpose of considering and taking action on the merger agreement and the merger. Checker has further agreed:

•	to include in this proxy statement, and not to withdraw or modify in any manner adverse to Taxi Holdings or Taxi Acquisition, the unanimous resolution of the Checkers board of directors and the special committee:

•	that the terms of the merger agreement are fair to and in the best interests of the stockholders of Checkers;

•	declaring the merger agreement to be advisable; and

•	recommending that the stockholders vote to approve and adopt the agreement and plan of merger; and

•	to use its best efforts to obtain the vote of Checkers stockholders required to approve the merger agreement and the merger and otherwise comply with all legal requirements applicable to the stockholders meeting.

No Solicitation. Checkers has agreed not to, and will cause its subsidiaries and its and their representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any inquiries for the making of any proposal or offer (including any proposal or offer to Checkers’ stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer is referred to as an acquisition proposal);

•	participate in discussions or negotiations with, disclose or provide any non-public information relating to Checkers or its subsidiaries to, or afford access to the officers, employees, agents, business, properties, assets, books or records of Checkers or any of its subsidiaries to, any person with respect to or in connection with any potential acquisition proposal;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction;

•	grant any waiver or release under any standstill or similar agreement by any person who has made an acquisition proposal; or

•	authorize or direct any representative of Checkers or any of its subsidiaries to take any such action.

However, prior to the approval and adoption of the merger agreement by Checkers’ stockholders receipt of the required stockholder approval of the merger agreement and the merger, the Checkers board of directors or special committee may furnish information to, and enter into discussions with, a person who has made a bona fide, written acquisition proposal, but only if:

•	such acquisition proposal was made after February 16, 2006 (including new acquisition proposals made by a person who had made an acquisition proposal prior to such date) and none of Checkers, its subsidiaries or their representatives has violated any of the restrictions set forth in this section;

•	the Checkers board of directors or special committee has determined in good faith after consultation with outside legal counsel and a financial advisor that such acquisition proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);

•	prior to taking such action, such person executes a confidentiality agreement on terms no less favorable to Checkers than those contained in the confidentiality agreement between Checkers and Wellspring;

•	Taxi Holdings is provided, on a substantially concurrent basis, any non-public information provided or made available to such person that was not previously provided or made available to Taxi Holdings and its representatives; and

•	Checkers delivers to Taxi Holdings a prior written notice advising Taxi Holdings that the Checkers board of directors or special committee, as applicable, intends to take such action, and keeps Taxi Holdings reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.

In addition, Checkers has agreed that it will, promptly as practicable (and, in any event, within 24 hours), (i) advise Taxi Holdings and Taxi Acquisition, telephonically and in writing, of Checkers’ receipt of any acquisition proposal, any communication from any person that would reasonably be expected to lead to an acquisition proposal or any request for information relating to Checkers or any of its subsidiaries or for access to the officers, employees, agents, business, properties, assets, books or records of Checkers or any of its subsidiaries by any person that has made, or would reasonably be expected to make, an acquisition proposal and (ii) provide Taxi Holdings and Taxi Acquisition, in writing, with the terms and conditions of any such acquisition proposal, and a copy of such acquisition proposal, inquiry or request and the identity of the person making the same. Checkers has agreed to inform Taxi Holdings as promptly as practicable (and, in any event, within 24 hours) of any change to the material terms of any such acquisition proposal. Checkers has further agreed that, as promptly as practicable (and, in any event, within 24 hours) after determination by Checkers board of directors or special committee that an acquisition proposal constitutes a Superior Proposal, Checkers will deliver to Taxi Holdings and Taxi Acquisition a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, and providing Taxi Holdings and Taxi Acquisition with a copy of the Superior Proposal.

Change in Recommendation; Termination for a Superior Proposal. If Checkers board of directors or special committee determines, in its good faith judgment prior to the approval and adoption of the merger agreement by Checkers’ stockholders and after consulting with outside legal counsel (who may be Checkers’ regularly engaged outside legal counsel or counsel to the special committee), that the failure to make a Change in Recommendation (as defined below) or to terminate the merger agreement in response to a Superior Proposal as described under “—Termination of the Merger Agreement” would violate its fiduciary duties to Checkers’ stockholders under applicable law, then the Checkers board of directors or special committee may make a Change in Recommendation and/or so terminate the Merger Agreement (subject to the conditions described under “—Termination of the Merger Agreement”).

As used in this proxy statement, “Change in Recommendation” means the Checkers board of directors’ or special committee’s:

•	failure to make, withdrawal of, or modification in a manner adverse to Taxi Holdings or Taxi Acquisition of, the recommendation of the Checkers board of directors (made on the unanimous recommendation of the special committee), that Checkers stockholders approve and adopt the merger agreement and the merger, which we refer to in this proxy statement as the Checkers recommendation;

•	failure to publicly confirm the Checkers recommendation within seven days following Taxi Holdings’ written request;

•	recommendation or endorsement of a Competing Transaction; or

•	resolution or public announcement of an intention to do any of the foregoing.

Neither the Checkers board of directors nor the special committee is permitted to make a Change in Recommendation or terminate the merger agreement in response to a Superior Proposal unless:

•

at least three business days prior to taking such action Taxi Holdings receives written notice from Checkers (i) advising Taxi Holdings that the Checkers board of directors or special committee has received a Superior Proposal, (ii) advising that the Checkers board of directors or special committee intends to make such Change in Recommendation or to terminate the merger agreement in response to a Superior Proposal, as applicable, and (iii) containing certain required information, together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal will require a new notice and a new three business day period); and

•	during such three business day period Checkers board of directors and special committee must have negotiated in good faith with Taxi Holdings concerning any amendments proposed by Taxi Holdings to the merger agreement and to the transactions contemplated by the merger agreement.

Any disclosure that the Checkers board of directors may be compelled to make with respect to an acquisition proposal or otherwise in order to comply with its fiduciary duties under applicable law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of the merger agreement; provided, that any such disclosure that would constitute a Change in Recommendation, and any disclosure of a decision to terminate the merger agreement in response to a Superior Proposal, may be made only in compliance with the conditions described above.

As used in this proxy statement, a “Competing Transaction” means any of the following (other than the transactions contemplated by the merger agreement):

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not Checkers is the entity surviving any such transaction) involving Checkers or any of its subsidiaries which results in any person beneficially owning 20% or more of any class of equity or voting securities of Checkers or of any of its subsidiaries or 20% or more of the assets of Checkers and its subsidiaries (directly or indirectly, including by the ownership of equity or voting securities);

•	any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 20% or more of the assets of Checkers and its subsidiaries;

•	any sale, exchange, transfer or other disposition of equity or voting securities in which Checkers or any of its subsidiaries participates and which results in any person beneficially owning 20% or more of any class of equity or voting securities of Checkers or of any of its subsidiaries; or

•	any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of any class of equity or voting securities of Checkers or of any of its subsidiaries.

As used in this proxy statement, a “Superior Proposal” means a bona fide, unsolicited written offer (in its most recently amended or modified terms, if amended or modified) made by a person to enter into a Competing Transaction, the effect of which would be that the stockholders of Checkers would beneficially own less than 50% of the capital stock of the combined or ongoing entity, or the entity that succeeds to the assets of Checkers, as applicable, and which the Checkers board of directors or special committee determines, in its good faith judgment (after consulting with its financial advisor and/or legal counsel and taking into account any amendments proposed by Taxi Holdings to the merger agreement or to the transactions contemplated by the merger agreement) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant in such circumstances under the DGCL, to be more favorable to Checkers’ stockholders from a financial point of view than the merger and which is reasonably likely to be consummated.

Reasonable Best Efforts. Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the merger agreement.

Employee Benefits Matters. The parties have agreed that, for one year following the effective time of the merger, employees of Checkers and its subsidiaries will be offered participation in employee benefit plans and arrangements that are no less favorable in the aggregate to those provided by Checkers and its subsidiaries as of the effective time of the merger.

After completion of the merger, Taxi Holdings will cause Checkers and its subsidiaries to credit employees of Checkers and its subsidiaries as of the effective time of the merger with unused vacation days and other paid time off accrued by such employees prior to the effective time of the merger, in accordance with Checkers’ applicable personnel policies as in effect as of February 16, 2006, although Taxi Holdings may, to the extent permitted by law, require that such vacation or other time off be taken prior to September 30, 2006. Employees of Checkers and its subsidiaries will also receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan and without duplication of benefits or funding) under any employee benefit plan or arrangement established by the surviving corporation or its United States affiliates, for service accrued prior to the effective time of the merger, to the extent recognized by Checkers or its subsidiary under comparable plans immediately prior to the effective time of the merger.

With respect to any welfare benefit plans, programs or arrangements in which an employee of Checkers or its subsidiaries may be eligible to participate after the effective time of the merger, Taxi Holdings will, and will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the comparable welfare plans of Checkers and its subsidiaries prior to the effective time of the merger and (ii) to the extent permitted and applicable under any such plan, recognize for purposes of satisfying any analogous annual deductible or out-of-pocket requirements any deductible and out-of-pocket expenses paid by any such employee prior to the effective time of the merger in the calendar year in which such effective time occurs.

The merger agreement does not require Taxi Holdings or its subsidiaries to continue any particular employee benefit plan after the completion of the merger or to maintain in effect any particular plan or level or type of benefits and does not prohibit Taxi Holdings or its subsidiaries from making changes to employee benefit plans. The merger agreement also does not require Taxi Holdings or its subsidiaries to employ or continue the employment of any individual, or provide equity compensation to any employee of Checkers or its subsidiaries.

Director and Officer Indemnification and Insurance. Taxi Holdings has agreed that, for a period of six years following the effective time of the merger, Taxi Holdings will, and will cause the surviving corporation to, indemnify and hold harmless each present (as of immediately prior to the effective time of the merger) and former officer or director of Checkers and its subsidiaries, against all claims, losses and other costs, including attorneys’ fees and disbursements, incurred in connection with any action or investigation arising out of actions taken by them in their capacity as officers or directors at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated by the merger agreement), or taken by them at the request of Checkers or any of its subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that applicable law permits a Delaware corporation to indemnify its officers and directors. Such indemnified parties may receive advancement of expenses incurred in defense of such actions or investigations, subject to providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Taxi Holdings has further agreed that the certificate of incorporation and by-laws of the surviving corporation will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in Checkers’ certificate of incorporation and by-laws, which provisions will not, except to the extent required to comply with applicable law, be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any such individuals.

Prior to the effective time of the merger, Checkers will endeavor to (and if it unable to, Taxi Holdings will cause the surviving corporation to after the effective time of the merger) obtain, and the surviving corporation will maintain for a period of six years following the effective time of the merger, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the effective time of the merger, from an insurance carrier with the same or better credit rating as Checkers’ current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of Checkers’ existing policies. However, Taxi Holdings and its subsidiaries will not be required by this provision to incur costs in excess of 300% of the annual premiums paid by Checkers under its directors’ and officers’ liability policies as in effect as of February 16, 2006.

Financing Efforts. Checkers has agreed to provide, and to cause its subsidiaries and its and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the effective time of the merger in respect of the transactions contemplated by the merger agreement, provided that such cooperation does not interfere unreasonably with the business or operations of Checkers or its subsidiaries. Checkers and its subsidiaries will not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Taxi Holdings undertakes to reimburse Checkers and its subsidiaries for all such reasonable and documented out-of-pocket costs.

Each of Taxi Holdings and Taxi Acquisition has agreed use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary or advisable to cause the condition regarding the receipt of financing described below under “—Conditions to Completion of the Merger” to be satisfied. Taxi Holdings has agreed to provide Checkers with prompt written notice in the event that any of the commitment letters described above under “Special Factors—Financing for the Merger; Source and Amount of Funds” is terminated, or if there is any written amendment, modification or supplement to any such commitment letter after February 16, 2006 and prior to the effective time of the merger. Upon request of Checkers, Taxi Holdings will keep Checkers reasonably informed of material developments in connection with the commitment letters and, upon reasonable request of Checkers, will provide Checkers with interim drafts of agreements to be entered into in connection with the commitment letters.

Certain Other Covenants. The merger agreement contains additional covenants, including relating to: the filing and distribution of this document and the accuracy of information supplied by each party for inclusion in this document; tax matters; access to personnel and information regarding Checkers and its subsidiaries; public announcements, actions regarding anti-takeover, business combination and similar statutes and regulations; disposition of litigation; and delivery of 2005 financial statements.

Conditions to the Completion of the Merger

The obligations of each of Checkers, Taxi Holdings and Taxi Acquisition to complete the merger are subject to the satisfaction or waiver (where permissible), at or prior to the closing of the merger, of the following conditions:

•	approval and adoption of the merger agreement by the holders of a majority of the then outstanding shares of Checkers’ common stock, which we refer to in this proxy statement as the required Checkers stockholder approval;

•	absence of legal prohibitions to completion of the merger; and

•	expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The obligations of Taxi Holdings and Taxi Acquisition to complete the merger are further subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•	accuracy of Checkers’ representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	Checkers’ performance in all material respects with its obligations under the merger agreement required to be performed by it at or prior to the closing;

•	absence of any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect;

•	receipt by Taxi Holdings of a certificate of the chief executive officer or chief financial officer of Checkers certifying that the previous three conditions have been satisfied;

•	Taxi Holdings or Taxi Acquisition, as applicable, having received the proceeds of the financing contemplated by the debt and equity commitment letters described above under “Special Factors—Financing for the Merger; Source and Amount of Funds,” or alternative financing, on terms and conditions reasonably acceptable to Taxi Holdings and Taxi Acquisition (we refer to this condition is this proxy statement as the financing condition);

•	Checkers having obtained, and provided to Taxi Holdings and Taxi Acquisition, copies of evidence with respect to, all consents, authorizations and approvals the failure to obtain in connection with the execution and delivery by Checkers of the merger agreement or the consummation of the transactions contemplated by the merger agreement, would, individually or in the aggregate, reasonably be expected to have a material adverse effect, on terms reasonably satisfactory to Taxi Holdings and Taxi Acquisition;

•	the audited financial statements of Checkers and its subsidiaries for the fiscal year ended on or about January 3, 2006 reflecting net income for such fiscal year, before deducting interest expense, taxes, depreciation and amortization, of no less than $23.7 million (provided, that failure of Checkers to satisfy this condition shall not, by itself, constitute the basis for payment by Checkers of the expense reimbursement and/or termination fee payable as described below under “—Reimbursement of Expenses; Termination Fee”);

•	there being no legal proceeding or investigation pending seeking to prohibit or restrain, or seeking damages in connection with, the merger or the transactions contemplated by the merger agreement; and

•	the aggregate number of shares for which stockholder have properly exercised and perfected appraisal rights under the DGCL being less than 10% of the total number of shares of Checkers’ common stock outstanding at the effective time of the merger.

The obligation of Checkers to complete the merger is further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	accuracy of Taxi Holdings’ and Taxi Acquisitions’ representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder, or delay the consummation by Taxi Holdings and Taxi Acquisition of the transactions contemplated by the merger agreement;

•	each of Taxi Holdings’ and Taxi Acquisition’s performance in all material respects with its obligations under the merger agreement required to be performed by it at or prior to the closing; and

•	receipt by Checkers of a certificate of the chief executive officer or chief financial officer of each of Taxi Holdings and Taxi Acquisition certifying that the previous two conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding the receipt of the required Checkers stockholder approval (except as otherwise provided below):

a)	by mutual written consent of Taxi Holdings, Taxi Acquisition and Checkers;

b)

by Taxi Holdings or Checkers, if any court or other governmental authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

c)	by either Taxi Holdings or Checkers, if the effective time of the merger shall not have occurred on or before August 16, 2006 (which we refer to in this proxy statement as the termination date); provided, that the right to terminate the merger agreement pursuant to this provision would not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before the termination date and such action or failure to perform constitutes a breach of the merger agreement;

d)	by Checkers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Taxi Holdings or Taxi Acquisition contained in the merger agreement such that the conditions with respect to the accuracy of Taxi Holdings and Taxi Acquisition’s representations and warranties and their material compliance with their respective obligations under the merger agreement, as described above under “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the termination date; provided that Checkers would not have the right to terminate the merger agreement pursuant to this provision if Checkers was then in material breach of any of its covenants or agreements contained in the merger agreement;

e)	by Checkers, if prior to the obtaining of the required Checkers stockholder approval:

i.	the Checkers board of directors or the special committee shall have received a Superior Proposal;

ii.	Checkers, the Checkers board of directors and the special committee shall have complied in all material respects with Checkers’ covenants regarding this proxy statement and regarding access to information, and its covenants described above under “—Principal Covenants—Shareholder Meeting and Duty to Recommend,” “—Principal Covenants—No Solicitation” and “—Principal Covenants—Change in Recommendation; Termination for a Superior Proposal”;

iii.	on the date of such termination, Checkers enters into a definitive agreement for, or consummates, the transaction contemplated by such Superior Proposal; and

iv.	Taxi Holdings shall have received the termination fee payable by Checkers, as described below;

f)	by Taxi Holdings, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Checkers contained in the merger agreement such that the conditions with respect to the accuracy of Checkers’ representations and warranties and its material compliance with its obligations under the merger agreement, as described above under “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior the termination date; provided that Taxi Holdings would not have the right to terminate the merger agreement pursuant to this provision if Taxi Holdings or Taxi Acquisition is then in material breach of any of its covenants or agreements contained in the merger agreement;

g)	by Taxi Holdings, if the Checkers board of directors or the special committee shall have made a Change in Recommendation;

h)	by either Taxi Holdings or Checkers, if, upon a vote taken at the special meeting or any postponement or adjournment thereof, the merger agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding shares of Checkers’ common stock; or

i)

by Taxi Holdings, if Checkers, the Checkers board of directors or the special committee shall have willfully and materially breached any of Checkers’ covenants regarding this proxy statement, or its covenants described above under “—Principal Covenants—Shareholder Meeting and Duty to

Recommend,” “—Principal Covenants—No Solicitation” or “—Principal Covenants—Change in Recommendation; Termination for a Superior Proposal.”

Reimbursement of Expenses; Termination Fee

Checkers has agreed to reimburse Taxi Holdings for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Taxi Holdings or its affiliates, or by their prospective financing sources, up to a maximum of $3.0 million, if:

•	Taxi Holdings or Checkers exercises its right to terminate the merger agreement in connection with the failure to receive the required Checkers stockholder vote, as described in clause (h) under “—Termination of the Merger Agreement”;

•	Taxi Holdings exercises its right to terminate the merger agreement based on a breach of the representations, warranties or covenants of Checkers, as described in clause (f) under “—Termination of the Merger Agreement”; or

•	Taxi Holdings or Checkers exercises its right to terminate the merger agreement following the termination date, as described in clause (c) under “—Termination of the Merger Agreement.”

Checkers has further agreed to pay Taxi Holdings a termination fee of $7.0 million (less any amount previously paid to Taxi Holdings as reimbursement of expenses, as described above) if:

•	Checkers exercises its right to terminate the merger agreement to accept a Superior Proposal, as described in clause (e) under “—Termination of the Merger Agreement”;

•	Taxi Holdings exercises its right to terminate the merger agreement based on a Change in Recommendation, as described in clause (g) under “—Termination of the Merger Agreement”;

•	Taxi Holdings exercise its right to terminate the merger agreement based on the willful and material breach of Checkers’ covenants regarding this proxy statement, the shareholder meeting or competing transactions, as described in clause (i) under “—Termination of the Merger Agreement”; or

•	each of the following conditions is satisfied

•	one of the events resulting in a payment to Taxi Holdings as reimbursement of expenses, as described above, has occurred;

•	at the time of termination (or, in the case of termination in connection with the failure to receive the required Checkers stockholder vote, at the time of the special meeting) an acquisition proposal had been publicly disclosed or otherwise communicated to the Checkers board of directors or the special committee; and

•	within nine months after termination, Checkers enters into an agreement in respect of any Competing Transaction or a Competing Transaction is consummated (provided that, for this purpose, the definition of “Competing Transaction” is redefined by replacing all references to “20%” in that definition with references to “50%”).

Taxi Holdings has agreed to reimburse Checkers for all reasonable out-of-pocket expenses incurred in connection with the merger agreement by or on behalf of Checkers or its affiliates, up to a maximum of $3.0 million, if:

•	following satisfaction of all other conditions to the obligations of Taxi Holdings and Taxi Acquisition to consummate the merger (other than those that, by their nature, are to be and will be satisfied at the closing), Taxi Holdings exercises its right not to close the merger based on failure to satisfy the financing condition; or

•	Checkers exercises its right to terminate the merger agreement based on a breach of the representations, warranties or covenants of Taxi Holdings or Taxi Acquisition, as described in clause (d) under “—Termination of the Merger Agreement.”

Taxi Holdings has further agreed to pay Checkers a termination fee of $7.0 million (less any amount previously paid to Checkers as reimbursement of expenses, as described above), if:

•	one of the events resulting in a payment to Checkers as reimbursement of expenses, as described above, has occurred; and

•	within nine months after termination, Checkers has not entered into an agreement in respect of any Competing Transaction or consummated a Competing Transaction (provided that, for this purpose, the definition of “Competing Transaction” is redefined by replacing all references to “20%” in that definition with references to “50%”).

Each of Checkers, on the one hand, and Taxi Holdings and Taxi Acquisition, on the other, has agreed that the reimbursement of expenses and the termination fees described above will constitute liquidated damages and, except for the recovery of damages incurred in enforcing such reimbursement and termination fee provisions, will constitute the sole and exclusive remedy of the receiving party for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the other party contained in the merger agreement.

Wellspring IV Support of Reimbursement and Termination Fee Obligations

Wellspring IV has agreed, pursuant to a letter agreement dated February 16, 2006 between Wellspring IV and Checkers, that in the event that Taxi Holdings is required to reimburse Checkers’ expenses or pay a termination fee to Checkers pursuant to the merger agreement, in each case as described above under “—Reimbursement of Expenses; Termination Fee,” Wellspring IV will pay or cause Taxi Holdings to pay such amounts to Checkers in accordance with the Merger Agreement. This summary is qualified entirely by reference to the complete text of the letter agreement, a copy of which is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the letter agreement carefully and in its entirety.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. However, after the adoption of the merger agreement by Checkers’ stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Checkers’ common stock will be converted upon consummation of the merger unless Checkers shall have obtained such consent of its stockholders as may be required by the DGCL with respect to such amendment. At any time prior to the effective time, any party may extend the time for performance of any obligation by any other party under the merger agreement, waive any inaccuracy in representations or warranties of another party or waive any condition to its own obligations under the merger agreement, in each case only pursuant to a written instrument signed by such party.

THE BOARD OF DIRECTORS, AND THE SPECIAL COMMITTEE, EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

The board of directors and the special committee are asking the stockholders of Checkers to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

THE BOARD OF DIRECTORS, AND THE SPECIAL COMMITTEE, EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Checkers’ selected historical financial data presented below as of and for each of the five fiscal years during the period ended January 2, 2006 are derived from Checkers’ consolidated financial statements. Checkers’ selected historical financial data presented below as of and for each of the fiscal quarters ended March 27, 2006 and March 28, 2005 are derived from Checkers’ unaudited consolidated financial statements for such quarters, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position. The following selected historical financial data are qualified in their entirety by, and should be read in conjunction with Checkers’ consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Checkers’ Annual Report on Form 10-K for the fiscal year ended January 2, 2006 and in Checkers’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2006, which, in each case, are incorporated by reference in this proxy statement.

On August 9, 1999, Checkers merged with Rally’s Hamburgers, Inc. The merger was accounted for as a reverse acquisition whereby Rally’s was treated as the acquirer and Checkers as the acquiree, as the former shareholders of Rally’s owned a majority of the outstanding common stock of Checkers subsequent to the merger. The financial information includes the results of the merged companies.

	For the Fiscal Years Ended										For the Fiscal Quarters Ended
	January 2, 2006		January 3, 2005		December 29, 2003		December 30, 2002		December 31, 2001		March 27, 2006		March 28, 2005
	(In thousands, except per share amounts)
Statement of Operations Data:
Company restaurant sales	$168,866		$176,319		$174,231		$164,063		$145,442		$40,803		$40,421
Other revenues	18,288		17,930		16,088		14,983		15,837		4,034		3,972
Total revenues	187,154		194,249		190,319		179,046		161,279		44,837		44,393
Operating income(1)(3)	15,218		18,939		17,277		158		7,289		2,501		4,288
Other expenses and minority interest	(779)		(1,294)		(1,629)		(1,825)		(2,891)		(96)		(214)
Income (loss) before taxes	14,439		17,645		15,648		(1,667)		4,398		2,405		4,074
Income tax expense (benefit)	5,269		6,154		(186)		39		62		978		1,557
Cumulative effect of change in accounting principle, net of tax					51		—		—		—		—
Net income (loss)	$9,170		$11,491		$15,783		$(1,706)		$4,336		$1,427		$2,517
Basic earnings (loss) per share	$0.81		$0.99		$1.31		$(0.14)		$0.43		$0.12		$0.23
Diluted earnings (loss) per share:	$0.74		$0.92		$1.23		$(0.14)		$0.36		$0.11		$0.21
Weighted average number of common shares outstanding:
Basic	11,324		11,633		12,047		11,895		10,139		11,500		11,108
Diluted	12,353		12,491		12,845		11,895		11,908		12,547		12,266
Ratio of earnings to fixed charges(2)	7.85	x	8.70	x	7.04	x	0.50	x	1.92	x	5.80	x	9.20	x
Balance Sheet Data (end of period):
Working Capital	$12,415		$820		$7,273		$1,465		$(4,786)		$11,769		$12,415
Total Assets	$129,797		$124,030		$129,435		$125,118		$127,126		$130,982		$129,797
Long-term debt and obligations under capital leases, including current portion	$20,545		$22,840		$28,027		$30,984		$36,916		$20,179		$20,545
Total stockholders’ equity	$86,309		$72,952		$73,467		$60,529		$59,624		$88,049		$75,782
Cash dividends declared per common share	$—		$—		$—		$—		$—		$—		$—
Operating Data:
Restaurant sales	$168,866		$176,319		$174,231		$164,063		$145,442		$40,803		$40,421
Franchise royalty income(4)	17,942		17,125		15,136		14,583		15,456		4,018		3,934
Franchise fees	346		805		952		400		381		16		38
Total revenue	$187,154		$194,249		$190,319		$179,046		$161,279		$44,837		$44,393
Restaurants open at end of period:
Company	200		207		222		248		235		212		222
Franchised	604		581		562		536		586		593		565
Total	804		788		784		784		821		805		787

(1)	Includes asset impairment charges of $0.4 million, $0.1 million, $0.4 million, $7.4 million and $1.2 million for fiscal 2005, 2004, 2003, 2002 and 2001, respectively, and $0.3 million and $0.0 million for fiscal quarter ended March 27, 2006, and March 28, 2005, respectively.
(2)	Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and issuance costs, and our proportionate share of interest cost of unconsolidated affiliates.
(3)	See the notes to Checkers’ consolidated financial statements set forth in Checkers’ Annual Report on Form 10-K incorporated in this proxy statement by reference for a discussion of our change in accounting for goodwill and its impact on subsequent period operating results.
(4)	Franchise royalties derived from franchisee sales of $455.8 million, $444.2 million, $380.5 million, $365.6 million, and $400.7 million for fiscal 2005, 2004, 2003, 2002 and 2001, respectively, and $107.5 million and $104.8 million for the fiscal quarters ended March 27, 2006 and March 28, 2005, respectively.

Checkers’ net book value per share of common stock was $7.66 at March 27, 2006. No pro forma data giving effect to the merger is provided. Checkers does not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, Checkers’ common stock will not be publicly traded and Checkers’ stockholders will no longer have any equity interest in Checkers. No separate financial data is provided for Taxi Holdings since it is a corporation formed in connection with the proposed merger and has no independent operations.

MARKET PRICE OF CHECKERS’ COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Checkers’ Common Stock

Our common stock is quoted on Nasdaq under the symbol “CHKR.” As of May 1, 2006, there were approximately 5,000 stockholders of record of our common stock. The following table sets forth the high and low closing sales price quotations of Checkers’ common stock, as reported on Nasdaq, for the periods indicated.

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
High	$15.64	—	—	—
Low	14.58	—	—	—

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
High	$14.98	$14.62	$15.17	$15.36
Low	13.12	11.55	12.27	13.93

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
High	$12.02	$12.25	$11.98	$13.83
Low	9.65	9.64	9.75	10.13

Dividends

We currently intend to retain our earnings to finance future growth and, therefore, do not anticipate paying any cash dividends on Checkers’ common stock in the foreseeable future. Any determination as to the payment of dividends will depend upon the future results of operations, capital requirements and financial condition of Checkers and such other facts as the board of directors may consider, including any contractual or statutory restrictions on Checkers’ ability to pay dividends, including under the merger agreement. Checkers has not paid any dividends during the last five fiscal years.

CERTAIN INFORMATION ABOUT CHECKERS’ DIRECTORS AND OFFICERS

Set forth below for each director and executive officer of Checkers is his or her age, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a United States citizen. None of Checkers or, to the knowledge of Checkers, any of the Checkers directors or executive officers listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Checkers or, to the knowledge of Checkers, any of the directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, each position referred to below is with Checkers and the address for each such person is c/o Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, FL 33607.

Directors

Peter C. O’Hara (50) has served as a director since June 1998, as Chairman of the Board since December 2002 and Vice Chairman from September 1999 to December 2002. He has served as president of Capital Management of L.I., N.Y., Inc. since March of 1994. Capital Management of L.I., N.Y., Inc. was a Checkers franchise area developer for Long Island, New York through October 2001.

Terry N. Christensen (65) has served as a director since November 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since May 1988. Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP performed legal services for us in 2006, 2005 and 2004. Such services have related to litigation, compliance with securities laws and other business matters, including, but not limited to, assistance in preparing this proxy statement and in the litigation matter described under “Special Factors—Litigation Challenging The Merger.”

Willie D. Davis (71) has served as a director since August 1999. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently also serves on the board of directors of Sara Lee Corporation, Dow Chemical Company and MGM MIRAGE.

David Gotterer (77) has served as a director since August 1999. From 1989 to August 1999, he served as a Member of the Board of Directors of Rally’s. Mr. Gotterer was a partner in the accounting firm of Mason & Company, LLP in New York, New York, from June 1953 until February 2003. Mr. Gotterer has been an independent consultant since February 2003.

Gary Lieberthal (60) has served as a director since July 2004. Mr. Lieberthal is presently retired; previous to his retirement, Mr. Lieberthal served as Chairman and Chief Executive Officer of Columbia Pictures Television.

Keith E. Sirois (54) has served as President and Chief Executive Officer since May 1, 2003 and was appointed a director on February 26, 2004. He served as Vice President of Franchise Operations from September 1999 until May 1, 2003 and as Director of Franchise Operations from September 1998 to September 1999. Mr. Sirois served as a franchise business consultant with Checkers from August 1996 to September 1998. From March 1992 to September 1996, Mr. Sirois served as Vice President of Operations for Heartwise Express, Inc. in Chicago, Illinois.

Burt Sugarman (67) has served as a director since June 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT GROUP, LTD. for the past six years and also served as a director of Santa Barbara Restaurant Group until its merger with CKE Restaurants, Inc. Mr. Sugarman served as Chairman of the Board of Rally’s Hamburgers, Inc. from November 1994 to October 1997.

Executive Officers (other than Mr. Sirois)

S. Patric Plumley (57) is Senior Vice President and Chief Financial Officer and Treasurer. He joined Checkers in December 2003. Mr. Plumley previously served as the Senior Vice President and Chief Financial Officer of Fresh Brands, Inc. from January 27, 2003 to September 12, 2003. He was the Senior Vice President and Chief Financial Officer of Eagle Food Centers, Inc. from 1997 until January 2003.

Steve Cohen (54) has served as our Senior Vice President of Human Resources since December 1997. From May 1995 to December 1997, Mr. Cohen was the Field Human Resources Manager for EZCorp in Austin, Texas.

Adam Noyes (36) has served as Senior Vice President of Purchasing and Operations Services since March 2006. He was formerly the Vice President of Operations and Purchasing from August 2000 to March 2006. He served as Vice President of Purchasing and Quality Assurance from October 1998 to August 2000. He was Senior Director of Purchasing from May 1998 to September 1998 and Director of Purchasing from June 1996 to April 1998. Prior to this, Mr. Noyes served Checkers in the capacity of restaurant support services from April 1991 to May 1996.

Richard Turer (44) has served as Vice President of Marketing since September 1999. From July 1998 to September 1999, Mr. Turer served as Director of Marketing for Checkers and Rally’s brands. From May 1995 to July 1998, he was self-employed and operated Mill House McCabe, a marketing and promotional company, in Sparta, New Jersey.

Brian R. Doster (47) served as Vice President, Corporate Counsel and Secretary since November 2000. He served previously as Assistant General Counsel and Assistant Secretary of Checkers from April 1999 to October 2000. From November 1985 to April 1999, he was a corporate attorney for Amoco Corporation in Chicago, Illinois. Mr. Doster also serves as Chairman of the Board of Directors of Tampa Community Health Centers, Inc., a not for profit provider of health services, and has been a director since January 2002.

Ron Levondosky (51) has served as our Senior Vice President of Operations since March 2006. He was formerly the Vice President of Franchise Operations from May 2003 to March 2006. Prior to that, he was a Senior Franchise Business Consultant upon joining Checkers on June 4, 2001. Prior to Checkers, Mr. Levondosky was an Area Director of Operations with Labor Ready, Inc. from May of 2000 through May of 2001 and the Vice President of Operations with Hot ‘n Now LLC from October of 1994 through April of 2000.

CERTAIN INFORMATION ABOUT TAXI HOLDINGS AND ITS AFFILIATES

Set forth below, for each member of WCM LLC, the general partner of WCM LP, which is the general partner of Wellspring IV, is such person’s age, present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person. Each person identified below is a United States citizen. None of Taxi Holdings, Taxi Acquisition or the Wellspring Entities or, to the knowledge of Taxi Holdings, Taxi Acquisition or the Wellspring Entities, any of the persons listed below, has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Taxi Holdings, Taxi Acquisition or the Wellspring Entities or, to the knowledge of Taxi Holdings, Taxi Acquisition or the Wellspring Entities, any of the persons listed below, has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, each position referred to below is with Wellspring Capital and the address for each such person is c/o Wellspring Capital Management LLC, Lever House, 390 Park Avenue, New York, NY 10022-4608.

Mr. Stanton, listed below, is President and a director of each of Taxi Holdings and Taxi Acquisition. Mr. Feldman, listed below, is the controlling member of Wellspring Capital. Mr. Carles, listed below, is the Vice President, Secretary, and Treasurer of each of Taxi Holdings and Taxi Acquisition.

As of the date of this proxy statement, none of Taxi Holdings, Taxi Acquisition, the Wellspring Entities, or any of the individuals listed below beneficially own any shares of Checkers’ common stock.

Alexander E. Carles (30) is a Principal with Wellspring Capital, which he joined in April 2001. Mr. Carles was a Vice President with Wellspring from April 2001 until January 2002, a Vice President from January 2002 until December 2004, and has been a Principal since December 2004. Prior to joining Wellspring, he was a senior associate with Whitney & Co., LLC.

Joshua C. Cascade (33) is a Principal of Wellspring, which he joined in November 2002. From May 1998 through November 2002, Mr. Cascade was an associate with Odyssey Investment Partners.

William F. Dawson, Jr. (41) is a Partner with Wellspring Capital, which he joined in April 2001. Prior to joining Wellspring Capital, he headed the Middle-Market Buyout group at Whitney & Co., LLC.

Greg S. Feldman (49) is a Partner with Wellspring Capital, which he co-founded in January 1995.

Jason B. Fortin (35) is a Partner with Wellspring Capital, which he joined in March 1995. Mr. Fortin was an associate with Wellspring Capital from March 1995 until January 1998, a Principal from January 2001 to December 2004, and has been a Partner since December 2004.

David J. Kass (46) is the Chief Financial Officer of Wellspring, which he joined in November 1997.

David C. Mariano (43) is a Partner with Wellspring Capital, which he joined in 1997.

Carl M. Stanton (37) is a Partner with Wellspring Capital, which he joined in 1998. Mr. Stanton was a Vice President with Wellspring Capital from December 1998 until January 2000, a Principal from January 2000 until January 2002, and has been a Partner since January 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 1, 2006, relating to the beneficial ownership of the common stock by (a) all persons known by us to beneficially own more than 5% of the outstanding shares of the common stock, (b) each director and executive officer and, (c) all officers and directors as a group. We had 11,501,200 shares of common stock outstanding as of May 1, 2006.

Name and Address of Beneficial Owner(1)(2)	Number of Shares Beneficially Owned(1)	Percentage of Shares Outstanding(3)
Bank of America Corporation(4)	1,055,244	9.18%
F&C Asset Management plc(5)	996,960	8.67%
Burt Sugarman(6)	397,363	3.37%
Peter C. O’Hara(7)	269,789	2.30%
Terry N. Christensen(8)	216,831	1.85%
Willie D. Davis(9)	199,156	1.72%
David Gotterer(10)	260,615	2.22%
Gary Lieberthal(11)	22,333	*
Steven M. Cohen(12)	121,499	1.05%
Adam Noyes(13)	103,581	*
Keith E. Sirois(14)	126,664	1.09%
Richard Turer(15)	94,173	*
Brian R. Doster(16)	91,105	*
S. Patric Plumley(17)	19,311	*
Ronald Levondosky(18)	32,231	*
All officers and directors as a group (13 persons)(19)	1,954,601	16.74%

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address and business telephone number for each person and entity named in the table is: c/o Checkers Drive-In Restaurants, 4300 West Cypress Street, Suite 600, Tampa, Florida, 33607; telephone number: (813) 283-7000.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after May 1, 2006, upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days after May 1, 2006 have been exercised.
(3)	Percentage calculation assumes owners’ derivative securities exercisable within 60 days after May 1, 2006 have been exercised.
(4)	In Amendment No. 7 to its Schedule 13G filed on February 8, 2006, Bank of America Corporation reported shared voting power as to 794,493 shares of Checkers’ common stock and shared dispositive power as to 1,055,244 shares. Also on Amendment No. 7 to the same Schedule 13G, NB Holdings Corporation reported shared voting power as to 794,493 shares of Checkers’ common stock and shared dispositive power as to 1,055,244 shares, Bank of America, NA reported sole and shared voting power as to 162,834 and 631,574 shares of Checkers’ common stock, respectively, and sole and shared dispositive power as to 176,757 and 878,402 shares, respectively, Banc of America Securities LLC reported sole voting power as to 85 shares and sole dispositive power as to 85 shares, Columbia Management Group, LLC reported shared voting power as to 631,574 shares of Checkers’ common stock and shared dispositive power as to 877,243 shares, and Columbia Management Advisors, LLC reported sole voting power as to 631,574 shares of Checkers’ common stock and sole dispositive power as to 877,243 shares. These entities listed their principal business address as 100 Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(5)	In the Schedule 13G filed on January 26, 2006, F&C Asset Management plc reported sole voting power as to 996,960 shares of Checkers’ common stock and sole dispositive power as to 996,960 shares. F&C Asset Management plc listed its principal business address as 80 George Street, Edinburgh EH2 3BU, United Kingdom.
(6)	Includes 283,783 shares subject to options held by Mr. Sugarman that are exercisable within 60 days after May 1, 2006. Includes 88,655 shares held by GIANT GROUP, LTD. Mr. Sugarman is Chairman of the Board and Chief Executive Officer of, and may be deemed to control, GIANT GROUP, LTD. Mr. Sugarman disclaims beneficial ownership of the GIANT GROUP, LTD. shares.
(7)	Includes 205,002 shares subject to options held by Mr. O’Hara that are exercisable within 60 days after May 1, 2006.
(8)	Includes 192,324 shares subject to options held by Mr. Christensen that are exercisable within 60 days after May 1, 2006.
(9)	Includes 61,792 shares subject to options held by Mr. Davis that are exercisable within 60 days after May 1, 2006.
(10)	Includes 240,615 shares subject to options held by Mr. Gotterer that are exercisable within 60 days after May 1, 2006.
(11)	Includes 8,333 shares subject to options held by Mr. Lieberthal that are exercisable within 60 days after May 1, 2006.
(12)	Includes 118,304 shares subject to options held by Mr. Cohen that are exercisable within 60 days after May 1, 2006.
(13)	Includes 100,625 shares subject to options held by Mr. Noyes that are exercisable within 60 days after May 1, 2006.
(14)	Includes 123,333 shares subject to options held by Mr. Sirois that are exercisable within 60 days after May 1, 2006.
(15)	Includes 88,667 shares subject to options held by Mr. Turer that are exercisable within 60 days after May 1, 2006.
(16)	Includes 86,667 shares subject to options held by Mr. Doster that are exercisable within 60 days after May 1, 2006.
(17)	Includes 15,001 shares subject to options held by Mr. Plumley that are exercisable within 60 days after May 1, 2006.
(18)	Includes 30,334 shares subject to options held by Mr. Levondosky that are exercisable within 60 days after May 1, 2006.
(19)	Includes an aggregate of 1,554,780 shares subject to options held by officers and directors of Checkers that are exercisable within 60 days after May 1, 2006. Also includes 88,655 shares beneficially owned by GIANT GROUP, LTD. See Footnote (6) above.

TRANSACTIONS IN CHECKERS’ STOCK

During the past three years, Checkers has not made an underwritten public offering of our common stock for cash which would be required to be registered under the Securities Act of 1933 or exempt from such registration under Regulation A of the Securities Act of 1933. Furthermore, there have not been any purchases of our common stock during the last two years, or any transactions in our common stock in the last 60 days, by any of the following:

•	us or any of our majority owned subsidiaries,

•	any of our directors or executive officers, in each case, other than pursuant to exercise of employee stock options, or

•	by Taxi Holdings, Taxi Acquisition, or any of the Wellspring Entities.

RELATED PARTY TRANSACTIONS

Other than as set forth in this proxy statement, including the transactions described below, during the last two years, none of Checkers, Taxi Holdings, Taxi Acquisitions, or any of the Wellspring Entities, or their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with Checkers or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Checkers’ consolidated revenues during the fiscal year when the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of Checkers that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000.

During 2005, a sibling of Adam Noyes, an executive officer of Checkers, purchased a franchise from an existing franchisee of Checkers. The franchise royalties paid by such sibling of Adam Noyes to Checkers during 2005 were approximately $53,000.

During 2005 and 2004, Checkers incurred $22,000 and $107,000, respectively in legal fees related to a pending litigation and other legal matters to the law firm of Christensen, Miller, Fink, Jacob, Glaser, Weil and Shapiro, LLP for which Terry N. Christensen, a director of Checkers, is a partner. In addition, the law firm of Christensen, Miller, Fink, Jacob, Glaser, Weil and Shapiro, LLP has provided or is providing legal advice in connection with the special meeting, the preparation of this proxy statement and the litigation matter described under “Special Factors—Litigation Challenging the Merger.”

FORWARD LOOKING STATEMENT

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Checkers and/or, where applicable, Taxi Holdings or Wellspring Entities’ current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. There may be events in the future that cannot be accurately predicted or over which there is no control. Stockholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on Checkers’ business, operating results and financial condition or ability to consummate the transaction contemplated in the merger agreement. Examples of these risks include without limitation:

•	risk factors disclosed in Checkers’ Annual Report on Form 10-K for the fiscal year ended January 2, 2006 incorporated by reference in this proxy statement;

•	the risk that the merger agreement could be terminated, including under circumstances that would require Checkers to reimburse expenses up to $3.0 million or pay a termination fee of $7.0 million (less any reimbursements of expenses previously paid) and;

•	failure of Taxi Holdings to obtain financing necessary to consummate the merger; and

•	costs and charges related to the merger.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Checkers files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, Checkers, the Executive Officers, Taxi Holdings, Taxi Acquisition, and the Wellspring Entities have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Checkers and the other filing persons under the Schedule 13E-3.

Checkers’ stockholders may read and copy the Schedule 13E-3, the documents incorporated by reference, and any reports, statements or other information filed by Checkers at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, you may also contact us at Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, Attn: Corporate Secretary or call us at (813) 283-7000. You may also contact our proxy solicitor, Innisfree M & A Incorporated, at 501 Madison Avenue, 20th Floor, New York, NY 10022 or call them at (212) 750-5833.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this proxy statement, and information filed later by us with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to any corresponding Schedule 13E-3, any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2006, as amended on Form 10-K/A on April 28, 2006;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2006; and

•	Our Current Reports on Form 8-K, dated February 16, 2006 and as amended on Form 8-K/A on February 21, 2006, dated March 3, 2006, dated April 5, 2006 and dated April 7, 2006.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the special meeting are deemed to be incorporated by reference in this proxy statement, and only for the purpose of this proxy statement, from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement, and only for the purposes of this proxy statement, to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents. Requests should be directed to: Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, Attn: Corporate Secretary; telephone number: (813) 283-7000. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request. To obtain timely delivery of any of this information, you must make your request at least five business days prior to the date of the special meeting.

SUBMISSION OF STOCKHOLDERS PROPOSAL

If the merger is completed, there will be no public participation in any future meetings of stockholders of Checkers. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than March 5, 2006 or, in the event that the annual meeting is not held by June 17, 2006, within a reasonable time before Checkers begins to print and mail its proxy statement, if any, for such annual meeting, and must have complied with Rule 14a-8.

Our bylaws require certain advance notice to us of any nominations by stockholders of persons to stand for election as directors at stockholders’ annual meetings. Notice of director nominations must be timely given in writing to our Corporate Secretary prior to the annual meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of Checkers not less than 60, nor more than 90 days, prior to the annual meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

OTHER MATTERS

We have not authorized anyone to give you any information or to make any representation about the merger or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States, or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While Checkers does not utilize householding, some intermediaries may be “householding” Checkers’ proxy materials. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement to multiple stockholders in your household, Checkers will promptly deliver a separate copy of each of these documents to you if you send a written request to Checkers Drive-In Restaurants, Inc., 4300 West Cypress Street, Suite 600, Tampa, Florida 33607, Attn: Corporate Secretary.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By order of the Board of Directors,

Brian R. Doster
BRIAN R. DOSTER
Secretary

May 8, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

TAXI HOLDINGS CORP.,

TAXI ACQUISITION CORP.

and

CHECKERS DRIVE-IN RESTAURANTS, INC.

Dated as of February 16, 2006

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2006 (this “Agreement”), among TAXI HOLDINGS CORP., a Delaware corporation (“Parent”), TAXI ACQUISITION CORP., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”), and CHECKERS DRIVE-IN RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Merger Sub, a Special Committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Company Board”), and the Company Board have each determined that it is in the best interests of their respective stockholders to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Special Committee has recommended that the Company Board approve this Agreement and declare its advisability and approve the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub, and the Company Board, have each approved this Agreement and declared its advisability and approved the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 8.03.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I    THE MERGER

SECTION 1.01.    The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02.    Closing.

The closing of the Merger (the “Closing”) shall take place no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

SECTION 1.03.    Effective Time.

At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger) being the “Effective Time.”)

SECTION 1.04.    Effects of the Merger.

The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.05.    Certificate of Incorporation; By-laws.

At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter duly amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 1.06.    Directors and Officers.

The directors of the Company and each of its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, in each case to the extent requested in writing by Parent to the Company prior to the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.07.    Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(i)	each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and such shares, “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.07(ii) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from the Surviving Corporation $15.00 in cash, without interest (the “Per Share Merger Consideration”), to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share;

(ii)	each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)	each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Shares”).

SECTION 1.08.    Treatment of Options; Termination of Employee Stock Purchase Plan.

(a)	Termination. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time), including obtaining all necessary consents or approvals from holders of Company Stock Options (as defined below), to:

(i)	terminate (effective as of the Effective Time) each of the Company’s stock option plans, including but not limited to those included on Disclosure Schedule 2.03, and terminate each stock option agreement granted otherwise than under such plans, each as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”); and

(ii)	cancel, as of the Effective Time, each outstanding option to purchase Shares of Company Common Stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any of its Subsidiaries); and

(iii)	ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Stock Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(b)	Treatment of Outstanding Options. (i) As of the Effective Time, each holder of a Company Stock Option cancelled immediately prior to the Effective Time pursuant to Section 1.08(a)(ii) shall be entitled to receive from the Surviving Corporation an amount of cash, without interest (the “Option Consideration”), equal to the product of:

(A)	the total number of Shares subject to such Company Stock Option, multiplied by

(B)	the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes; and

(ii)	No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(c)	Termination of Employee Stock Purchase Plan. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time) to terminate the Company’s Employee Stock Purchase Plan, including incurring reasonable and customary expenses relating to the termination of such Plan.

SECTION 1.09.    Dissenting Shares.

(a)	Right. Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.

(b)

Notice of Demand. The Company shall give Parent prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall have the right to participate in and to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

SECTION 1.10.    Surrender of Shares; Payment; Stock Transfer Books.

(a)	Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares or Company Stock Options shall become entitled pursuant to Section 1.07(i) or Section 1.08(b), as applicable. Promptly following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide to and deposit in trust with the Paying Agent, the aggregate consideration to which stockholders of the Company and holders of Company Stock Options become entitled under this Article I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has a combined capital surplus aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise), or in mutual funds investing solely in one or more of the foregoing; provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company, or the Option Consideration payable to former holders of Company Stock Options, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders and former option holders of the Company in the amount of any such losses to the extent necessary to satisfy the Surviving Corporation’s obligations under this Article I.

(b)	Exchange of Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 1.07(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the Per Share Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(c)

Delivery; Escheat. At any time following the six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the

Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall look solely to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Per Share Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of a Share for any Per Share Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(d)	Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e)	Satisfaction. All Per Share Merger Consideration paid upon the surrender for exchange of Certificates, and all Option Consideration paid in respect of Company Stock Options, in each case in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and the Company Stock Options, as applicable. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Law.

(f)	Tax Deduction; Withholding. Each of the Surviving Corporation, the Paying Agent or Parent shall be entitled to deduct and withhold from any amounts otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)	Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.01, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration, the Option Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock and the parties hereto the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Option Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

SECTION 1.11.    Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as set forth on the applicable portion of the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), that

SECTION 2.01.    Organization and Qualification; Subsidiaries.

(a)	Organization. Each of the Company and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)	Subsidiaries. A true and complete list of all the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, is set forth in Section 2.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. All of the capital stock of, or other equity interests in, each such Subsidiary are owned by the Company, directly or through one or more directly or indirectly wholly owned Subsidiaries of the Company, free and clear of all encumbrances or other restrictions (other than restrictions under applicable securities laws). All of the capital stock or other equity interests in each such Subsidiary are validly issued, fully paid and nonassessable.

(c)	Power. Each of the Company and each of its Subsidiaries has the requisite corporate power and corporate authority in all material respects to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.

SECTION 2.02.    Certificate of Incorporation and By-laws.

The Company has heretofore furnished or made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect.

SECTION 2.03.    Capitalization.

(a)

Authorized Stock. The authorized capital stock of the Company consists of 175,000,000 Shares and 2,000,000 shares of preferred stock. As of the date of this Agreement, (i) 11,500,175 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and 1,785,900 Shares are held in treasury, and (ii) no preferred stock is issued and outstanding. Except as set forth in Section 2.03 of the Company Disclosure Schedule, which Schedule sets forth the name of the holder of each option, warrant or other right to purchase capital stock of the Company, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are (i) no options, warrants, agreements, or other arrangements of any character that are binding on the Company or any of its Subsidiaries that obligate the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any interest convertible into or exchangeable or exercisable for any such capital stock or other equity interests, (ii) no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is bound with respect to the voting of any such capital stock or other equity interests, (iii) no contractual obligations or commitments restricting the transfer of, or requiring the registration for sale of, any such capital stock or other equity interests and (iv) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other triggering event). The Company Common Stock is not subject to statutory preemptive rights.

(b)	Stock Option Plans. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Options that are currently outstanding. All Shares subject to issuance prior to the Closing as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 2.04.    Authority Relative to the Transactions.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board, at a meeting duly called and held, and acting in accordance with the unanimous recommendation of the Special Committee, has:

(i)	determined that this Agreement and the Merger contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the holders of Shares;

(ii)	approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL and the Company’s certificate of incorporation, including without limitation Section 203 of the DGCL); and

(iii)	resolved, subject to Section 5.04(d), to recommend that the holders of Shares approve and adopt this Agreement and the Merger (the “Company Recommendation”).

SECTION 2.05.    No Conflict; Required Filings and Consents.

(a)	No Conflict. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not:

(i)	violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)	violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iii)	result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, require consent of or notification to any counterparty under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or with respect to agreements for which consents have been obtained.

(b)	Government Approval. The execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”), except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), (B) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the DGCL with respect to the filing of the Certificate of Merger, (D) rules and regulations of the NASDAQ Stock Market and (E) such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)	Section 16. The Board of Directors of the Company, has taken, or prior to the Effective Time will take, all action necessary so that the Rule 16b-3(e) exemption from Section 16 under the Exchange Act is applicable to the disposition by all persons who are directors and/or officers of the Company of the Company Common Stock and Company Stock Options in or in connection with the Merger.

SECTION 2.06.    SEC Filings; Financial Statements.

(a)	Company SEC Reports. The Company has filed or furnished, as the case may be, all forms, reports, registration statements and other documents required to be filed or furnished by it with the SEC since September 30, 2003, and has heretofore made available to Parent:

(i)	its Annual Reports on Form 10-K, as amended, for the fiscal years ended December 30, 2002, December 29, 2003 and January 3, 2005, respectively;

(ii)	its Quarterly Reports on Form 10-Q for the periods ended March 28, 2005, June 20, 2005, and September 12, 2005;

(iii)	all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since September 30, 2003; and

(iv)	all other forms, reports, registration statements and other documents filed by the Company with the SEC since September 30, 2003 and prior to the Effective Time.

(The forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”.)

The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act, and the rules and regulations promulgated thereunder. The Company SEC Reports, as of their respective dates (and, in the case of any Company SEC Report that is a registration statement, as of the date such registration statement became effective), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Company SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the SEC Reports. None of the Company’s Subsidiaries are reporting companies under the Securities Act or the Exchange Act.

(b)	Financial Statements. Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles in effect as of the date of such financial statements (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Each of the unaudited interim consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal period-end adjustments which, individually or in the aggregate, were not and will not be material (or, in the case of such interim consolidated financial statements for periods ending prior to January 3, 2006, to the Company’s Knowledge were not, individually or in the aggregate, material)).

(c)	Sarbanes-Oxley Act. Since the adoption of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market.

(d)	Liabilities. Except for any liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability or obligation (whether known, unknown, accrued, absolute, contingent or otherwise):

(i)	liabilities and obligations to the extent reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated subsidiaries as at September 12, 2005, as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 12, 2005 or in the notes thereto; and

(ii)	. liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since September 12, 2005.

SECTION 2.07.    Absence of Certain Changes or Events.

Since September 12, 2005, except as set forth in the Company SEC Reports filed prior to the date hereof, Section 2.07 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement:

(i)	the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice;

(ii)	there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iii)	except in the ordinary course of business or as disclosed hereunder, there has not been any material increase in the compensation payable or which could become payable by the Company and its Subsidiaries to their officers or key employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;

(iv)	there has not been any issuance or agreement to issue shares of Company Common Stock, other than under the Company Option Plans;

(v)	any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries except insofar as may have been required by a change in GAAP or Law and have been disclosed in Company SEC Reports;

(vi)	any material Tax election by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund; and

(vii)	none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of, or require a consent under, any of the covenants set forth in Section 4.01.

SECTION 2.08.    Absence of Litigation.

There is no litigation, suit, claim, action, proceeding, arbitration or investigation (an “Action”), or any judgments, decrees, injunctions, rules or orders of any Governmental Authority pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, except for any of the foregoing that if decided adversely to the Company or its Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.09.    Employee Benefit Plans.

(a)

Plans. Section 2.09(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, pension, profit sharing, savings, retirement, disability, insurance, Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, educational assistance, change in control, termination or any other similar fringe or employee benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, that cover any of the current or former employees, officers, or directors of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any material liability or obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries (collectively, the “Plans”). For each Plan, the Company has furnished or made available to Parent a true and complete copy of the following documents, if applicable: (i) each Plan document and all amendments thereto, and where such Plan is unwritten, a written description of the material terms thereof, (ii) all trust agreements, insurance or annuity contracts or other funding vehicles, (iii) the current summary plan description, (iv) the three most recent annual reports on Form 5500 filed with the IRS (together with any schedules thereto) and (v) the most recent determination letter or opinion letter from the IRS with respect to any Plan that is intended to be qualified under Section 401(a) of the Code or the standardized prototype plan on which such Plan is based. Neither the Company, nor any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA), which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or which is maintained outside the jurisdiction of the United States. No Plan provides or permits the provision of, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (“COBRA”) or other applicable Law, and at the sole expense of the employee or former employee. The Company may amend or terminate any Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination. The Company has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Plan.

(b)	Plan Compliance. Each Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and to the Company’s Knowledge, no other party is in default or violation of, any Plan, and there are no pending or, to the Company’s Knowledge, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, or the assets of any trust for any Plan. With respect to each Plan, the Company has complied in all material respects with the applicable health care continuation and notice provisions of COBRA and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (“HIPAA”), including, but not limited to, the applicable requirements concerning the privacy, security, and/or electronic transmission of health information. Neither the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Plan.

(c)	Payments. There will be no material payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Plan, and no employee, officer or director of the Company or any of the Subsidiaries will become entitled to any severance, termination pay or similar payments or benefits in connection with the Transactions (either alone or in combination with any other event), other than as specifically provided for in this Agreement. No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Plan or similar agreement or arrangement between the Company or any of its Affiliates and any “disqualified individual” (as such term is defined in Section 280G of the Code) could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event). No amounts payable under any Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m).

(d)	Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, with such exceptions as would not have a Company Material Adverse Effect. All liabilities or expenses of the Company or its Subsidiaries in respect of any Plan (including workers compensation) which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(e)	Employees. The Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(f)	Plan Actions. Prior to the date of this Agreement, for each Company Stock Option Plan, the committee of the Company Board or other body authorized to administer and interpret such Company Stock Option Plan has made the determination and directed, in each case in accordance with the terms of such Company Stock Option Plan, that the Company Stock Options shall be treated as set forth in Section 1.08(a) and Section 1.08(b) of this Agreement.

SECTION 2.10.    Property; Title to Assets.

(a)	Real Property Owned or Leased by the Company.

(i)	Franchised Property. Section 2.10(a)(i) of the Company Disclosure Schedule lists each parcel of real property currently owned, leased, subleased or licensed by the Company or any of its Subsidiaries and leased or subleased, as the case may be, to a franchisee, together, in each case, with the type of store, store ID and address (the “Franchised Property”).

(ii)	Company-Operated Restaurants. Section 2.10(a)(ii) of the Company Disclosure Schedule lists each company-operated restaurant, together, in each case, with the store ID, type of store, address and designation as owned or leased (the “Company-Operated Restaurants”).

(iii)	Other Real Property. Section 2.10(a)(iii) of the Company Disclosure Schedule lists each surplus or vacant parcel of real property currently owned, leased, subleased or licensed by the Company or any of its Subsidiaries, which, together with that certain lease agreement between Cornerstone Suburban Office, LP and Checkers Drive-In Restaurants, Inc. for the property located at 4300 West Cypress Street, Suite 600, Tampa, Florida (the “Headquarters Lease”), constitutes all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries and not listed in Section 2.10(a)(i) or Section 2.10(a)(ii) of the Company Disclosure Schedule (the “Other Real Property”).

(b)	Owned Real Property. Set forth in Section 2.10(b) of the Company Disclosure Schedule is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property.

(c)	Real Property. For purposes of this Agreement, “Real Property” shall mean the Franchised Property, the Company-Operated Restaurants and the Other Real Property. All of the land, buildings, structures and other improvements used by the Company or any of its Subsidiaries in the conduct of their business are included in the Real Property.

(d)	Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the other party to such lease, sublease or license.

(e)	Liens. Except as disclosed in Section 2.10(a)(i), 2.10(a)(ii), 2.10(a)(iii) or 2.10(b) of the Company Disclosure Schedule, the Company and the Subsidiaries own or have valid leasehold fee interests in all of their respective properties and assets (other than assets disposed of in the ordinary course of business since January 3, 2005), free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 2.10(a)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company or its applicable Subsidiary.

(f)

Entire Interest. Except as set forth in Section 2.10(f)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Section 2.10(f)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(g)	Condemnation. Except as set forth on Section 2.10(g) of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary of the Company has received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

SECTION 2.11.    Taxes

(a)	Tax Returns. The Company and its Subsidiaries have properly prepared and timely filed (or caused to be timely filed) all material Tax Returns required to be filed by or with respect to them and have fully and timely paid and discharged all material Taxes required to be paid or discharged (whether or not shown on such Tax Returns) and have made adequate provision for any taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any taxable period and no request for any such waiver or extension is currently pending. All amounts of Taxes required to be withheld by or with respect to the Company or any of its Subsidiaries have been timely withheld and remitted in all material respects to the applicable Governmental Authority. The Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable laws. Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise. The Company and its Subsidiaries have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(b)	Audits. There are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any of its Subsidiaries. No Governmental Authority has given notice of its intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim has been made against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. All material deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(c)	Tax Liens. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except for statutory liens for current Taxes not yet due and payable and for such liens, which individually or in the aggregate, would not exceed $100,000.

(d)	Section 355. Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)	Tax Adjustments. Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

(f)	Closing Agreements. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority.

(g)	Employee Remuneration. There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

(h)	Reportable Transactions. Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

(i)	Net Operating Losses. Section 2.11(i) of the Company Disclosure Schedule sets forth in detail the limitations to which the net operating loss carryforwards of the Company and its Subsidiaries are subject under Section 382 or 384 of the Code or otherwise.

(j)	Tax Basis. Section 2.11(j) of the Company Disclosure Schedule accurately reflects in all material respects the tax basis of the Company and its Subsidiaries in their respective assets.

SECTION 2.12.    Material Contracts.

(a)	List of Contracts: Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each of contracts and agreements of the following types to which the Company or any of its Subsidiaries is a party or is bound by, or to which any of the assets of the Company or its Subsidiaries are subject (such contracts and agreements as are required to be set forth in Section 2.12(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each “material contract” (as such term is defined in Item 601 (b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (including, without limitation, material area contracts and material contracts with franchisees, supplier and similar parties);

(ii)	all contracts and agreements relating to issuances of securities of the Company or any of its Subsidiaries (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iii)	all contracts and agreements relating to indebtedness for borrowed money or capitalized lease obligations, in each case for which the Company or any of its Subsidiaries is primarily or secondarily liable, or which are secured by assets of the Company or any of its Subsidiaries, and in each case in an amount in excess of $1,000,000;

(iv)	all contracts and agreements (A) containing any non-compete covenant or other covenant limiting the right of the Company or any of its Affiliates (or, after the Effective Time, Parent or its Affiliates) to engage in any line of business or to make use of any Intellectual Property Rights or (B) containing any material exclusive or sole supplier arrangement, or other exclusive business arrangement, to which the Company or any of its Affiliates is (or, after the Effective Time, Parent or its Affiliates would be) subject;

(v)	all Lease Documents; and

(vi)	all other contracts and agreements providing for payments by or to the Company or any of its Subsidiaries, or the guarantee (whether or not contingent) by the Company or any of its Subsidiaries of obligations of any third party, in excess of $250,000, whether or not made in the ordinary course of business, or which are otherwise material to the Company or any of its Subsidiaries or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)	Validity; Default. (i) Each Material Contract is valid and in full force and effect and enforceable against the Company or its applicable Subsidiary and against each other party thereto, in accordance with its terms; and

(ii)	(A) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect, in each case, in any material respect, any of the rights of the Company or any of its Subsidiaries under any Material Contract, and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any Material Contract to which it is a party nor, to the Knowledge of the Company, has any event occurred that, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of any party’s rights under any Material Contract.

The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 2.13.    Environmental Matters.

(a)	Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law on the part of the Company or any of its Subsidiaries and there are no proceedings, actions, orders, decrees, investigations, injunctions or other claims pending, or to the Knowledge of the Company, threatened, relating to or otherwise alleging liability under any Environmental Law or relating to the exposure of any person to hazardous substances.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to result, in a Company Material Adverse Effect:

(i)	The Company and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws.

(ii)	There are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent future compliance with Environmental Laws or that have resulted in liability or are reasonably likely to result in liability under Environmental Laws.

(iii)	Neither the Company nor any of its Subsidiaries has assumed, either contractually or by operation of law, any liability of any other Person pursuant to Environmental Laws.

(c)	The Company has delivered to the Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries that pertain to material environmental contamination in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 2.14.    Labor and Employment Matters.

(a)	(i) Neither the Company nor any of its Subsidiaries has entered into, is a party to or is bound by any express or implied collective bargaining agreements or other agreement, contract, commitment, arrangement or understanding with any labor union or labor organization, and (ii) no union or other labor organization campaign is pending, or to the Knowledge of the Company has been threatened with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently, nor has been during the past five years, the subject of any strike, dispute, walk-out, work stoppage, slowdown or other organized labor dispute involving the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such activity threatened.

(b)

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has complied with all Laws relating to the employment and safety of labor, including without limitation the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining, employment of minors, withholding, immigration and all applicable occupational safety and health acts and Laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its employees, customers or suppliers, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company’s and its Subsidiaries’ employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as disclosed in Section 2.14 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees.

(c)	The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar applicable Law relating to plant closings and layoffs. Except as set forth on Section 2.14 of the Company Disclosure Schedule, none of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the 90 day period prior to the date of this Agreement.

SECTION 2.15.    Permits; Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports filed prior to the date hereof, each of the Company and each its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (the “Company Permits”) and each such Company Permit is valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports filed prior to the date hereof, each of the Company and each of its Subsidiaries is, and has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law or the terms and conditions of any Company Permit.

SECTION 2.16.    Intellectual Property.

(a)	Identification. Section 2.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all U.S. and material foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case, which are owned by the Company.

(b)	Licenses. Section 2.16 of the Company Disclosure Schedule sets forth a list of all material licenses of Intellectual Property Rights under which the Company is either a (i) licensor, or (ii) licensee, distributor or reseller.

(c)	Validity and Enforceability. The Company owns or has a valid right to use, free and clear of all liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company. All such Intellectual Property Rights are subsisting, valid and enforceable.

(d)

Rights. Except for the matters identified in Section 2.16 of the Company Disclosure Schedule, (i) none of the Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries conflicts with, infringes upon or misappropriates or otherwise violates the Intellectual Property Rights of any third party, (ii) the Company has not been sued, charged in writing with, or named a defendant in, any claim, suit, action or proceeding involving a claim of infringement of any Intellectual Property Rights of others, (iii) to the Knowledge of the Company, there is no threatened claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property Rights of others, and (iv) to the Knowledge of the Company, there is no continuing infringement by others of the Intellectual Property Rights of the Company or any of its Subsidiaries. No Intellectual Property Rights of the Company are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other individual or entity against any charge of infringement of any Intellectual Property Right.

(e)	Definitions. For purposes of this Agreement, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reiusses, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity (v) Company Software and (vi) any other relevant proprietary intellectual property rights. For purposes of this Agreement, “Company Software” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation) (i) material to the operation of the business of the Company or any of its Subsidiaries, including all computer software and databases operated by the Company or any of its Subsidiaries on its web sites or used by the Company or any of its Subsidiaries in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Company or any of its Subsidiaries.

SECTION 2.17.    Insurance.

Section 2.17 of the Company Disclosure Schedule lists, and the Company has made available to Parent or its representatives for review current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Company or any of its Subsidiaries (including, without limitation, all policies or binders of casualty, general liability and workers’ compensation insurance), all of which are currently in effect. All premiums and other amounts due and payable under each such policy, binder and bond have been paid. Neither the Company nor any of its Subsidiaries is in default with respect to any material provision contained in any such policy, binder or bond and neither the Company nor any of its Subsidiaries has failed to give any notice of or present any material claim thereunder as required by the terms thereof. The Company has not received any written notice of cancellation or non-renewal of any such policy, binder or bond. The Company has not received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Company. Except as set forth on Section 2.17 of the Company Disclosure Schedule, adequate reserves have been established for all claims under any such policy, binder and bond as to which the insurer has denied coverage.

SECTION 2.18.    Opinion of Financial Advisor.

The Special Committee has received the opinion of Citigroup Global Markets Inc., financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than members of the Company’s management, or their respective Affiliates who, in connection with the Merger, enter into arrangements with the Parent or its Affiliates relating to employment or equity ownership in Parent or its Affiliate), which opinion will be confirmed in writing and a copy of which will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

SECTION 2.19.    Brokers.

No broker, finder or investment banker (other than Citigroup Global Markets Inc., a true and complete copy of whose engagement letter has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 2.20.    Franchise Matters.

(a)	Except as set forth in Section 2.20(a)(i) of the Company Disclosure Schedule, there are no Persons authorized or privileged to use the Intellectual Property Rights under any contract. Schedule 2.20(a)(i) of the Company Disclosure Schedule sets forth the name, address and phone number of each franchisee who is operating a Rally’s restaurant or Checkers restaurant and each developer who is authorized to open and operate a Rally’s restaurant or Checkers restaurant, the date that the franchise or area development agreement was signed, the expiration date of the franchise or area development agreement, and payments due under the franchise or area development agreement. Except as set forth in Section 2.20(a)(ii) of the Company Disclosure Schedule, the royalty fee percentage specified in each extant franchise agreement remains in effect, is being paid when due and has not been reduced, modified, waived or otherwise affected by any franchise agreement “side letter”, modification, amendment, waiver or suspension, in whole or in part, and, to Company’s Knowledge, there are no franchisees who are not in compliance with their franchise agreements. Except as set forth in Section 2.20(a)(iii) of the Company Disclosure Schedule, there are no area developers who are not in compliance with their development obligations under their area development agreements.

(b)	Section 2.20(b) of the Company Disclosure Schedule lists each state or other jurisdiction in which the Company is currently registered, or with which the Company filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration. Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, all franchise registrations remain in full force and effect and are not the subject of any existing or threatened government or other action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which would reasonably be expected to impair the Company’s ability routinely to renew or amend any such franchise registration and/or enter into franchise agreements in any jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is currently in compliance with all domestic and international laws relating to the offer and sale of franchises in all states and countries where the Company is conducting franchise activities and has, without limitation, prepared all disclosure documents and secured all registrations to effectuate such franchise activities.

(c)	The Company’s current Uniform Franchise Offering Circulars (“UFOCs”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.20(c) of the Company Disclosure Schedule, each current franchisee signed a UFOC Item 23 “receipt” at least 10 Business Days prior to executing his/her/its franchise agreement or area development agreement with the Company.

(d)	Except as set forth in the UFOCs or in Section 2.20(d) of the Company Disclosure Schedule, (i) there is no franchise or franchise-related Action, (ii) to Company’s Knowledge there has not been any franchisee complaint, threats to initiate an Action, threats to file complaints with any Governmental Authority and/or threats to otherwise complain of the Company in any respect, (iii) there exists no formal or, to Company’s Knowledge, informal complaint, inquiry, investigation, or judicial or administrative action or proceeding, communicated or commenced (as the case may be) by any Governmental Authority to or against the Company regarding its offer and sale of franchises, the administration of its franchise network, advancing or referring to any complaint received from any franchisee, inquiring of or contesting any element of the Company’s franchise program or franchise relationships, and/or otherwise related to the Company’s compliance with any franchise Law, and (iv) to Company’s Knowledge, there exists no material Action or other claims asserted by any third party against any of the Company’s franchisees in which the company is or may become a party thereto, including under a negligence or “vicarious liability” theory.

(e)	Except as set forth in Section 2.20(e) of the Company Disclosure Schedule, to Company’s Knowledge, none of the Company’s franchisees or area developers are currently involved in a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding; or contemplating or scheduled to undertake a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding.

SECTION 2.21.    Antitakeover Provisions and Rights Agreements.

(a)	Antitakeover Provisions. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision in the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries is, or at the Effective Time will be, applicable to the this Agreement or to the transactions contemplated hereby.

(b)	Rights Agreements. The Company has not entered into, and the Company Board has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

SECTION 2.22.    Investment Companies.

Neither the Company nor any Subsidiary of the Company is an “investment company” as defined under the Investment Company Act of 1940, as amended.

SECTION 2.23.    Transactions With Affiliates.

(a)	All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.

(b)	Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or its applicable Subsidiary as would have been obtainable by the Company or such Subsidiary in a similar transaction with an unaffiliated third party.

SECTION 2.24.    Certain Business Practices.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 2.25.    No Other Representations or Warranties.

Except for the representations and warranties contained in Article II of this Agreement, Parent and Merger Sub both acknowledge that neither Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company regarding any other information provided to Parent.

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 3.01.    Corporate Organization.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.02.    Authority Relative to the Transactions.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.03.    No Conflict; Required Filings and Consents.

The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not:

(i)	violate the certificate of incorporation or by-laws of Parent or Merger Sub;

(ii)	violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(iii)	result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.04.    Governmental Consents.

The execution, delivery, and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act, (B) compliance with the applicable requirements of the HSR Act, (C) the DGCL with respect to the filing of the Certificate of Merger, (D) rules and regulations of the NASDAQ Stock Market and (E) such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.05.    Financing.

(a)	Assuming the amounts contemplated by (i) the commitment letter dated February 16, 2006 relating to debt financing (“Debt Financing”) of Merger Sub and (ii) the commitment letter dated February 6, 2006 relating to equity financing (“Equity Financing”) of Parent (together, the “Commitment Letters”) (true and complete copies of which have been made available to the Company) are provided, Merger Sub will have at the Effective Time, through cash on hand, cash provided by Parent and/or available credit facilities, the funds necessary to consummate the Merger, including the payment of the aggregate Per Share Merger Consideration and to pay all related fees and expenses of Parent and Merger Sub and those of the Company disclosed to Parent prior to the date hereof.

(b)	Neither of the Commitment Letters has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letters are in full force and effect. As of the date of this Agreement, Parent and its Affiliates are not party to any agreement, arrangement or understanding as to conditions precedent or other contingencies related to the funding of the full amount of the Transaction, other than as set forth in or contemplated by the Commitment Letters. Parent has no reasonable expectation as of the date hereof that any of the conditions to the Debt Financing or Equity Financing contemplated by the Commitment Letters within its control will not be satisfied or that the full amount will not be made available to Parent on the Closing Date.

SECTION 3.06.    Brokers.

No broker, finder or investment banker (other than Morgan Keegan & Company, Inc., the terms of whose engagement have been previously disclosed to the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

SECTION	3.07. Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of effecting the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby or in connection therewith.

SECTION 3.08.    Litigation.

There is no action, suit or proceeding pending or threatened before any Governmental Authority against Parent, Merger Sub or any of their Subsidiaries, and no judgment, decree, injunction, rule, order or similar action of any Governmental Authority is outstanding against Parent, Merger Sub or any of their Subsidiaries that, in any such case, seeks directly or indirectly to restrain or prohibit the consummation of the Merger.

SECTION 3.09.    Board Approval.

On or prior to the date of this Agreement, the Board of Directors of Parent and Merger Sub have (i) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders and (ii) adopted resolutions approving this Agreement and declaring this Agreement and the Merger advisable.

SECTION 3.10.    Vote Required.

No vote of the holders of any class or series of capital stock or interests of Parent is necessary to approve the acquisition of Shares pursuant to the consummation of the Merger.

SECTION 3.11.    No Company Shares.

As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of Company capital stock.

ARTICLE IV    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.    Conduct of Business by the Company Pending the Merger.

(a)	Ordinary Course. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i)	the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and

(ii)	the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, franchisees, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

(b)	Required Consent. Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(i)	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii)	issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of:

(A)	any shares of any class of capital stock or other equity interests or other securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement); or

(B)	any material assets of the Company or any of its Subsidiaries;

(iii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than to the Company or to any wholly owned Subsidiary of the Company;

(iv)	reclassify, combine, split, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)	other than in the ordinary course of business and consistent with past practice:

(A)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; or

(B)	issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in excess of $3,000,000, of which no more than $1,000,000 may be incurred with respect to unsecured indebtedness for general corporate purpose, and the remainder of which shall be with respect to secured indebtedness in connection with capital expenditures permitted by Section 4.01(b)(xvii); or

(C)	make any material loan, advance or capital contribution to, or investment in, any other Person, other than to the Company or to any wholly owned Subsidiary of the Company;

(vi) (A)	hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of this Agreement; or (B) to meet increased demand.

(B)	make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company;

(C)	increase the compensation payable or to become payable to, or except as required to comply with applicable Law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Stock Option Plan or other Plan or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees of the Company or any of its Subsidiaries who are not directors or officers of the Company;

(D)	except as set forth in Section 4.01 of the Company Disclosure Schedule, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

(E)	establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;

(F)	other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, or other stock-based awards, or any removal of existing restrictions in any Company Stock Option Plan or other Plan or agreements or awards made thereunder (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

(G)	enter into, amend or terminate any employment or severance agreement with or, except in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director of the Company or any of its Subsidiaries, except, with respect to non-officer employees, in the ordinary course of business;

(H)	other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Plan;

(vii)	enter into, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, the Company’s or any of its Subsidiaries’ rights thereunder other than in the ordinary course of business consistent with past practice;

(viii)	fail to make in a timely manner any required filings with the SEC required under, and in compliance with, the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or under, and in compliance with, the rules and regulations of the NASDAQ Stock Market;

(ix)	change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds by the Company or its Subsidiaries, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;

(x)	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, in each case as concurred in by its independent public accountants;

(xi)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xii)	except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner;

(xiii)	(A) enter into any material area development agreement or (B) enter into any franchise agreement or area development agreement without first amending the Company’s effective UFOCs to include such information regarding the transactions contemplated by this Agreement as required by applicable Law;

(xiv)	pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any Action, except for settlements or compromises involving amounts not exceeding $300,000 in the aggregate, including all fees, costs and expenses associated therewith;

(xv)	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(xvi)	enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(xvii)	make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding (i) $10,000,000 in the aggregate, (ii) $1,500,000 in respect of any single capital expenditure or series of related capital expenditures for new restaurant development including the acquisition of the underlying land or (iii) $1,000,000 in respect of any single capital expenditure or series of related capital expenditures for new restaurant development not including the acquisition of the underlying land;

(xviii)	terminate or fail to renew any Company Permit that is material to the conduct of the businesses of the Company or any of its Subsidiaries;

(xix)	fail to maintain in full force and effect all insurance (including self-insurance) currently in effect, subject to renewal in the ordinary course of business consistent with past practice;

(xx)	take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied; or

(xxi)	authorize, agree or commit to do any of the foregoing.

SECTION 4.02.    Advice of Changes; Government Filings.

(a)	Advise. Each party shall promptly advise the other orally and in writing of (i) any representation or warranty made by it in this Agreement (A) to the extent qualified by Material Adverse Effect or other materiality qualifier becoming untrue or inaccurate and (B) to the extent not qualified by Material Adverse Effect becoming untrue or inaccurate in any material respect except that this clause (B) shall be deemed satisfied so long as such representations or warranties being untrue or inaccurate do not have a Material Adverse Effect on the Company or Parent, as the case may be, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties or the remedies available under this Agreement.

(b)	Filings. The Company shall deliver to Parent copies of all reports and filings made with the SEC promptly after the same are filed. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

SECTION 4.03.    Tax Matters.

During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)	prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b)	consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;

(c)	fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d)	properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(e)	promptly notify Parent of any Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Legal Action or audit without Parent’s prior written consent in excess of $250,000;

(f)	not make or revoke any election with regard to Taxes or file any amended Tax Returns;

(g)	not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

(h)	terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

ARTICLE V    ADDITIONAL AGREEMENTS

SECTION 5.01.    Stockholders’ Meeting.

Meeting. The Company, acting through the Company Board, and subject to Section 5.04(d), shall:

(i)	in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold, as promptly as practicable after the date of this Agreement, an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”); and

(ii)

(A)   include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous resolution of the Special Committee and the Company Board (1) that the terms of this Agreement are fair to and in the best interests of the stockholders of the Company, (2) declaring this Agreement to be advisable, and (3) recommending that the stockholders vote to approve and adopt this Agreement and the Merger; and

(B)   use its best efforts to obtain the Company Stockholder Approval and otherwise comply with all legal requirements applicable to the Stockholders’ Meeting. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then beneficially owned by them and their affiliates to be voted in favor of the approval and adoption of this Agreement and the Merger.

SECTION 5.02.    Proxy Statement.

(a)	Filing. The Company shall file with the SEC, as promptly as practicable following the date of this Agreement, a proxy statement under Section 14 of the Exchange Act, and otherwise complying with the applicable provisions of the Exchange Act and of the rules and regulations promulgated under the Exchange Act, relating to the Company Stockholders’ Meeting (the “Proxy Statement”). Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

(b)	Review. Each of Merger Sub, Parent and the Company and its respective counsel shall have a reasonable opportunity to review and comment on:

(i)	the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares; and

(ii)	all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

(c)

Parent Information. In accordance with the foregoing, Parent and Merger Sub will furnish such information relating to both Parent and Merger Sub as may be required by the Exchange Act to be included in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by or on behalf of the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no covenant with respect to the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.

(d)	Company Information. In accordance with the foregoing, the Company will furnish such information relating to the Company and its Subsidiaries as may be required by the Exchange Act to be included in the Proxy Statement. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no covenant with respect to the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 5.03.    Access to Information; Confidentiality.

(a)	Access. Subject to applicable Law and the confidentiality agreement, dated January 13, 2006, between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to):

(i)	provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and

(ii)	furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

(b)	Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

(c)	No Waiver. Except as otherwise expressly provided herein, no information or knowledge obtained by any party pursuant to this Section 5.03 or otherwise shall affect or be deemed to modify any representation or warranty made by any party hereunder.

SECTION 5.04.    No Solicitation of Transactions.

(a)	Acquisition Proposals. The Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly:

(i)	solicit, initiate or knowingly facilitate or encourage any inquiries for the making of any proposal or offer (including any proposal or offer to Company stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer an “Acquisition Proposal”);

(ii)	participate in discussions or negotiations with, disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to the officers, employees, agents, business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person with respect to or in connection with any potential Acquisition Proposal;

(iii)	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction;

(iv)	grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal; or

(v)	authorize or direct any Representative of the Company or any of its Subsidiaries to take any such action.

The Company shall, and shall cause its Subsidiaries and instruct its and their Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal relating to a Competing Transaction.

(b)	Response to Acquisition Proposal. Notwithstanding anything to the contrary in this Section 5.04, before the receipt of the Company Stockholder Approval, the Company Board or Special Committee may furnish information to, and enter into discussions with, a Person who has made a bona fide, written Acquisition Proposal, but only if:

(i)	such Acquisition Proposal was made after the date of this Agreement (it being understood that, subject to compliance with Section 5.04(a), such an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal regarding a Competing Transaction prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives has violated any of the restrictions set forth in this Section 5.04;

(ii)	the Company Board or Special Committee has determined in good faith after consultation with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee) and a financial advisor that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);

(iii)	prior to taking such action such person shall have executed a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall promptly be provided to Parent);

(iv)	Parent is provided, on a substantially concurrent basis, any non-public information provided or made available to such Person that was not previously provided or made available to Parent and its Representatives; and

(v)	the Company shall have delivered to Parent a prior written notice advising Parent that the Company Board or Special Committee, as applicable, intends to take such action, and shall keep Parent reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal

(c)	Notice of Superior Proposal. In addition to the obligations of the Company set forth in Sections 5.04(a) and (b), the Company shall promptly as practicable (and, in any event, within 24 hours) (i) advise Parent and Merger Sub, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal, any communication from any Person that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the officers, employees, agents, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that has made, or would reasonably be expected to make, an Acquisition Proposal and (ii) provide Parent and Merger Sub, in writing, with the terms and conditions of any such Acquisition Proposal, and a copy of such Acquisition Proposal, inquiry or request and the identity of the Person making the same. The Company shall inform Parent as promptly as practicable (and, in any event, within 24 hours) of any change to the material terms of any such Acquisition Proposal. As promptly as practicable (and, in any event, within 24 hours) after determination by the Company Board or Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub, a written notice (a “Notice of Superior Proposal”) advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal.

(d)	Change in Recommendation. If the Company Board or Special Committee determines, in its good faith judgment prior to the receipt of the Company Stockholders Approval and after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee), that the failure to make a Change in the Company Recommendation (as defined below) or to terminate this Agreement in accordance with Section 7.01(iv)(b) would violate its fiduciary duties to the Company’s stockholders under applicable Law, then the Company Board or Special Committee may make a Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 7.01(iv)(b). “Change in the Company Recommendation” means the Special Committee or Company Board’s (i) failure to make, withdrawal of, or modification in a manner adverse to Parent or Merger Sub of the Company Recommendation, (ii) failure to publicly confirm the Company Recommendation within seven days following Parent’s written request, (iii) recommendation or endorsement of a Competing Transaction or (iv) resolution or public announcement of an intention to do any of the foregoing. Neither the Company Board nor the Special Committee shall make a Change in the Company Recommendation or terminate this Agreement pursuant to Section 7.01(iv)(b) unless (i) at least three Business Days prior to taking such action Parent shall have received written notice from the Company (an “Adverse Recommendation Notice”) (A) advising Parent that the Company Board or Special Committee has received a Superior Proposal, (B) advising that the Company Board or Special Committee intends to make such Change in the Company Recommendation or to terminate this Agreement pursuant to Section 7.01(iv)(b), as applicable, and (C) containing all information required by Section 5.04(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period) and (ii) during such three Business Day period the Company Board and Special Committee shall have negotiated in good faith with Parent concerning any amendments proposed by Parent to this Agreement and to the transactions contemplated hereby. Any disclosure that the Company Board may be compelled to make with respect to an Acquisition Proposal or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement; provided, that any such disclosure that would constitute a Change in Company Recommendation, and any disclosure of a decision to terminate this Agreement pursuant to Section 7.01(iv)(b), shall be made only in compliance with this Section 5.04(d).

(e)	Discussions Prior to Agreement. The fact that the Company, any of its Subsidiaries, or any of their Representatives have had discussions or negotiations with Persons prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent the Company from taking any of the actions permitted by this Section 5.04 with respect to a new Acquisition Proposal submitted by any such Person after the date of this Agreement, that was not solicited in violation of this Section 5.04.

(f)	A “Competing Transaction” means any of the following (other than the Transactions):

(i)	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or 20% or more of the assets of the Company and its Subsidiaries (directly or indirectly, including by the ownership of equity or voting securities);

(ii)	any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 20% or more of the assets of the Company and its Subsidiaries;

(iii)	any sale, exchange, transfer or other disposition of equity or voting securities in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries; or

(iv)	any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of any class of equity or voting securities of the Company or of any of its Subsidiaries.

(g)	A “Superior Proposal” means a bona fide, unsolicited written offer (in its most recently amended or modified terms, if amended or modified) made by a Person to enter into a Competing Transaction, the effect of which would be that the stockholders of the Company would beneficially own less than 50% of the capital stock of the combined or ongoing entity, or the entity that succeeds to the assets of the Company, as applicable, and which the Company Board or Special Committee determines, in its good faith judgment (after consulting with its financial advisor and/or legal counsel and taking into account any amendments proposed by Parent to this Agreement or to the transactions contemplated hereby) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant in such circumstances under the DGCL, to be more favorable to Company stockholders from a financial point of view than the Merger and which is reasonably likely to be consummated.

SECTION 5.05.    Employee Benefits Matters.

(a)	Future Participation. From and after the Effective Time and until one calendar year thereafter, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, “Current Plans”). Nothing contained in this Section 5.05 shall:

(i)	obligate or commit Parent or its Subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits;

(ii)	obligate or commit Parent or its Subsidiaries to provide any employee of the Company or any of its Subsidiaries with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its Subsidiaries or Affiliates for the benefit of its employees;

(iii)	obligate or commit Parent or its Subsidiaries to employ or continue the employment of any individual; or

(iv)	prohibit Parent or its Subsidiaries from making any changes to any Current Plan.

(b)	Prior Credit. Parent will cause the Surviving Corporation and its Subsidiaries to credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and its Subsidiaries prior to the Effective Time in accordance with the Company’s personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent. However, Parent may, in its sole discretion and to the extent permitted by applicable law, require that such vacation and other paid time off be taken by the employee prior to September 30, 2006.

(c)	Eligibility and Vesting. Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its U.S. affiliates for service accrued prior to the Effective Time with the Company or any of its Subsidiaries to the extent such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable plans immediately prior to the Effective Time. However, such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d)

Welfare Benefit Plans. With respect to any welfare benefit plans, programs and arrangements in which an employee of the Company or its Subsidiaries may be eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the comparable welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) to the extent permitted and applicable under any such plan, recognize for purposes of satisfying any analogous annual deductible or out-of-pocket requirements any deductible and out-of-pocket expenses paid by any such employee prior to the Effective Time in the calendar year in which the Effective Time occurs.

(e)	WARN Act. No later than five business days prior to the Closing Date, the Company shall provide Parent with a list setting forth the number of employees terminated from each site of employment of the Company and its Subsidiaries during the 90-day period ending on the Closing Date for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

SECTION 5.06.    Directors’ and Officers’ Indemnification; Insurance.

(a)	Indemnification. Without limiting any additional rights that any employee, officer or director may have under any employment agreement or benefit Plan or under the Company’s certificate of incorporation or by laws, for a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company and the Company’s Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that applicable Law permits a Delaware corporation to indemnify its officers and directors. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor and reasonable documentation thereof; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Director or Officer otherwise consents.

(b)	Maintenance. The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not, except to the extent required to comply with applicable Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)

D&O Insurance. Prior to the Effective Time, the Company shall endeavor to (and if it unable to, Parent shall cause the Surviving Corporation to after the Effective Time) obtain, and the Surviving Corporation shall maintain for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of the Company’s existing policies; provided, that Parent and its Subsidiaries shall not be required by this Section 5.06(c) to incur costs in excess of 300% of the annual premiums paid by the Company under its directors’ and officers’ liability policies as in effect as of the date hereof.

(d)	Existing Agreements. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.06 of the Company Disclosure Schedule.

(e)	Survivability. Notwithstanding anything herein to the contrary, if any claim for indemnification pursuant to Section 5.06(a) is made by any Indemnified Director or Officer by written notice to the Company on or prior to the sixth anniversary of the Effective Time (such notice to set forth in reasonable detail the facts relevant to such claim) the provisions of this Section 5.06(a) shall continue in effect with respect to such claim until the final disposition of such claim.

(f)	Heirs. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(g)	Successors and Assigns. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 5.06; provided that the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 5.06.

SECTION 5.07.    Further Action; Reasonable Best Efforts.

Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall:

(i)	make promptly its respective filings, and thereafter make any other required submissions, under any applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions; and

(ii)	use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.

SECTION 5.08.    Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to applicable Law or the requirements of The NASDAQ Stock Market, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger, or any of the other Transactions.

SECTION 5.09.    Takeover Statute.

If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries (each a “Takeover Provision”) shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board or the Special Committee of the Company, subject to Section 5.04, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provision on the transactions contemplated hereby.

SECTION 5.10.    Financing.

(a)	The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents (including a certificate of the chief financial officer of the Company with respect to solvency matters, to the extent such certification may be accurately made), audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Parent or Merger Sub and taking such other actions as are reasonably required to be taken by the Company in connection with the Commitment Letters, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company or its Subsidiaries and the Company and its Subsidiaries shall not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Parent shall have undertaken to reimburse the Company and its Subsidiaries all such reasonable and documented out-of-pocket costs.

(b)	Parent and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary or advisable to cause the condition set forth in Section 6.02(v) to be satisfied. Parent shall provide the Company with prompt written notice in the event that any Commitment Letter is terminated, or if there is any written amendment, modification or supplement to any Commitment Letter, after the date hereof and prior to the Effective Time. Upon request of the Company, Parent shall keep the Company reasonably informed of material developments in connection with the Commitment Letters and, upon reasonable request of the Company, shall provide the Company with interim drafts of agreements to be entered into in connection with the Commitment Letters.

SECTION 5.11.    Disposition of Litigation.

In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

SECTION 5.12.    2005 Financial Statements

Prior to the Effective Time, the Company shall deliver to Parent the audited consolidated financial statements required to be included in the Company’s Annual Report on Form 10-K for fiscal year ended on or about January 3, 2006, accompanied by an opinion of the independent accounting firm selected by the Company

Board containing no exceptions or qualifications as to scope (the “2005 Audited Financials”). The 2005 Audited Financials shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

ARTICLE VI    CONDITIONS TO THE MERGER

SECTION 6.01.    Mutual Conditions to the Merger.

The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(i)	the Company shall have obtained the Company Stockholder Approval;

(ii)	no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; and

(iii)	the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 6.02.    Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(i)	the representations and warranties of the Company set forth in this Agreement, disregarding all materiality and Company Material Adverse Effect qualifiers (except as set forth in Section 2.07(ii)), shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)	the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(iii)	there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iv)	Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 6.02(i), (ii) and (iii) have been satisfied;

(v)	Parent or Merger Sub, as applicable, shall have received the proceeds of the financing contemplated by the Commitment Letters, or alternate financing, on terms and conditions reasonably acceptable to Parent and Merger Sub;

(vi)	the Company shall have obtained, and provided to Parent and Merger Sub copies of evidence with respect to, the Company Required Consents, the terms of which shall be reasonably satisfactory to Parent and Merger Sub;

(vii)	The 2005 Audited Financials shall reflect 2005 EBITDA of no less than $23,700,000 (provided, that failure of the Company to satisfy this condition shall not, by itself, constitute the basis for payment of the Company Termination Fee or the Parent Expenses);

(viii)	no suit, action, proceeding, claim, inquiry or investigation by any Governmental Authority or any third party shall be pending seeking to prohibit or restrain, or seeking damages in connection with the Merger or the transactions contemplated by this Agreement; and

(ix)	the aggregate number of Dissenting Shares shall be less than 10% of the total number of shares of Company Common Stock outstanding at the Effective Time.

SECTION 6.03.    Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i)	the representations and warranties of the Parent and Merger Sub set forth in this Agreement, disregarding all materiality and Parent Material Adverse Effect qualifiers, shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(ii)	each of Parent and Merger Sub shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing; and

(iii)	the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 6.03(i) and (ii) have been satisfied.

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.    Termination.

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company (except as otherwise provided in Section 7.01(iv)(b)):

(i)	by mutual written consent of Parent, Merger Sub and the Company;

(ii)	by Parent or the Company if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

(iii)	by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(iii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(iv)

by the Company (a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 6.03(i) or 6.03(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(iv)(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or (b) if prior to the obtaining of the Company Stockholder Approval

(A) the Company Board or the Special Committee shall have received a Superior Proposal, (B) the Company, the Company Board and the Special Committee shall have complied in all material respects with Sections 5.01 through 5.04 (including Section 5.04(d)), (C) on the date of such termination, the Company enters into a definitive agreement for, or consummates, the transaction contemplated by such Superior Proposal and (D) Parent shall have received the Company Termination Fee in accordance with Section 7.03(b);

(v)	by Parent (a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.02(i) or 6.02(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(v)(a) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (b) if the Company Board or the Special Committee shall have made a Change in Company Recommendation;

(vi)	by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding Shares; or

(vii)	by Parent if the Company, the Company Board or the Special Committee shall have willfully and materially breached any of Sections 5.01, 5.02 or 5.04.

SECTION 7.02.    Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except:

(i)	as set forth in Section 7.03; and

(ii)	except as set forth in Section 7.03, nothing herein shall relieve any party from liability for fraud or for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

However, the terms of this Section 7.02, Section 7.03, 7.04 and 7.05 and Article VIII, shall survive any termination of this Agreement.

SECTION 7.03.    Fees and Expenses.

(a)	Generally. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by or on behalf of a party or its prospective financing sources in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(b)	Company Termination Fee and Parent Expenses.

(i)	In the event that this Agreement is terminated by the Company pursuant to Section 7.01(iv)(b), or by Parent pursuant to Section 7.01(v)(b) or Section 7.01(vii), then the Company shall pay $7,000,000 (such amount, the “Company Termination Fee”) to Parent or as directed by Parent, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination or, in the case of termination pursuant to Section 7.01(iv)(b), prior to such termination), payable by wire transfer of immediately available funds.

(ii)	In the event that (a) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.01(vi), (B) by Parent pursuant to Section 7.01(v)(a) or (C) by Parent or the Company

pursuant to Section 7.01(iii), then the Company shall reimburse Parent for all Expenses incurred by or on behalf of Parent or its Affiliates or their prospective financing sources as of the time of such reimbursement up to a maximum of $3,000,000 (the “Parent Expenses”), as promptly as reasonably practicable following delivery of reasonable documentation thereof (and, in any event, within two Business Days following delivery of such documentation), payable by wire transfer of immediately available funds.

(iii)	In the event that (a) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.01(vi) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee, (B) by Parent pursuant to Section 7.01(v)(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(v)(a), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee, or (C) by Parent or the Company pursuant to Section 7.01(iii) and at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee and (b) within nine (9) months after this termination, the Company enters into an agreement in respect of any Competing Transaction or a Competing Transaction is consummated, then the Company shall pay the Company Termination Fee (minus the amount, if any, previously paid pursuant to Section 7.03(b)(ii)) to Parent, by wire transfer of immediately available funds, on the date of the agreement in respect of the Competing Transaction or, if earlier, prior to consummation of the Competing Transaction, as may be applicable; provided that, for purpose of this Section 7.03(b)(iii), the term “Competing Transaction” shall have the meaning assigned to such term in Section 5.04(f), except that the references to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, the aggregate amount payable to Parent in respect of the Parent Expenses and the Company Termination Fee shall not exceed $7,000,000 in the aggregate.

(iv)	The payment of the Company Termination Fee and the Parent Expenses in accordance with this Section 7.03(b) shall constitute liquidated damages and, except as provided in Section 7.03(d), shall constitute the sole and exclusive remedy of Parent and Merger Sub for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement. Except as provided in this Section 7.03(b) or Section 7.03(d), in no event shall Parent, Merger Sub, their respective Affiliates or any party acting on behalf of Parent, Merger Sub or their respective Affiliates, (i) seek to obtain any recovery or judgment in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, in each case against any of the Company or any shareholder, partner, trustee, director, officer or agent of the Company or any of its Affiliates. The parties acknowledge that the Company Termination Fee and the Parent Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Company Termination Fee and/or the Parent Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

(c)	Parent Termination Fee and Company Expenses.

(i)

In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(iv)(a) or (ii) following satisfaction of all other conditions to Closing set forth in Sections 6.01 and 6.02 (other than conditions that, by their nature, are to be and shall be satisfied at Closing), Parent exercises, by written notice to the Company, Parent and Merger Sub’s right not to effect the Closing based on the condition set forth in Section 6.02(v) not having been satisfied (each of clauses (i) and (ii), a “Parent Payment Event”), then Parent shall reimburse the Company for all Expenses incurred by or on behalf of the Company or its Affiliates as of the time of such reimbursement up to a maximum of $3,000,000 (the “Company Expenses”), as promptly as reasonably practicable following the Parent Payment Event and delivery of reasonable documentation of such Company Expenses (and, in any event, within two Business Days following the Parent Payment Event and delivery of such documentation), payable by wire transfer of immediately available funds.

(ii)	In the event that (a) a Parent Payment Event occurs and (b) within nine (9) months after such Parent Payment Event, the Company has not either entered into an agreement in respect of a Competing Transaction or consummated a Competing Transaction, then Parent shall pay an amount (the “Parent Termination Fee”) equal to $7,000,000 minus the amount previously paid to the Company as Company Expenses pursuant to Section 7.03(c)(i); provided that, for purpose of this Section 7.03(c)(ii), the term “Competing Transaction” shall have the meaning assigned to such term in Section 5.04(f), except that the references to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, the aggregate amount payable to the Company in respect of the Company Expenses and the Parent Termination Fee shall not exceed $7,000,000 in the aggregate. Such payment shall be made as promptly as reasonably practicable (and, in any event, within two Business Days following the date such payment becomes due and payable), payable by wire transfer of immediately available funds.

(iii)	The payment of the Parent Termination Fee and the Company Expenses in accordance with this Section 7.03(c) shall constitute liquidated damages and, except as provided in Section 7.03(d), shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement. Except as provided in this Section 7.03(c) or Section 7.03(d), in no event shall the Company, its Affiliates or any party acting on behalf of the Company or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, in each case against any of Parent, Merger Sub, any of their Affiliates, or any shareholder, partner, trustee, director, officer or agent of Parent, Merger Sub or any of their Affiliates. The parties acknowledge that the Parent Termination Fee and the Company Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Parent Termination Fee and/or the Company Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

(d)	Acknowledgement. Each of the Company, Parent, and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee or Company Expenses when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

SECTION 7.04.    Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger unless the Company shall have obtained such consent of the holders of Shares as may be required by the DGCL with respect to such amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 7.05.    Waiver.

At any time prior to the Effective Time, any party hereto may:

(i)	extend the time for the performance of any obligation or other act of any other party hereto;

(ii)	waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and

(iii)	waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII    GENERAL PROVISIONS

SECTION 8.01.    Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be.

SECTION	8.02. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmissions between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party’s time zone, or by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

if to Parent or Merger Sub:

c/o Wellspring Capital Management LLC

Lever House

390 Park Avenue

New York, NY 10022-4608

Telephone No.:        (212) 318-9898

Facsimile No.:         (212) 318-9810

Attention:                 President

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone No.:        (212) 373-3000

Facsimile No.:         (212) 757-3900

Attention:                 James H. Schwab, Esq.

if to the Company:

Checkers Drive-In Restaurants, Inc.

4300 West Cypress Street

Suite 600

Tampa, FL 33607

Telephone No.:        (813) 283-7000

Facsimile No:          (813) 283-7001

Attention:                Brian Doster, Esq. and Peter O’Hara

with a copy to:

Thelen Reid & Priest LLP

875 Third Avenue

New York, NY 10022

Telephone No.:        (212) 603-6780

Facsimile No:          (212) 603-2001

Attention:                 Bruce A. Rich, Esq.

SECTION 8.03.    Certain Definitions.

(a)	For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are authorized or required by law to close in The City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended including any successor provisions and transition rules, whether or not codified.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (i) to prevent or materially impede, interfere with, hinder, or delay the consummation by the Company of the transactions contemplated by this Agreement or (ii) to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole or; provided, however, that, for purposes of this clause (ii) of this definition, any change or effect to the extent arising from any of the matters described in the following clauses (A) through (D) shall not constitute, or be considered in determining the existence of, a Company Material Adverse Effect: (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, (C) except with respect to Section 2.05 and Section 2.21, the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, franchisees, distributors, partners or employees of the Company and its Subsidiaries, to the extent such change or effect is due to the identity of Parent or its Affiliates, or (D) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (A), (B) and (D), such changes referred to therein have a disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Required Consents” means all consents, authorizations and approvals the failure to obtain in connection with the execution and delivery by the Company of this Agreement and the consummation of the Transactions by the Company, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“2005 EBITDA” means net income for fiscal year ended on or about January 3, 2006, before deducting interest expense, taxes, depreciation and amortization.

“Environmental Law” means any Law relating to: (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, treatment, disposal, release or threatened release of any hazardous substance, (C) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property, or (D) the protection of the health and safety of employees or the public.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Knowledge of the Company” and the “Company’s Knowledge” and words of similar import means the actual knowledge (after due inquiry) of any executive officer of the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to prevent or materially impede, interfere with, hinder, or delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representative” means, with respect to any Person, such the officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives of such Person and of such Person’s anticipated sources of financing.

“Subsidiary” or “Subsidiaries” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax Returns” means in respect of any Tax, any return, declaration, report, election, estimate claim for refund or information return or other statement, form or disclosure filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, assessments, fees, levies, duties, tariffs, customs, imposts and other governmental charges of any kind (together with any and all interest, penalties, assessments additions to tax and additional amounts imposed with respect thereto) imposed in connection therewith or by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, capital gains franchise, windfall or other profits, gross receipts, real or personal property, sales, goods and services use, capital stock, branch payroll, employment, social security (or similar), workers’ compensation, utility, severance, production, occupation, premium, unemployment compensation or net worth’s-taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customs duties; tariffs and similar charges, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

(b)	The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of definition
2005 Audited Financials	Section 5.12
Acquisition Proposal	Section 5.01(a)(i)
Action	Section 2.08
Adverse Recommendation Notice	Section 5.04(d)
Affiliate Transaction	Section 2.23(a)
Agreement	Preamble
Certificate of Merger	Section 1.03
Certificates	Section 1.10(b)
Change in the Company Recommendation	Section 5.04(d)
Closing	Section 1.02
Closing Date	Section 1.02
COBRA	Section 2.09(a)
Commitment Letters	Section 3.05(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 1.07(i)
Company Disclosure Schedule	ARTICLE II
Company Expenses	Section 7.03(c)(i)
Company-Operated Restaurants	Section 2.10(a)(ii)
Company Permits	Section 2.15
Company Recommendation	Section 2.04(iii)
Company SEC Reports	Section 2.06(a)(iv)
Company Software	Section 2.16(e)
Company Stock Option	Section 1.08(a)(ii)
Company Stock Option Plans	Section 1.08(a)(i)
Company Stockholder Approval	Section 2.04
Company Termination Fee	Section 7.03(b)(i)
Competing Transaction	Section 5.04(f)
Confidentiality Agreement	Section 5.03(a)
Copyrights	Section 2.16(e)
Current Plans	Section 5.05(a)
Debt Financing	Section 3.05(a)
DGCL	Recitals
Dissenting Shares	Section 1.09(a)
Effective Time	Section 1.03
Equity Financing	Section 3.05(a)
ERISA	Section 2.09(a)
Expenses	Section 7.03(a)
Franchised Property	Section 2.10(a)(i)
GAAP	Section 2.06(b)
Governmental Authority	Section 2.05(b)
Headquarters Lease	Section 2.10(a)(iii)
HIPAA	Section 2.09(b)
HSR Act	Section 2.05(b)
Indemnified Directors/Officers	Section 5.06(a)
Intellectual Property Rights	Section 2.16(e)
Law	Section 2.05(a)(ii)
Lease Documents	Section 2.10(d)
Leased Real Property	Section 2.10(d)

Defined Term	Location of definition
Material Contracts	Section 2.12(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.04(c)
Option Consideration	Section 1.08(b)
Order	Section 6.01(ii)
Other Real Property	Section 2.10(a)(iii)
Owned Real Property	Section 2.10(b)
Parent	Preamble
Parent Expenses	Section 7.03(b)(ii)
Parent Payment Event	Section 7.03(c)(i)
Patents	Section 2.16(e)
Paying Agent	Section 1.10(a)
Per Share Merger Consideration	Section 1.07(i)
Plans	Section 2.09(a)
Post-Signing Returns	Section 4.03(a)
Proxy Statement	Section 5.02(a)
Real Property	Section 2.10(c)
Sarbanes-Oxley Act	Section 2.06(c)
SEC	Section 1.10(a)
Securities Act	Section 2.05(b)
Shares	Section 1.07(i)
Special Committee	Recitals
Stockholders’ Meeting	Section 5.01(i)
Superior Proposal	Section 5.04(g)
Surviving Corporation	Section 1.01
Surviving Corporation Shares	Section 1.07(iii)
Takeover Provision	Section 5.09
Termination Date	Section 7.01(iii)
Trademarks	Section 2.16(e)
Transactions	Section 2.04(i)
UFOCs	Section 2.20(c)
WARN Act	Section 2.14(c)

SECTION 8.04.    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 8.05.    Entire Agreement; Assignment.

This Agreement, including all exhibits, annexes and schedules hereto, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.06.    Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 7.03(b)(iv) and Section 7.03(c)(iii) and, following the Effective Time, Section 5.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 8.07.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 8.08.    Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise). The parties hereto hereby:

(i)	submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and

(ii)	irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 8.09.    Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

SECTION 8.10.    Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11.    Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.12.    Company Disclosure Schedule.

The inclusion of any item in any Section of the Company Disclosure Schedule shall also apply to other sections and subsections to the extent that it is reasonably apparent on the face of such disclosure that such disclosure would also apply to or qualify such other sections and subsections; however, such inclusion:

(a)	does not represent a determination by the Company that such item is “material”;

(b)	does not represent a determination by the Company that such item did not arise in the ordinary course of business.

SECTION 8.13.    Interpretation

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are, unless otherwise indicated, references to Articles and Sections of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TAXI HOLDINGS CORP.

By:	/s/ Carl M. Stanton
Name:	Carl M. Stanton
Title:	President

TAXI ACQUISITION CORP.

By:	/s/ Carl M. Stanton
Name:	Carl M. Stanton
Title:	President

CHECKERS DRIVE-IN RESTAURANTS, INC.

By:	/s/ Peter O’Hara
Name:	Peter O’Hara
Title:	Chairman

ANNEX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

February 16, 2006

The Special Committee of the Board of Directors

Checkers Drive-In Restaurants, Inc.

4300 West Cypress Street, Suite 600

Tampa, Florida 33607

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Checkers Drive-In Restaurants, Inc. (“Checkers”), other than Management Participants (as defined below), of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Taxi Holdings Corp. (“Taxi Holdings”), an affiliate of Wellspring Capital Management LLC (“Wellspring”), Taxi Acquisition Corp., a wholly owned subsidiary of Taxi Holdings (“Merger Sub”), and Checkers. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Checkers (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of Checkers (“Checkers Common Stock”) will be converted into the right to receive $15.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft dated February 16, 2006 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Checkers and certain senior officers and other representatives of Wellspring concerning the business, operations and prospects of Checkers. We examined certain publicly available business and financial information relating to Checkers as well as certain financial forecasts and other information and data relating to Checkers which were provided to or otherwise discussed with us by the management of Checkers, including certain sensitivities to such financial forecasts and other information and data reviewed with the Special Committee of the Board of Directors of Checkers (the “Special Committee”) to take into account, among other things, Checkers’ actual financial performance for the fiscal year ended 2005 relative to budgeted estimates prepared by the management of Checkers for such fiscal year. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Checkers Common Stock; the historical and projected earnings and other operating data of Checkers; and the capitalization and financial condition of Checkers. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Checkers and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In connection with our engagement and at the direction of the Special Committee, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Checkers. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Checkers that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Checkers provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data, as sensitized, reflect reasonable estimates and judgments as to the future financial performance of Checkers. We have assumed, with your consent, that the Merger will be

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The Special Committee of the Board of Directors

Checkers Drive-In Restaurants, Inc.

February 16, 2006

consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Checkers or the Merger. Representatives of the Special Committee have advised us, and we also have assumed, with your consent, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Checkers nor have we made any physical inspection of the properties or assets of Checkers. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein). We express no view as to, and our opinion does not address, the underlying business decision of Checkers to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Checkers or the effect of any other transaction in which Checkers might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to certain affiliates of Wellspring unrelated to the proposed Merger, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Checkers for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Checkers, Wellspring and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Checkers Common Stock (other than members of the management of Checkers who have entered or may enter into arrangements with Taxi Holdings or its affiliates relating to employment or an equity ownership in Taxi Holdings or its affiliates (such members of management, together with their respective affiliates, “Management Participants,” as to whom we express no opinion).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

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ANNEX C

WELLSPRING CAPITAL PARTNERS IV, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

February 16, 2006

Checkers Drive-In Restaurants, Inc.

4300 West Cypress Street

Suite 600

Tampa, FL 33607

Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), by and among Checkers Drive-In Restaurants, Inc., a Delaware corporation (the “Company”), Taxi Holdings Corp., a Delaware corporation (“Parent”), and Taxi Acquisition Corp., a Delaware corporation. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

In the event that the Parent Termination Fee and the Company Expenses shall become due and payable under the terms of the Merger Agreement, Wellspring Capital Partners IV, L.P., a Delaware limited partnership (“Wellspring IV”), shall pay or cause Parent to pay the Parent Termination Fee and the Company Expenses in accordance with the Merger Agreement.

The payment of the Parent Termination Fee and the Company Expenses in accordance with the Merger Agreement shall constitute liquidated damages and, except as provided in Section 7.03(d) of the Merger Agreement, shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement. Except as provided in Section 7.03(c) or 7.03(d) of the Merger Agreement, in no event shall the Company, its Affiliates or any party acting on behalf of the Company or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement, in each case against any of Wellspring IV, Parent, Merger Sub, any of their Affiliates, or any shareholder, partner, trustee, director, officer or agent of Wellspring IV, Parent, Merger Sub or any of their Affiliates. The parties acknowledge that the Parent Termination Fee and the Company Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Parent Termination Fee and/or the Company Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

This letter (i) together with the Merger Agreement, supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, (ii) shall be governed by the laws of the State of New York, (iii) shall not be assigned by either party without the prior written approval of the other party, (iv) shall be binding upon the parties and their respective successors and permitted assigns, (v) except as provided herein, may not be relied upon or enforced by any other person or entity other than the parties hereto and (iv) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of the page intentionally left blank]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Wellspring the enclosed copy of this commitment letter.

WELLSPRING CAPITAL PARTNERS IV, L.P.

By:	WCM GenPar IV, L.P., its General Partner

By:	WCM GenPar IV GP, LLC, its General Partner

By:	/s/ Carl M. Stanton
Name: Carl M. Stanton
Title: Member

Agreed and acknowledged:

CHECKERS DRIVE-IN RESTAURANTS, INC.

By:	/s/ Peter O’Hara
Name: Peter O’Hara
Title: Chairman

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ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CHECKERS DRIVE-IN RESTAURANTS, INC.

Special Meeting of Stockholders

June 15, 2006

@ 9:00 A.M, EASTERN DAYLIGHT SAVINGS TIME

Marriott Renaissance Tampa Hotel – International Plaza

4200 Columbus Drive

TAMPA, FLORIDA

ADMISSION TICKET

This ticket must be present at the door for entrance to the meeting.

Agenda

1.	To adopt the Agreement and Plan of Merger, dated as of February 16, 2006, as amended, by and among Taxi Holdings Corp., Taxi Acquisition Corp. and Checkers Drive-In Restaurants, Inc., and to approve the transactions contemplated thereby.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the merger agreement and approval of the transaction.

3.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

CHECKERS DRIVE-IN RESTAURANTS, INC.

Proxy for Special Meeting of Stockholders

June 15, 2006

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Peter C. O’Hara and Keith E. Sirois, and each of them, proxies, with full power of substitution, to represent and vote all shares of the common stock, $0.001 par value per share, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Checkers Drive-In Restaurants, Inc. to be held at the Marriott Renaissance Tampa Hotel – International Plaza, located at 4200 Columbus Drive, Tampa, Florida, on June 15, 2006 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon any and all matters which may properly be brought before said special meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

CHECKERS DRIVE-IN RESTAURANTS, INC.

June 15, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
		1. Adoption of the Merger Agreement and Approval of the Transactions Contemplated Thereby	☐	☐	☐

		2. Adjournment of the Special Meeting if Necessary or Appropriate to Solicit Additional Proxies	☐	☐	☐

3. To transact such other business as may properly come before the special meeting or any adjournment thereof

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2 and in accordance with the best judgment of the proxy holders, or any of them, on any other matters which may properly come before the meeting or any adjournment thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.